As filed with the Securities and Exchange Commission on August 31, 2000
                                                    Registration No. 333-92383
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                _______________

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ______________

                          CHARLES RIVER LABORATORIES
                              INTERNATIONAL, INC.
              (Formerly Charles River Laboratories Holdings, Inc.)
            (Exact Name of Registrant as Specified in Its Charter)

            Delaware                           6770                     06-139-7316
(State or other jurisdiction of    (Primary standard industrial      (I.R.S. employer
 incorporation or organization)    classification code number)    identification number)

                             251 Ballardvale Street
                        Wilmington, Massachusetts 01887
                                 (978) 658-6000

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                 ______________

                               Thomas F. Ackerman
                             Chief Financial Officer
                           Charles River Laboratories
                               International, Inc.
                             251 Ballardvale Street
                         Wilmington, Massachusetts 01887
                            (978) 658-6000, Ext. 1225
                                 ______________

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ______________

                                   Copies to:
                            Richard D. Truesdell, Jr.
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: from time to time after the effective date

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                 ______________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

================================================================================

Prospectus
                   , 2000


                 Charles River Laboratories International, Inc.
                                  Common Stock
                       Warrants To Purchase Common Stock
--------------------------------------------------------------------------------

     This prospectus relates to the resale of 150,000 warrants and shares of our common stock acquired on exercise of the warrants by holders named on page 53 of this prospectus or in an accompanying supplement to this prospectus. The named holders may offer and sell all of the common stock and warrants being registered from time to time. This prospectus also relates to the issuance and sale by us of 1,140,000 shares of our common stock upon the exercise of the warrants.

     Each warrant entitles the holder to purchase 7.60 shares of our common stock at an exercise price of $5.19 per share, subject to adjustment in some circumstances. Upon exercise, the holders of warrants will be entitled, in the aggregate, to purchase 1,140,000 shares of common stock, representing approximately 2.8% of the outstanding shares of our common stock on a fully diluted basis as of July 15, 2000. The warrants will be exercisable at any time on or after October 21, 2001. Unless exercised, the warrants will automatically expire at 5:00 p.m., New York City time, on October 1, 2009.

     Our common stock is listed on the New York Stock Exchange under the symbol "CRL."

     We will not receive any proceeds from the sale of the common stock or warrants by the holders, other than payment of the exercise price of the warrants.

    This investment involves risks. See "Risk Factors" beginning on page 10.

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Prospectus Summary......................................................   4
Risk Factors............................................................  10
Forward-Looking Statements..............................................  16
Use of Proceeds.........................................................  17
Dividend Policy.........................................................  17
Capitalization..........................................................  18
Selected Consolidated Financial Data....................................  19
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations.........................................................  21
Business................................................................  33
Management..............................................................  43
Security Ownership of Certain Beneficial
     Owners and Management..............................................  49
Relationships and Transactions with Related
     Parties............................................................  51
Holders of the Warrants.................................................  53
Description of the Warrants.............................................  57
Description of Capital Stock............................................  60
Certain United States Federal Tax Consequences..........................  63
Plan of Distribution....................................................  67
Legal Matters...........................................................  67
Experts.................................................................  67
Where You Can Find More Information.....................................  68
Index to Unaudited Pro Forma Condensed
     Consolidated Financial Data........................................ P-1
Index To Consolidated Financial Statements.............................. F-1



                                ______________


Charles River is a registered trademark of Charles River Laboratories, Inc. This prospectus also includes trademarks and tradenames of other parties.

                               PROSPECTUS SUMMARY

     This summary highlights important information regarding our business, warrants to purchase common stock and our common stock. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and related notes, before deciding to invest in our warrants or common stock.


                           CHARLES RIVER LABORATORIES

     Charles River Laboratories International, Inc. is a holding company and does not have any material operations or assets other than its ownership of all of the capital stock of Charles River Laboratories, Inc.

Overview

     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years. Since 1992, we have built upon our research model technologies to develop a broad and growing portfolio of biomedical products and services. Our wide array of services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base, spanning over 50 countries, includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. We currently operate 53 facilities in 15 countries worldwide. Our differentiated products and services, supported by our global infrastructure and scientific expertise, enable our customers to meet many of the challenges of early-stage life sciences research, a large and growing market. In 1999, our pro forma net sales were $272.6 million, and our pro forma operating income was $49.5 million. For the six months ended June 24, 2000, our pro forma net sales were $150.8 million, and our pro forma operating income was $35.4 million.

     Research Models. We are the global leader in the production and sale of research models, principally genetically and virally defined purpose-bred rats and mice. These products represented 65% of our 1999 pro forma net sales and 63% of our pro forma net sales for the six months ended June 24, 2000. We offer over 130 research models, one of the largest selections of small animal models of any provider worldwide. Our higher growth models include genetically defined models and models with compromised immune systems, which are increasingly in demand as early-stage research tools. The FDA and foreign regulatory bodies typically require the safety and efficacy of new drug candidates and many medical devices to be tested on research models like ours prior to testing in humans. As a result, our research models are an essential part of the drug discovery and development process.

     Biomedical Products and Services. We have focused significant resources on developing a diverse portfolio of biomedical products and services directed at high-growth areas of drug discovery and development. Our biomedical products and services business represented 35% of our 1999 pro forma net sales and 37% of our pro forma net sales for the six months ended June 24, 2000, and has experienced strong growth as demonstrated by the 26% compound annual growth rate in our net sales over the past five fiscal years. We expect the drug discovery and development markets that we serve will continue to experience strong growth, particularly as new drug development based on advances in genetics continues to evolve. There are four areas within this segment of our business:

          Discovery Services. Our discovery services are designed to assist our customers in screening drug candidates faster by providing genetically defined research models for in-house research and by implementing efficacy screening protocols to improve the customer's drug evaluation process. The market for discovery services is growing rapidly as pharmaceutical and biotechnology research and development increasingly focuses on selecting lead drug candidates from the enormous number of new compounds being generated.

          Development Services. We currently offer FDA-compliant development services in three main areas: drug safety assessment, biotech safety testing and medical device testing. Biotech safety testing services include a broad range of services specifically focused on supporting biotech or protein-based drug development, including such areas as protein characterization, cell banking, methods development and release testing. Our rapidly growing development services offerings enable our customers to outsource their high-end, non-core drug development activities.

          In Vitro Detection Systems. We have diversified our product offerings to include non-animal, or in vitro, methods for testing the safety of drugs and devices. We are strategically committed to being the leader in providing our customers with in vitro alternatives as these methods become scientifically validated and commercially feasible.

          Vaccine Support Products. We produce pathogen-free fertilized chicken eggs, a critical element of poultry vaccine production. We believe there is significant potential for growth in this area in support of novel human vaccines, such as a nasal spray flu vaccine currently in development.

Competitive Strengths

     Our leading research models business has provided us with steadily growing revenues and strong cash flow, while our biomedical products and services business provides significant opportunities for profitable growth. Our products and services are critical to both traditional pharmaceutical research and the rapidly growing fields of genomic, recombinant protein and humanized antibody research. We believe we are well positioned to compete effectively in all of these sectors as a result of a diverse set of competitive strengths, which include:

     o    Critical products and services;

     o    Long-standing reputation for scientific excellence;

     o    Extensive global infrastructure and customer relationships;

     o    Biosecurity technology expertise;

     o    Platform acquisition and internal development capabilities; and

     o    Experienced and incentivized management team.

Our Strategy

     Our business strategy is to build upon our core research models business and to actively invest in higher growth opportunities where our proven capabilities and strong relationships allow us to achieve and maintain a leadership position. Our growth strategies include:

     o    Broaden the scope of our discovery and development services;

     o    Acquire new technologies in research models;

     o    Expand our preclinical outsourcing services;

     o    Expand our non-animal technologies; and

     o    Pursue strategic acquisitions and alliances.

                              THE RECAPITALIZATION

     On September 29, 1999, CRL Acquisition LLC, a limited liability company owned by affiliates of DLJ Merchant Banking Partners, II, L.P., our management and other investors, together with our former parent company, Bausch & Lomb Incorporated, completed a recapitalization transaction.

                          THE INITIAL PUBLIC OFFERING

          We consummated an initial public offering of 14,000,000 shares of our common stock on June 28, 2000 at a price of $16.00 a share. We issued an additional 2,100,000 shares of our common stock on July 6, 2000 upon the exercise of an over-allotment option by the underwriters. Our common stock is listed on the New York Stock Exchange under the symbol "CRL."

                                _______________

     We are organized as a Delaware corporation. Our headquarters are located at 251 Ballardvale Street, Wilmington, Massachusetts 01887. Our telephone number is (978) 658-6000. Our website address is www.criver.com. The information on our website is not incorporated as a part of this prospectus.

                      SUMMARY DESCRIPTION OF THE WARRANTS

     We initially issued the warrants as part of units in a transaction exempt from the registration requirements of the Securities Act of 1933. Each unit consisted of $1,000 principal amount of 13-1/2% senior subordinated notes due 2009, or notes, and one warrant initially to purchase 3.942 shares of common stock, par value $.01 per share, at an exercise price of $10.00 per share. The warrants became transferable and exchangeable separately from the notes on February 8, 2000. On June 21, 2000, each then outstanding share of our common stock was exchanged for 1.927 new shares of our common stock. After adjustment for this exchange, each warrant entitles the holder to purchase 7.60 shares of our common stock at an exercise price of $5.19 per share.

Warrants.............................   150,000 warrants which will entitle the
                                        holders to purchase an aggregate of
                                        1,140,000 shares of our common stock,
                                        representing approximately 2.8% of our
                                        common stock on a fully diluted basis
                                        as of July 15, 2000. The warrants are
                                        subject to the terms and conditions set
                                        forth in the warrant agreement dated as
                                        of September 29, 1999.

Exercise.............................   Each warrant will entitle the holder,
                                        subject to some conditions, to purchase
                                        7.60 shares of our common stock at an
                                        exercise price of $5.19 per share,
                                        subject to adjustment under some
                                        circumstances.  The warrants will be
                                        exercisable at any time on or after
                                        October 1, 2001, and prior to the
                                        expiration of the warrants.

                                        The exercise price and number of shares
                                        of our common stock issuable upon
                                        exercise of the warrants will be subject to adjustment from time to time upon the occurrence of particular changes with respect to our common stock, including:

                                        o    particular distributions of shares
                                             of common stock;

                                        o    issuances of options or convertible
                                             securities;

                                        o    dividends and distributions; and

                                        o    particular changes in our options
                                             and convertible securities.

                                        A warrant does not entitle its holder to receive any dividends paid on shares of our common stock.

Expiration...........................   October 1, 2009.

     You should refer to the section entitled "Risk Factors" for an explanation of risks of investing in our warrants and common stock.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The table below presents our summary historical and unaudited pro forma as adjusted consolidated financial and other data. We derived the summary consolidated financial data for the fiscal years ended December 27, 1997, December 26, 1998 and December 25, 1999 from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the summary consolidated financial data for the six months ended June 26, 1999 and June 24, 2000 from our unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus. In the opinion of management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for this period. The summary unaudited pro forma as adjusted consolidated financial data of Charles River Laboratories International, Inc. is based upon the consolidated financial statements for the year ended December 25, 1999, and as of and for the six months ended June 24, 2000, adjusted as appropriate, to give effect to the recapitalization, the acquisition of SBI Holdings Inc. which we call "Sierra," the acquisition of an additional 16% of the equity of Charles River Japan Inc., the sale of a product line within our research model business segment, and the sale of 16,100,000 shares in our initial public offering at the price to the public of $16.00 per share, the net proceeds of which have been used to repay outstanding debt. The summary unaudited pro forma as adjusted consolidated financial data may not be indicative of what our results would have been if the transactions presented on a pro forma basis were completed as of December 27, 1998 and December 26, 1999 for annual and quarterly income statement data, respectively, and as of June 24, 2000 for balance sheet data. In addition, they are not projections of our consolidated future results of operations or financial position. You should read the information contained in this table in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Data" and our consolidated financial statements and the related notes contained elsewhere in this prospectus.

                                                                                         Pro Forma
                                                                                        As Adjusted
                                                Fiscal Year Ended (1)                   Fiscal Year
                                  ------------------------------------------------       Ended (1)
                                  December 27,      December 26,      December 25,      December 25,
                                      1997              1998              1999              1999
                                  ------------      ------------      ------------      ------------
                                             (dollars in thousands except for share data)
Income Statement Data:
Net sales.....................       $170,713          $193,301          $219,276          $272,557
Cost of products sold and
 services provided............        111,460           122,547           134,592           166,865
Selling, general and
 administrative expenses......         30,451            34,142            39,765            52,328
Amortization of goodwill
 and intangibles..............            834             1,287             1,956             3,848
Restructuring charges.........          5,892                --                --                --
                                  ------------      ------------      ------------      ------------
Operating income..............        $22,076           $35,325           $42,963           $49,516
                                  ------------      ------------      ------------      ------------
Interest expense .............           $501              $421           $12,789           $22,550
                                  ============      ============      ============      ============
Net income....................        $15,340           $23,378           $17,124           $11,807
                                  ============      ============      ============      ============
Earnings per common share
 Basic(2).....................          $0.77             $1.18             $0.86             $0.33
 Diluted......................           0.77              1.18              0.86              0.31
Weighted average number of
 common shares
 outstanding
 Basic........................     19,820,369        19,820,369        19,820,369        35,920,369
 Diluted......................     19,820,369        19,820,369        19,820,369        38,571,011

Other Data:
EBITDA, as defined(3).........        $31,779           $46,220           $55,281           $66,590
EBITDA margin.................           18.6%             23.9%             25.2%             24.4%
Depreciation and amortization.         $9,703           $10,895           $12,318           $17,074
Cash flows from operating
 activities(4)................        $24,324           $37,380           $37,568               $--
Cash flows (used in)
 investing activities(4)......       $(12,946)         $(23,030)         $(34,168)              $--
Cash flows (used in)
 provided by financing
 activities(4)................       $(12,939)          $(8,018)         $(11,504)              $--

                                          Six Months Ended                 Pro Forma
                                  --------------------------------      As Adjusted Six
                                                                         Months Ended
                                  June 26, 1999      June 24, 2000      June 24, 2000
                                  -------------      -------------     ----------------
                                      (dollars in thousands except for share data)
Income Statement Data:
Net sales.....................        $108,166           $143,399             $150,801
Cost of products sold and
 services provided............          64,322             83,912               88,032
Selling, general and
 administrative expenses......          19,911             24,240               25,453
Amortization of goodwill
 and intangibles..............             764              1,802                1,876
Restructuring charges.........              --                 --                   --
                                  -------------      -------------     ----------------
Operating income..............         $23,169            $33,445              $35,440
                                  -------------      -------------     ----------------
Interest expense .............            $171            $25,821              $11,816
                                  =============      =============     ================
Net income....................         $14,308             $8,610              $17,986
                                  =============      =============     ================
Earnings per common share
 Basic(2).....................           $0.72              $0.43                $0.50
 Diluted......................            0.72               0.37                 0.45
Weighted average number of
 common shares
 outstanding
 Basic........................      19,820,369         19,820,369           35,920,369
 Diluted......................      19,820,369         23,571,555           39,671,555

Other Data:
EBITDA, as defined(3).........         $28,985            $41,457              $43,954
EBITDA margin.................            26.8%              28.9%                29.1%
Depreciation and amortization.          $5,816             $8,012               $8,514
Cash flows from operating
 activities(4)................          $8,697             $7,042                  $--
Cash flows (used in)
 investing activities(4)......         $(4,888)           $(5,118)                 $--
Cash flows (used in)
 provided by financing
 activities(4)................         $(6,306)            $2,184                  $--


                                           As of June 24, 2000
                                       ----------------------------
                                                         Pro Forma
                                       Historical       As Adjusted
                                       ----------       -----------
                                          (dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents........        $18,993           $18,993
Working capital..................         41,260            46,275
Total assets.....................        398,900           409,377
Total debt.......................        400,016           203,641
Total shareholders' equity.......       (108,663)          111,402

-------------------
(1) Our fiscal year consists of twelve months ending on the last Saturday on or prior to December 31.

(2) As more fully described in Note 4 to the consolidated financial statements, historical earnings per share have been computed assuming that the shares outstanding after the recapitalization had been outstanding for all periods prior to the recapitalization.

(3) EBITDA, as defined, represents operating income plus depreciation and amortization. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance.

     EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures of other companies.

(4) Cash flow information is not presented with respect to the unaudited pro forma data because a statement of cash flows is not required by Article 11 of SEC Regulation S-X.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. Any of these risks could have a material and negative effect on our business, financial condition or results of operations. The value of the warrants and trading price of our common stock issuable upon exercise of the warrants could decline due to any of these risks, and you may lose all or part of your investment.


                   Risks Related to Our Business and Industry

Contaminations in our animal populations can damage our inventory, harm our reputation for contaminant-free production and result in decreased sales.

     Our research models and fertile chicken eggs must be free of contaminants, such as viruses and bacteria. Presence of contaminants can distort or compromise the quality of research results. Contaminations in our isolated breeding rooms or poultry houses could disrupt our contaminant-free research model and fertile egg production, harm our reputation for contaminant-free production and result in decreased sales.

     Contaminations typically require cleaning up the contaminated room or poultry house. This clean-up results in inventory loss, clean-up and start-up costs, and reduced sales as a result of lost customer orders and credits for prior shipments. These contaminations are unanticipated and difficult to predict. We experienced several material contaminations in our animal populations in 1996 and a few significant contaminations in 1997 that adversely impacted our 1996 and 1997 financial results. Since then, we made over $6.0 million in capital expenditures designed to strengthen our biosecurity and significantly changed our operating procedures. We have not experienced any significant contaminations since 1997.

Many of our customers are pharmaceutical and biotechnology companies, and we are subject to risks, uncertainties and trends that affect companies in those industries.

     Sales of our products and services are highly dependent on research and development expenditures by pharmaceutical and biotechnology companies. We are therefore subject to risks, uncertainties and trends that affect companies in those industries, including government regulation, pricing pressure, technological change and shifts in the focus and scope of research and development expenditures. For example, over the past several years, the pharmaceutical industry has undergone significant mergers and combinations, and many industry experts expect this trend to continue. After recent mergers and combinations, some customers combined or otherwise reduced their research and development operations, resulting in fewer animal research activities. We experienced both temporary disruptions and permanent reductions in sales of our research models to some of these customers. Future mergers and combinations in the pharmaceutical or biotechnology industries, or other industry-wide trends, could adversely affect demand for or pricing of our products.

New technologies may be developed, validated and increasingly used in biomedical research that could reduce demand for some of our products and services.

     For many years, groups within the scientific and research community have attempted to develop models, methods and systems that would replace or supplement the use of living animals as test subjects in biomedical research. Companies have developed several techniques that have scientific merit, especially in the area of cosmetics and household product testing, markets in which we are not active. Only a few alternative test methods in the discovery and development of effective and safe treatments for human and animal disease conditions have been validated and successfully deployed. The principal validated non-animal test system is the LAL, or endotoxin detection system, a technology which we acquired and have aggressively marketed as an alternative to testing in animals. It is our strategy to participate in some fashion with any non-animal test method as it becomes validated as a research model alternative or adjunct in our markets. However, these methods may not be available to us or we may not be successful in commercializing these methods. Even if we are successful, sales or profits from these methods may not offset reduced sales or profits from research models.

     Alternative research methods could decrease the need for research models, and we may not be able to develop new products effectively or in a timely manner to replace any lost sales. In addition, one of the anticipated outcomes of genomics research is to permit the elimination of more compounds prior to preclinical testing. While this outcome may not occur for several years, if at all, it may reduce the demand for some of our products and services.

The outsourcing trend in the preclinical and nonclinical stages of drug discovery and development, meaning contracting out to others functions that were previously performed internally, may decrease, which could slow our growth.

     Some areas of our biomedical products and services business have grown significantly as a result of the increase over the past several years in pharmaceutical and biotechnology companies outsourcing their preclinical and nonclinical research support activities. While industry analysts expect the outsourcing trend to continue for the next several years, a substantial decrease in preclinical and nonclinical outsourcing activity could result in a diminished growth rate in the sales of one or more of our expected higher growth areas.

We must comply with FDA regulation of our endotoxin detection systems operations.

     The United States Food and Drug Administration, or FDA, regulates our endotoxin detection systems operations as a medical device manufacturer. Last year, the FDA issued a "warning letter" to us and other LAL manufacturers, citing quality control and other problems in the manufacturing facilities. The FDA has allowed our facility, located in Charleston, South Carolina, to continue to manufacture and sell the LAL product line, subject to our agreement to make prescribed changes to our production and quality control systems. We believe that we have taken all steps necessary to meet the FDA's requirements, but if the FDA disagrees, it could take further enforcement action, including potentially requiring us to recall our products or temporarily revoking our manufacturing license. Any further enforcement action could impose additional costs and affect our ability to provide our endotoxin detection systems.

Our business may be affected by changes in the Animal Welfare Act and related regulations which may require us to alter our operations.

     The United States Department of Agriculture, or USDA, is presently considering changing the regulations issued under the Animal Welfare Act to include rats, mice and birds, including chickens. The Animal Welfare Act imposes a wide variety of specific regulations on producers and users of regulated species including cage size, shipping conditions and environmental enrichment methods. If the USDA decides to include rats, mice and birds, including chickens, in its regulations, we could be required to alter our production operations. This may include adding production capacity, new equipment and additional employees. We believe that application of the Animal Welfare Act to rats, mice and chickens used in our research model and vaccine support products operations in the United States will not result in loss of net sales, margin or market share, since all U.S. producers and users will be subject to the same regulations. While we do not anticipate the addition of rats, mice and chickens to the Animal Welfare Act to require significant expenditures, changes to the regulations may be more stringent than we expect and require more significant expenditures. Additionally, if we fail to comply with state regulations, including general anti-cruelty legislation, foreign laws and other anti-cruelty laws, we could face significant civil and criminal penalties.

If we are not successful in selecting and integrating the businesses and technologies we acquire, our business may suffer.

     We plan to continue to grow our business through acquisitions of businesses and technologies and through alliances. However, businesses and technologies may not be available on terms and conditions we find acceptable. Even if completed, acquisitions and alliances involve numerous risks which may include:

     o difficulties and expenses incurred in assimilating operations, services, products or technologies;

     o difficulties in developing and operating new businesses including diversion of management's attention from other business concerns;

     o the potential loss of key employees of an acquired business and difficulties in attracting new employees to grow businesses;

     o difficulties in assimilating differences in foreign business practices and overcoming language barriers;

     o difficulties in obtaining intellectual property protections and skills that we and our employees currently do not have; and

     o    difficulties in achieving business and financial success.

     In the event that the success of an acquired business or technology or an alliance does not meet expectations, we may be required to restructure. We may not be able to successfully integrate acquisitions into our existing business or successfully exploit new business or technologies.

Factors such as exchange rate fluctuations and increased international and U.S. regulatory requirements may increase our costs of doing business in foreign countries.

     A significant part of our net sales is derived from operations outside the United States. Our operations and financial results could be significantly affected by factors such as changes in foreign currency rates, uncertainties related to regional economic circumstances and the costs of complying with a wide variety of international and U.S. regulatory requirements.

     Because the sales and expenses of our foreign operations are generally denominated in local currencies, we are subject to exchange rate fluctuations between local currencies and the U.S. dollar in the reported results of our foreign operations. These fluctuations may decrease our earnings. We currently do not hedge against the risk of exchange rate fluctuations.

We face significant competition in our business, and if we are unable to respond to competition in our business, our revenues may decrease.

     We face significant competition from different competitors in each of our business areas. Some of our competitors in biotech safety testing and medical device testing are larger than we are and may have greater capital, technical or other resources than we do. We generally compete on the basis of quality, reputation, and availability of service. Expansion by our competitors into other areas in which we operate, new entrants into our markets or changes in our competitors' strategy could adversely affect our competitive position. Any erosion of our competitive position may decrease our revenues or limit our growth.

Negative attention from special interest groups may impair our business.

     Our core research model activities with rats, mice and other rodents have not historically been the subject of animal rights media attention. However, the large animal component of our business has been the subject of adverse attention and on-site protests. We recently closed our small import facility in England due in part to protests by animal right activists, which included threats against our facilities and employees. Future negative attention or threats against our facilities or employees could impair our business.

One of our large animal operations is dependent on a single source of supply, which if interrupted could adversely affect our business.

     We depend on a single, international source of supply for one of our large animal operations. Disruptions to their continued supply may arise from export or import restrictions or embargoes, foreign government or economic instability, or severe weather conditions. Any disruption of supply could harm our business if we cannot remove the disruption or are unable to secure an alternative or secondary source on comparable commercial terms.

Tax benefits we expect to be available in the future may be subject to challenge.

     In connection with the recapitalization, our shareholders, CRL Acquisition LLC and Bausch & Lomb Incorporated, or B&L, made a joint election intended to permit us to increase the depreciable and amortizable tax basis in our assets for Federal income tax purposes, thereby providing us with expected future tax benefits. In connection with our initial public offering, CRL Acquisition LLC reorganized, terminated its existence as a corporation for tax purposes and distributed a substantial portion of our stock to its members. It is possible that the Internal Revenue Service may contend that this reorganization and liquidating distribution should be integrated with our original recapitalization. We believe that the reorganization and liquidating distribution should not have any impact upon the election for federal income tax purposes. However, the Internal Revenue Service may reach a different conclusion. If the Internal Revenue Service were successful, the expected future tax benefits would not be available, and we would be required to write off the related deferred tax asset reflected in our balance sheet by recording a non-recurring tax expense in our results of operations in an amount equal to such deferred tax asset. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our supply of animal feed may be interrupted by the bankruptcy of our domestic commercial supplier Purina Mills, Inc.

     Purina Mills, Inc., our commercial supplier of animal feed for our United States research model business, has filed for reorganization under the U.S. Bankruptcy Code. We do not expect this to interrupt our supply of animal feed. If we need to secure an alternative or secondary source, our costs of animal feed may increase.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our business.

     Our success depends to a significant extent on the continued services of our senior management and other members of management. James C. Foster, our Chief Executive Officer since 1992, has held various positions with Charles River for 24 years and recently became our Chairman. We have no employment agreement with Mr. Foster, nor with any other executive officer. If Mr. Foster or other members of management do not continue in their present positions, our business may suffer.

     Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnological fields. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner could harm our business.

DLJ Merchant Banking Partners, II, L.P. and its affiliates have substantial control over our company and may have different interests than those of other holders of our securities.

     As of July 15, 2000, DLJ Merchant Banking Partners II, L.P. and affiliated funds, which we refer to as the DLJMB Funds, beneficially own 45.3% of our outstanding common stock. As a result of their stock ownership and contractual rights they received in the recapitalization, these entities have substantial control over our business, policies and affairs, including the power to:

     o    elect a majority of our directors;

     o    appoint new management;

     o    prevent or cause a change of control; and

     o substantially control any action requiring the approval of the holders of common stock, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets.

     The directors elected by the DLJMB Funds have the ability to control decisions affecting the business and management of our company including our capital structure. This includes the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. The DLJMB Funds and the directors they appoint may have different interests than those of other holders of our securities.

Our historical financial information may not be representative of our results as a separate company.

     The historical financial information in this prospectus for the periods prior to the recapitalization may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented or in the future. We made some adjustments and allocations to the historical financial statements in this prospectus because B&L did not account for us as a single stand-alone business for all periods presented. Our adjustments and allocations made in preparing our historical consolidated financial statements may not appropriately reflect our operations during the periods presented as if we had operated as a stand-alone company.

Healthcare reform could reduce or eliminate our business opportunities.

     The United States and many foreign governments have reviewed or undertaken healthcare reform, most notably price controls on new drugs, which may adversely affect research and development expenditures by pharmaceutical and biotechnology companies, resulting in a decrease of the business opportunities available to us. We cannot predict the impact that any pending or future healthcare reform proposals may have on our business.


                Risks Relating to the Warrants and Common Stock

There is no active trading market for the warrants

     There is no active trading market for the warrants which may make it difficult for you to sell your warrants, or sell your warrants at a price that you believe reflects the financial performance of our company.

Our stock price may be volatile and could decline substantially.

     The stock market has, from time to time, experienced extreme price and volume fluctuations. The market price for our common stock and value of the warrants may be adversely affected due to many factors, including:

     o our operating results failing to meet the expectations of securities analysts or investors in any quarter;

     o    downward revisions in securities analysts' estimates;

     o    material announcements by us or our competitors;

     o    governmental regulatory action;

     o    technological innovations by competitors or competing technologies;

     o investor perceptions of our industry or prospects or those of our customers; and

     o    changes in general market conditions or economic trends.

     In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we become involved in a securities class action litigation in the future, it could result in substantial costs and diversion of management attention and resources, harming our business.

Shares eligible for public sale could adversely affect our stock price and the value of the warrants.

     The market price of our common stock and the value of the warrants could decline as a result of sales by our existing stockholders or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and price that we deem appropriate. In addition, some existing stockholders have the ability to require us to register their shares.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from those discussed as a result of various factors, including contaminations at our facilities, changes in the pharmaceutical or biotechnology industries, competition and changes in government regulations or general economic or market conditions. These factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. Before you invest in the warrants or common stock, you should be aware that the occurrence of the events described in the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections and elsewhere in this prospectus could harm our business, operating results and financial condition. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.


                            Industry and Market Data

     In this prospectus, we rely on and refer to information and statistics regarding the research model and biomedical products and services industries, and our market share in the sectors in which we compete. We obtained this information and statistics from various third party sources, discussions with our customers and/or our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them.

                                USE OF PROCEEDS

     All of the warrants offered hereby are being sold by the holders listed on page 53 of this prospectus. We will not receive any proceeds from the sale of our warrants or common stock issued upon the exercise of the warrants, other than the payment of the exercise price of the warrants.


                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on shares of our common stock in the past two years except to our former parent company and we do not intend to pay cash dividends in the foreseeable future. We currently intend to retain any earnings to finance future operations and expansion and to reduce indebtedness. We are a holding company and are dependent on distributions from our subsidiaries to meet our cash requirements. The terms of the indenture governing our senior subordinated notes and our credit facility restrict the ability of our subsidiaries to make distributions to us and, consequently, restrict our ability to pay dividends on our common stock. In addition, holders of the warrants will not have the right to receive any dividends so long as their warrants are unexercised.

                                 CAPITALIZATION


     The following table presents our consolidated capitalization as of June 24, 2000 (i) on a historical basis and (ii) as adjusted to give pro forma effect to the transactions described in the notes to the unaudited pro forma as adjusted condensed consolidated balance sheet and our initial public offering. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Data" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.


                                                                            As of June 24,  2000
                                                                       ------------------------------
                                                                                           Pro Forma
                                                                       Historical         As Adjusted
                                                                       ----------         -----------
                                                                           (dollars in thousands)
Debt:
Credit facility:
 Revolving credit facility(1)....................................          $5,000            $     --
 Term loans(2)...................................................         159,400             101,477
Senior subordinated notes(3).....................................         148,032              96,220
Senior discount debentures(4)....................................          34,332                  --
Subordinated discount note(5)....................................          47,308                  --
Capital lease obligations and other long-term debt...............           5,944               5,944
                                                                       ----------         -----------
Total debt.......................................................         400,016             203,641
                                                                       ==========         ===========
Redeemable Common Stock(6).......................................          13,198                  --
Shareholders' equity:
Common stock.....................................................             198                 359
Additional paid-in capital.......................................         206,940             451,508
Accumulated deficit..............................................        (307,351)           (327,942)
Loan to officers.................................................            (920)               (920)
Accumulated other comprehensive loss.............................          (9,009)            (11,603)
                                                                       ----------         -----------
Total shareholders' equity.......................................        (110,142)            111,402
                                                                       ----------         -----------
Total capitalization.............................................        $303,072            $315,043
                                                                       ==========         ===========

-------------------
(1) At June 24, 2000, we had $25.0 million available under our revolving credit facility, subject to customary borrowing conditions.

(2) Includes a senior secured term loan A of $40.0 million and a senior secured term loan B of $119.4 million.

(3) Represents proceeds of $150.0 million related to the units which were allocated between the senior subordinated notes ($147.9 million) and warrants ($2.1 million), plus amortization of the discount on the senior subordinated notes.

(4) Represents proceeds of $37.6 million which were allocated between the senior discount debentures ($29.1 million) and warrants ($8.5 million), plus accretion of interest and amortization of the discount on the debentures.

(5) Represents subordinated discount note of $43.0 million plus accretion of interest.

(6) Upon completion of our initial public offering contemplated in the pro forma as adjusted column, the put option related to these shares of common stock terminated and, accordingly, the equity was deemed to be permanent.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents our selected consolidated financial data and other data as of and for the fiscal years ended December 30, 1995, December 28, 1996, December 27, 1997, December 26, 1998 and December 25, 1999 and as of and for the six months ended June 26, 1999 and June 24, 2000. We derived the selected consolidated income statement data for the three fiscal years ended December 25, 1999 and the consolidated balance sheet data as of December 26, 1998 and December 25, 1999 from our audited consolidated financial statements and the notes to those statements contained elsewhere in this prospectus. We derived the selected consolidated financial data as of and for the fiscal year ended December 28, 1996 from our audited consolidated financial statements and the notes to those statements, which are not contained in this prospectus. We derived the selected consolidated financial data as of and for the fiscal year ended December 30, 1995 from our unaudited consolidated financial statements and the notes to those statements which are also not contained in this prospectus. We derived the selected consolidated data as of and for the six months ended June 26, 1999 and June 24, 2000 from our unaudited condensed consolidated financial statements and the notes thereto which are contained elsewhere in this prospectus. In the opinion of management, our unaudited consolidated financial statements and our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. You should read the information contained in this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes contained elsewhere in this prospectus.


                                                              Fiscal Year(1)                                Six Months Ended
                                         --------------------------------------------------------    ------------------------------
                                           1995        1996        1997        1998        1999      June 26, 1999    June 24, 2000
                                         --------    --------    --------    --------    --------    -------------    -------------
                                                                           (dollars in thousands)
Income Statement Data:
Total net sales.......................   $141,041    $155,604    $170,713    $193,301    $219,276         $108,166         $143,399
Cost of products sold and services
   provided...........................     86,404      97,777     111,460     122,547     134,592           64,322           83,912
Selling, general and administrative
   expenses...........................     27,976      28,327      30,451      34,142      39,765           19,911           24,240
Amortization of goodwill and
   intangibles........................        558         610         834       1,287       1,956              764            1,802
Restructuring charges.................         --       4,748       5,892          --          --              --                --
                                         --------    --------    --------    --------    --------    -------------    -------------
Operating income......................     26,103      24,142      22,076      35,325      42,963           23,169           33,445
Interest income.......................        634         654         865         986         536              359              291
Other income..........................         --          --          --          --          89               --              390
Interest expense......................       (768)       (491)       (501)       (421)    (12,789)            (171)         (25,821)
Gain/(loss) from foreign currency,
   net................................        (68)         84        (221)        (58)       (136)            (153)            (160)
                                         --------    --------    --------    --------    --------    -------------    -------------
Income before income taxes,
   minority interests and earnings
   from equity investments............     25,901      24,389      22,219      35,832      30,663           23,204            8,145
Provision for income taxes............     10,759      10,889       8,499      14,123      15,561           10,011             (396)
                                         --------    --------    --------    --------    --------    -------------    -------------
Income before minority interests
   and earnings from equity
   investments........................     15,142      13,500      13,720      21,709      15,102           13,193            8,541
Minority interests....................        (13)         (5)        (10)        (10)        (22)              (2)            (679)
Earnings from equity investments......      1,885       1,750       1,630       1,679       2,044            1,117              748
                                         --------    --------    --------    --------    --------    -------------    -------------
Net income............................     17,014      15,245      15,340      23,378      17,124           14,308            8,610
                                         ========    ========    ========    ========    ========    =============    =============
Other Data:
Depreciation and amortization.........      9,717       9,528       9,703      10,895      12,318            5,816            8,012
Capital expenditures..................     10,239      11,572      11,872      11,909      12,951            4,637            6,107

                                      19




                                                              Fiscal Year(1)                                Six Months Ended
                                         --------------------------------------------------------    ------------------------------
                                           1995        1996        1997        1998        1999      June 26, 1999    June 24, 2000
                                         --------    --------    --------    --------    --------    -------------    -------------
                                                                           (dollars in thousands)
Balance Sheet Data (at end of
   period):
Cash and cash equivalents.............    $15,336     $19,657     $17,915     $24,811     $15,010          $21,569          $18,993
Working capital.......................     39,100      48,985      46,153      42,574      27,574           49,196           41,260
Total assets..........................    184,271     196,981     196,211     234,254     363,056          227,038          398,900
Total debt............................      4,626       1,645       1,363       1,582     386,044            1,278          400,016
Total shareholders' equity/(deficit)..    142,212     153,818     149,364     168,259    (110,142)         169,153         (108,663)

-------------------
(1) Our fiscal year consists of twelve months ending on the last Saturday on or prior to December 31.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and our unaudited pro forma condensed consolidated financial data, including the related notes, contained elsewhere in this prospectus.

                           CHARLES RIVER LABORATORIES

     Charles River Laboratories International, Inc. is a holding company and does not have any material operations or assets other than its ownership of all of the capital stock of Charles River Laboratories, Inc.

Overview

     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years.

     We operate in two segments for financial reporting purposes: research models and biomedical products and services. In addition, since services represent over 10% of our net sales, our consolidated financial statements also provide a breakdown of net sales between net sales related to products, which include both research models and biomedical products, and net sales related to services, which reflect biomedical services, and a breakdown of costs between costs of products sold and costs of services provided. The following tables show the net sales and the percentage contribution of our segments, research models and biomedical products and services, for the past three years. It also shows costs of products sold and services provided, selling, general and administrative expenses and operating income for both research models and biomedical products and services by segment and as percentages of their respective segment net sales.


                                                                                                              For the Six
                                                                 Fiscal Year Ended                            Months Ended
                                                  ------------------------------------------------      -----------------------
                                                  December 27,      December 26,      December 25,      June 26,       June 24,
                                                      1997              1998              1999            1999           2000
                                                  ------------      ------------      ------------      --------       --------
                                                                              (dollars in millions)
Net sales:
Research models..............................           $125.2            $134.6            $142.3         $73.8          $87.2
Biomedical products and services.............             45.5              58.7              77.0          34.4           56.2

Costs of products sold and services provided:
Research models..............................            $82.5             $85.8             $86.3         $43.5          $50.0
Biomedical products and services.............             29.0              36.7              48.3          20.9           35.8

Selling, general and administrative expenses:
Research models..............................            $19.6             $18.1             $22.2         $10.0          $12.0
Biomedical products and services.............              6.9               9.7              12.5           6.1            9.4

Operating income:
Research models..............................            $19.6             $30.5             $33.7         $20.3          $25.2
Biomedical products and services.............              6.5              11.1              14.4           7.4           11.0


                                                                                                              For the Six
                                                                 Fiscal Year Ended                            Months Ended
                                                  ------------------------------------------------      -----------------------
                                                  December 27,      December 26,      December 25,      June 26,       June 24,
                                                      1997              1998              1999            1999           2000
                                                  ------------      ------------      ------------      --------       --------
                                                                              (dollars in millions)
Net sales:
Research models..............................            73.3%             69.6%             64.9%         68.2%         60.8%
Biomedical products and services.............            26.7              30.4              35.1          31.8          39.2

Costs of products sold and services provided:
Research models..............................            65.9%             63.7%             60.6%         58.9%         57.3%
Biomedical products and services.............            63.7              62.5              62.7          60.8          63.7

Selling, general and administrative expenses:
Research models..............................            15.7%             13.4%             15.6%         13.6%         13.8%
Biomedical products and services.............            15.2              16.5              16.2          17.7          16.7

Operating income:
Research models..............................            15.7%             22.7%             23.7%         27.5%         28.9%
Biomedical products and services.............            14.3              18.9              18.7          21.5          19.6

     Net Sales. We recognize net sales when a product is shipped or as services are completed. Over the past three years, unit volume of small animal research models has increased modestly in North America and has decreased modestly in Europe. During the same period, sales in both North America and Europe have increased, principally as a result of price increases and a shift in mix towards higher priced research models. In recent years, we have increased our focus on the sale of specialty research models, such as special disease models, which have contributed to additional sales growth.

     Our customers typically place orders for research models with less than a week's lead time. Meeting such demand requires efficient inventory management and strong customer service support. We improved inventory availability in the last three years through better forecasting and production mix, and most importantly, improved biosecurity, thereby reducing contaminations.

     Biomedical products and services have grown at a compounded rate of 30% from 1997 to 1999. Our growth in this business demonstrated our ability to capitalize on our core research model technology and enter into related product development activities undertaken by our customers.

     Pricing. We maintain published list prices for all of our research models, biomedical products and some of our services. We also have pricing agreements with our customers which provide some discounts, usually based on volume. Many of our services are based on customized orders and are priced accordingly. While pricing has been competitive, some of our products are priced at a premium due to higher quality, better availability and superior customer support that our customers associate with our products.

     Biosecurity. Biosecurity is one of our highest operational priorities. Prior breaches of biosecurity have adversely affected our results of operations, and we cannot assure you that future breaches would not materially affect our results of operations. A biosecurity breach typically results in additional expenses from the need to clean up the contaminated room, which in turn results in inventory loss, clean-up and start-up costs, and can reduce net sales as a result of lost customer orders and credits for prior shipments. We experienced a few significant contaminations in 1997 in our isolation rooms for research models and in our poultry houses for vaccine support products. Our net sales in 1997 were adversely affected by our inability to fulfill customer orders, and our expenses were increased during that period by the costs associated with cleaning up the contaminations. Since January 1, 1997, we have made over $6.0 million of capital expenditures designed to strengthen our biosecurity, primarily by upgrading our production facilities. In addition, we have made significant changes to our operating procedures for isolation rooms and poultry houses designed to further minimize the risks of contamination, including, for example, increasing the frequency of replacing masks and gowns, and most importantly, increasing awareness and training among our employees. These improvements to our operating procedures increased annual ongoing biosecurity-related expenses by approximately $0.5 million in 1999. While we cannot assure you that we will not experience future significant isolation room or poultry house contaminations in the future, we believe these changes have contributed to our absence of significant contaminations during 1998, 1999 and 2000 to date.

     Acquisitions. Since January 1, 1997, we have successfully acquired and integrated four companies, which contributed $18.2 million in sales in 1999 and $22.8 million in sales for the six months ended June 24, 2000, representing 8.3% and 15.9% of total sales, respectively. The acquisition of three of the companies occurred prior to December 26, 1998. On September 29, 1999, we acquired Sierra for an initial total purchase price of $23.3 million, including approximately $17.3 million in cash paid to former shareholders and assumed debt of approximately $6.0 million, which we immediately retired. In addition, we have agreed to pay (a) up to $2.0 million in contingent purchase price if specified financial objectives are reached by December 31, 2000, (b) up to $10.0 million in performance-based bonus payments if specified financial objectives are reached over the next five years, with no payment in any individual year to exceed $2.7 million and (c) $3.0 million in retention and non-competition payments contingent upon the continuing employment of specified key scientific and managerial personnel through June 30, 2001. Sierra became part of our drug safety assessment area.

     The $2.0 million in contingent purchase price for Sierra will, if paid, increase goodwill and will not affect our results of operations except through the subsequent related amortization expense and any interest expense related to any borrowings necessary to finance the payment. The $10.0 million in performance-based bonus payments, will, if paid, be expensed during the periods in which it becomes reasonably certain that the financial objectives will be achieved. During fiscal 1999, we expensed $1.4 million of the $3.0 million in retention and non-competition payments, with the $1.6 million remaining being expensed ratably through June 2001 as it is earned. The contingent purchase price and performance-based bonus payments are not reflected in the pro forma condensed consolidated financial data included elsewhere herein because they are not considered reasonably estimable; the retention and non-competition payments are not included in the pro forma condensed consolidated financial data as they are considered non-recurring.

     Joint Ventures. At December 25, 1999, we had two unconsolidated joint ventures. As of February 28, 2000, we acquired an additional 16% equity interest in one of the joint ventures, Charles River Japan, increasing our ownership interest to 66%. The purchase price for the 16% equity interest was
1.4 billion yen, or $12.8 million, of which 400 million yen, or $3.6 million, was paid by a three-year balloon promissory note secured by a pledge of the purchased interest. The note bears interest at the long-term prime rate in Japan. Charles River Japan is engaged principally in the research model business. Our royalty agreement provides us with 3% of the sales of locally produced research models, and having acquired majority ownership, we have consolidated its operations for financial reporting purposes from the effective date of the acquisition in the first quarter of fiscal 2000. This contributed $3.8 million in sales for the six months ended June 24, 2000. We also receive dividends based on our pro-rata share of net income. Charles River Japan paid dividends of $0.8 million, $0.7 million and $0.8 million in 1997, 1998 and 1999, respectively. No dividends were paid in the six months ended June 24, 2000. Our other unconsolidated joint venture is Charles River Mexico, an extension of our vaccine support products area, which is not significant to our business.

     Restructuring Program. During 1997, we implemented a restructuring program. Our plan, which was approved by B&L, was designed to reduce excess capacity, increase efficiencies, eliminate non-essential operating and staff personnel, and close several small product-lines. In 1997, we established a restructuring reserve in the amount of $5.9 million, based on our plan to close particular facilities and eliminate personnel in our vaccine support products area, eliminate personnel in Europe, reduce corporate staff, and relocate one of our large animal facilities. We have completed the actions underlying this plan. These actions reduced cost of products sold and services provided and selling, general and administrative expenses and also improved profitability in the areas affected. At the time we prepared our restructuring program, we estimated we would save approximately $3.1 million on an annual basis. In 1997 we saved approximately $0.6 million from these actions, and in 1998 we saved approximately $2.6 million.

     Allocation of Costs from Bausch & Lomb. Historically, B&L charged us for some direct expenses, including insurance, information technology and other miscellaneous expenses, based upon actual charges incurred on our behalf. However, these charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had we incurred these costs as a stand-alone entity. The actual amounts of expenses we incur in future periods may vary significantly from these allocations and estimates. We expect to incur other incremental expenses as a stand-alone company. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

     The Recapitalization and Sierra Acquisition. The recapitalization, which was consummated on September 29, 1999, was accounted for as a leveraged recapitalization and had no impact on the historical basis of our assets and liabilities. The Sierra acquisition was accounted for under the purchase method of accounting with the purchase price allocated to the assets and liabilities of Sierra based on an estimate of their fair value, with the remainder allocated to goodwill. We incurred various costs of approximately $22.6 million (pre-tax) in connection with consummating the recapitalization. We have capitalized and are amortizing the portion of these costs that represents deferred financing costs (approximately $14.4 million) over the life of the related financing. We have charged a portion of the expenses related to the recapitalization (approximately $8.2 million) to retained earnings.

     Deferred Tax Assets. In conjunction with the recapitalization, our stockholders made an election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended. Such election resulted in a step-up in the tax basis of the underlying assets and a net deferred tax asset of $99.5 million was recorded in the consolidated financial statements. The tax purchase price allocation related to the election was not finalized until the second quarter of 2000, and an adjustment of $4.5 million was recorded in that quarter to reduce the net deferred tax asset balance and capital in excess of par in accordance with the final allocation. In addition, we have used the proceeds from our initial public offering of 16,100,000 shares of our common stock at the price of $16 per share, to repay outstanding debt and expect to be more profitable in the future, due to reduced interest costs. We have therefore reassessed the need for a valuation allowance associated with the deferred asset balance discussed above and have reduced this valuation allowance by $4.8 million. This reduction in valuation allowance has been recorded as a tax benefit in the second quarter of 2000. The net deferred tax asset pertaining to the election under section 338(h)(10) of the Internal Revenue Code as of June 24, 2000 of $100.2 million is expected to be realized over 15 years through future tax deductions which are expected to reduce future tax payments. It is possible that the Internal Revenue Service may contend that the reorganization and liquidating distribution that CRL Acquisition LLC undertook in connection with the initial public offering should be integrated with our original recapitalization. If the Internal Revenue Service were successful, the expected future tax benefits from the election would not be available, and we would be required to write off the related deferred tax assets by recording a non-recurring expense in our results of operations in an amount equal to such deferred tax assets. See note (8) to the consolidated financial statements and note (4) to the condensed consolidated interim financial statements. We believe that the reorganization and liquidating distribution should not have any impact upon the election for federal income tax purposes. However, the Internal Revenue Service may reach a different conclusion. See "Risk Factors-Tax benefits we expect to be available in the future may be subject to challenge."

     Initial Public Offering. The proceeds of our initial public offering have been used to repay approximately $196.4 million in outstanding indebtedness in the third quarter of 2000. In connection with this repayment we have paid premiums and written off deferred financing costs. We expect to record an extraordinary loss of approximately $29.2 million, net of tax benefits of $15.7 million, in the third quarter of 2000.

Results of Operations

     The following table summarizes historical results of operations as a percentage of net sales for the periods shown:


                                                          Fiscal Year Ended                           Six Months Ended
                                         --------------------------------------------------       -----------------------
                                         December 27,       December 26,       December 25,       June 26,       June 24,
                                             1997               1998               1999             1999           2000
                                         ------------       ------------       ------------       --------       --------
Net sales...........................           100.0%             100.0%             100.0%         100.0%         100.0%
Costs of products sold and services
 provided...........................            65.3               63.4               61.4           59.5           58.5
Selling, general and administrative
 expenses...........................            17.8               17.7               18.1           18.4           16.9
Amortization of goodwill and other
 intangibles........................             0.5                0.7                0.9            0.7            1.2
Restructuring charges...............             3.5                 --                 --             --             --
Interest income.....................             0.5                0.5                0.2            0.3            0.2
Interest expense....................             0.3                0.2                5.8            0.2           18.0
Provision for income taxes..........             5.0                7.3                7.1            9.3            0.3
Earnings from equity investment.....             0.9                0.8                0.9            1.0            0.5
Minority interests..................              --                 --                 --             --            0.5
                                         ------------       ------------       ------------       --------       --------
Net income..........................             9.0%              12.1%               7.8%          13.2%           6.0%
                                         ============       ============       ============       ========       ========

Six Months Ended June 24, 2000 Compared to Six Months Ended June 26, 1999

     Net Sales. Net sales for the first six months of 2000 were $143.4 million, an increase of $35.2 million, or 32.5%, from $108.2 million for the first six months of 1999.

     Research Models. Net sales of research models in the first six months of 2000 were $87.2 million, an increase of $13.4 million, or 18.2%, from $73.8 million for the first six months of 1999. The consolidation of Charles River Japan in the first six months of 2000 increased sales by $14.8 million. Small animal research model sales increased in North America by $3.0 million or 9.5% due to continued improved pricing, a shift to higher priced specialty units and an increase in unit volume. Small animal research model sales decreased in Europe by $3.1 million principally from the negative impact of $3.4 million due to foreign currency translations. We also experienced a decrease in the large animal breeding, import and conditioning area of $1.3 million principally due to the closure of a facility in the U.K. and the sale of our large animal colony in the first quarter of 2000.

     Biomedical Products and Services. Net sales of biomedical products and services for the first six months in 2000 were $56.2 million, an increase of $21.8 million, or 63.4%, from $34.4 million for the first six months of 1999. At the beginning of the fourth quarter in 1999 we acquired Sierra which had sales of $15.4 million for the first six months of 2000. The remaining increase was due to significant sales increases of transgenic and research support services of $2.0 million, endotoxin detection systems of $0.9 million, biosafety testing of $1.5 million and sales from our contract site management contracts of $2.1 million, primarily due to better customer awareness of our outsourcing solutions.

     Cost of Products Sold and Services Provided. Cost of products sold and services provided for the first six months of 2000 was $83.9 million, an increase of $19.6 million, or 30.5%, from $64.3 million for the first six months of 1999.

     Research Models. Cost of products sold and services provided for research models for the first six months of 2000 was $50.0 million, an increase of $6.5 million, or 14.9%, compared to $43.5 million for the first six months of 1999. Cost of products sold and services provided for the first six months of 2000 was 57.3% of net sales compared to 58.9% of net sales for the first six months of 1999. Cost of products sold and services provided increased at a lower rate than net sales due to the more favorable product mix and better pricing, as well as improved capacity utilization.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services for the first six months of 2000 was $35.8 million, an increase of $14.9 million, or 71.3%, compared to $20.9 million for the first six months of 1999. Cost of products sold and services provided as a percentage of net sales increased from 60.8% for the first six months of 1999 to 63.7% for the first six months of 2000 due mainly to the acquisition of Sierra which has slightly lower margins.

     Selling, General, and Administrative Expenses. Selling, general and administrative expenses for the first six months of 2000 were $24.2 million, an increase of $4.3 million, or 21.6%, from $19.9 million for the first six months of 1999. Selling, general and administrative expenses for the first six months of 2000 were 16.9% of net sales compared to 18.4% of net sales for the first six months of 1999.

     Research Models. Selling, general and administrative expenses for research models for the first six months of 2000 were $12.0 million, an increase of $2.0 million, or 20.0%, compared to $10.0 million for the first six months of 1999. The $2.0 million increase is mainly due to the consolidation of Charles River Japan. Selling, general and administrative expenses for the first six months in 2000 were 13.8% of net sales, compared to 13.6% for the first six months in 1999.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services for the first six months of 2000 were $9.4 million, an increase of $3.3 million, or 54.1%, compared to $6.1 million for the first six months of 1999. The acquisition of Sierra in the fourth quarter of 1999 accounts for $2.9 million of the increase. Selling, general and administrative expenses for the first six months of 2000 decreased to 16.7% of net sales, compared to 17.7% of net sales for the first six months of 1999, due to greater economies of scale.

     Unallocated Corporate Overhead. Unallocated corporate overhead, which consists of various corporate expenses, was $2.8 million for the first six months of 2000, a decrease of $1.7 million compared to $4.5 million for the first six months of 1999. Pension income of $1.4 million due to favorable investment returns primarily accounts for this decrease.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles for the first six months in 2000 was $1.8 million, an increase of $1.0 million from $0.8 million for the first six months in 1999. The increase was due to the effect of additional amortization of intangibles resulting from our Sierra acquisition.

     Operating Income. Operating income for the first six months of 2000 was $33.4 million, an increase of $10.2 million, or 44.0%, from $23.2 million for the first six months of 1999. Operating income for the first six months of 2000 was 23.3% of net sales, compared to 21.4% of net sales for the first six months of 1999. Operating income increased in total and as a percentage of net sales for the reasons described above.

     Research Models. Operating income from sales of research models for the first six months of 2000 was $25.2 million, an increase of $4.9 million, or 24.1%, from $20.3 million for the first six months of 1999. Operating income from sales of research models for the first six months of 2000 was 28.9% of net sales, compared to 27.5% for the first six months of 1999. The increase was attributable to the factors described above.

     Biomedical Products and Services. Operating income from sales of biomedical products and services for the first six months of 2000 was $11.0 million, an increase of $3.6 million, or 48.6%, from $7.4 million for the first six months of 1999. Operating income from sales of biomedical products and services for the first six months of 2000 decreased to 19.6% of net sales, compared to 21.5% of net sales for the first six months of 1999. This was primarily due to the acquisition of Sierra, and the impact of the additional amortization of intangibles.

     Income Taxes. The effective tax rate for the first six months of 2000 excluding the reversal of the deferred tax valuation allowance of $4.8 million was 53.6% as compared to 43.1% for the first six months in 1999. The $4.8 million reversal of the valuation allowance was recorded as a tax benefit in the second quarter of 2000 due to a reassessment of the need for a deferred tax valuation allowance following our initial public offering of 16,100,000 shares of our common stock subsequent to the second quarter of 2000.

     Interest Expense. Interest expense for the first six months of 2000 was $25.8 million. The $25.6 million increase from the first six months of 1999 was primarily due to the additional debt incurred as a result of the recapitalization which occurred on September 29, 1999. The interest rate of the senior subordinated notes as a result of meeting a financial ratio will remain at 13.5%.

     Net Income. Net income for the first six months of 2000 was $8.6 million, a decrease of $5.7 million from $14.3 million for the first six months of 1999. The decrease was attributable to the increased interest expense partially offset by operating income from operations and the reversal of the deferred tax valuation allowance.

Fiscal 1999 Compared to Fiscal 1998

     Net Sales. Net sales in 1999 were $219.3 million, an increase of $26.0 million, or 13.5%, from $193.3 million in 1998.

     Research Models. Net sales of research models in 1999 were $142.3 million, an increase of $7.7 million, or 5.7%, from $134.6 million in 1998. Sales increased due to the increase in small animal research model sales in North America and Europe of $7.1 million, resulting from improved pricing, a more favorable product mix (meaning a shift to higher priced units) and an increase in unit volume. We also experienced an increase in the large animal import and conditioning area of $0.6 million, mainly due to pricing.

     Biomedical Products and Services. Net sales of biomedical products and services in 1999 were $77.0 million, an increase of $18.3 million, or 31.2%, from $58.7 million in 1998. At the beginning of the second quarter of 1998, we made two acquisitions that contributed $3.4 million of this sales growth, and on September 29, 1999, we acquired Sierra which had sales of $5.9 million in the fourth quarter. The remaining increase was due to significant sales increases of transgenic and research support services of $2.9 million and endotoxin detection systems of $2.2 million, and sales from our contract site management services of $1.8 million, primarily due to better customer awareness of our outsourcing solutions.

     Cost of Products Sold and Services Provided. Cost of products sold and services provided in 1999 was $134.6 million, an increase of $12.1 million, or 9.9%, from $122.5 million in 1998.

     Research Models. Cost of products sold and services provided for research models in 1999 was $86.3 million, an increase of $0.5 million, or 0.6%, compared to $85.8 million in 1998. Cost of products sold and services provided in 1999 was 60.6% of net sales compared to 63.7% of net sales in 1998. Cost of products sold and services provided increased at a lower rate than net sales due to the more favorable product mix and better pricing, as well as improved capacity utilization.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services in 1999 was $48.3 million, an increase of $11.6 million, or 31.6%, compared to $36.7 million in 1998. Cost of products sold and services provided as a percentage of net sales was essentially unchanged at 62.7% in 1999 compared to 62.5% in 1998.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1999 were $39.8 million, an increase of $5.7 million, or 16.7%, from $34.1 million in 1998. Selling, general and administrative expenses in 1999 were 18.1% of net sales compared to 17.7% of net sales in 1998. Selling, general and administrative expenses also included research and development expense of $0.5 million in 1999 compared to $1.4 million in 1998.

     Research Models. Selling, general and administrative expenses for research models in 1999 were $22.2 million, an increase of $4.1 million, or 22.7%, compared to $18.1 million in 1998. Selling, general and administrative expenses in 1999 were 15.6% of net sales, compared to 13.4% in 1998. The increase was attributable to additional worldwide marketing efforts, additional salespeople in the United States and the impact of selling efforts in Europe for ESD, a business acquired at the end of 1998.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services in 1999 were $12.5 million, an increase of $2.8 million, or 28.9%, compared to $9.7 million in 1998. Selling, general and administrative expenses in 1999 decreased to 16.2% of net sales, compared to 16.5% of net sales in 1998, due to greater economies of scale.

     Unallocated Corporate Overhead. Unallocated corporate overhead, which consists of various corporate expenses, was $5.1 million in 1999, a decrease of $1.2 million, or 19.0%, compared to $6.3 million in 1998. The decrease was principally from the increase in cash surrender value associated with our supplemental executive retirement program.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles in 1999 was $2.0 million, an increase of $0.7 million, or 53.8%, from $1.3 million in 1998. The increase was due to the effect of additional amortization of intangibles resulting from four recent acquisitions, two in April 1998, one in December 1998, and Sierra in September 1999.

     Restructuring Charges. There were no restructuring charges in 1999 or 1998. During 1999, we charged $1.1 million against the previously recorded restructuring reserves, bringing the balance at year-end to zero.

     Operating Income. Operating income in 1999 was $43.0 million, an increase of $7.7 million, or 21.8%, from $35.3 million in 1998. Operating income in 1999 was 19.6% of net sales, compared to 18.3% of net sales in 1998. Operating income increased in total and as a percentage of net sales for the reasons described above.

     Research Models. Operating income from sales of research models in 1999 was $33.7 million, an increase of $3.2 million, or 10.5%, from $30.5 million in 1998. Operating income from sales of research models in 1999 was 23.7% of net sales, compared to 22.7% in 1998. The increase was attributable to the factors described above.

     Biomedical Products and Services. Operating income from sales of biomedical products and services in 1999 was $14.4 million, an increase of $3.3 million, or 29.7%, from $11.1 million in 1998. Operating income from sales of biomedical products and services in 1999 decreased to 18.7% of net sales, compared to 18.9% of net sales in 1998. This was primarily due to the acquisition of Sierra, and the impact of additional amortization of intangibles.

     Other Income. We recorded a $1.4 million gain on the sale of two small facilities, one located in Florida, and the other located in the Netherlands, and a charge of $1.3 million for stock compensation expense.

     Interest Expense. Interest expense for 1999 was $12.8 million compared to $0.4 million for 1998. The $12.4 million increase was primarily due to the additional debt incurred in the recapitalization.

     Income Taxes. The effective tax rate of 50.7% in 1999 as compared to 39.5% in 1998 reflects the remittance of cash dividends of $20.7 million from our foreign subsidiaries which, in turn, were remitted to B&L. The related amounts were previously considered permanently reinvested in the foreign jurisdictions for U.S. income tax reporting purposes. Therefore, we were required to provide additional taxes upon their repatriation to the United States. In addition, in 1999, an election was made by B&L to treat some foreign entities as branches for U.S. income tax purposes. As a result, all previously untaxed accumulated earnings of such entities became immediately subject to tax in the United States. The receipt of the cash dividends from the foreign subsidiaries and the foreign tax elections made resulted in incremental United States taxes of $2.0 million, net of foreign tax credits, in 1999.

     Net Income. Net income in 1999 was $17.1 million, a decrease of $6.3 million, or 26.9%, from $23.4 million in 1998. The decrease was attributable to the increased interest expense.

Fiscal 1998 Compared to Fiscal 1997

     Net Sales. Net sales in 1998 were $193.3 million, an increase of $22.6 million, or 13.2%, from $170.7 million in 1997.


     Research Models. Net sales of research models in 1998 were $134.6 million, an increase of $9.4 million, or 7.5%, from $125.2 million in 1997. Sales increased due to the increase in small animal research model sales in North America of $4.2 million, resulting from improved pricing and a more favorable product mix. In addition, in 1998 we were not affected by the significant contaminations which negatively affected sales in 1997. Overall, unit volumes remained relatively flat, with modest increases in North America offset by modest declines in Europe. Our net sales in the large animal import and conditioning area increased by $3.2 million as a result of expansion in our boarding and service operations.

     Biomedical Products and Services. Net sales of biomedical products and services in 1998 were $58.7 million, an increase of $13.2 million, or 29.0%, from $45.5 million in 1997. During 1998 we made three acquisitions that contributed $6.1 million of our sales growth. The remaining increase was due to increased sales across all of our product lines, and in particular our transgenic and research support services of $2.2 million and endotoxin detection systems of $1.9 million.


     Cost of Products Sold and Services Provided. Cost of products sold and services provided in 1998 was $122.5 million, an increase of $11.0 million, or 9.9%, from $111.5 million in 1997.

     Research Models. Cost of products sold and services provided for research models for 1998 was $85.8 million, an increase of $3.3 million, or 4.0%, compared to $82.5 million in 1997. Cost of products sold and services provided for 1998 was 63.7% of net sales compared to 65.9% for 1997. Cost of products sold and services provided increased for 1998 compared to 1997, but at a slower rate than net sales due principally to better product mix and pricing as well as greater economies of scale and improved production efficiencies.


     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services for 1998 was $36.7 million, an increase of $7.7 million, or 26.6%, compared to $29.0 million in 1997. Cost of products sold and services provided was 62.5% of net sales in 1998 compared to 63.7% in 1997. Cost of products sold and services provided increased for 1998 compared to 1997, but at a slower rate than net sales due principally to cost savings.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1998 were $34.1 million, an increase of $3.6 million, or 11.8%, from $30.5 million in 1997. Selling, general and administrative expenses in 1998 were 17.7% of net sales compared to 17.8% of net sales in 1997. These expenses increased mainly in line with sales. Selling, general and administrative expenses also included research and development expense of $1.4 million in 1998, which was the same amount as in 1997.

     Research Models. Selling, general and administrative expenses for research models for 1998 were $18.1 million, a decrease of $1.5 million, or 7.7%, compared to $19.6 million, for 1997. Selling, general and administrative expenses for 1998 decreased to 13.4% of net sales, compared to 15.7% for 1997 due primarily to the significant increase in sales.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services for 1998 were $9.7 million, an increase of $2.8 million, or 40.6%, compared to $6.9 million for 1997. Selling, general and administrative expenses for 1998 were 16.5% of net sales, compared to 15.2% of net sales for 1997. The increase was principally attributable to the acquisition of two small companies in April 1998.

     Unallocated Corporate Overhead. Unallocated corporate overhead was $6.3 million for 1998, an increase of $2.3 million, or 57.5%, compared to $4.0 million in 1997. The increase was due to an increase in our supplemental retirement program costs, along with an increase in management bonuses for 1998.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles in 1998 was $1.3 million, an increase of $0.5 million, or 62.5%, from $0.8 million in 1998. The increase was due to amortization of intangibles in connection with two acquisitions in April 1998.

     Restructuring Charges. There were no restructuring charges in 1998 compared to $5.9 million in 1997. The 1997 restructuring charges consisted of the following: plant closings and personnel reductions in our vaccine support products operations, severance, relocation and refoliation costs in the Florida Keys and staff reductions and severance costs in Europe and the United States. During 1998, we charged $1.6 million against the restructuring reserves previously recorded.


     Operating Income. Operating income in 1998 was $35.3 million, an increase of $13.2 million, or 59.7%, from $22.1 million in 1997. Operating income in 1998 was 18.3% of net sales compared to 12.9% of net sales in 1997.

     Research Models. Operating income from research models in 1998 was $30.5 million, an increase of $10.9 million, or 55.6%, from $19.6 million in 1997. Operating income from sales of research models in 1998 increased to 22.7% of net sales, compared to 15.7% of net sales in 1997 for the reasons described above.

     Biomedical Products and Services. Operating income from biomedical products and services in 1998 was $11.1 million, an increase of $4.6 million, or 70.8%, from $6.5 million in 1997. Operating income increased to 18.9% of net sales, compared to 14.3% of net sales in 1997 for the reasons described above.


     Interest Expense. Interest expense for 1998 was $0.4 million compared to $0.5 million in 1997.

     Income Taxes. The effective tax rate in 1998 was 39.5% compared to 38.2% in 1997.


     Net Income. Net income in 1998 was $23.4 million, an increase of $8.1 million, or 52.9%, from $15.3 million in 1997. The increase was attributable to the factors referred to above.


Liquidity and Capital Resources

     Prior to the recapitalization our principal source of liquidity was cash flow from operations. Following the consummation of the recapitalization, our principal sources of liquidity are cash flow from operations and borrowings under our credit facility.

     In September 1999, we received a $92.4 million equity investment from DLJMB and affiliated funds, management and some other investors, we issued $37.6 million senior discount debentures with warrants to purchase common stock and $150.0 million units consisting of senior subordinated notes due in 2009 with warrants to purchase common stock, and borrowed $162.0 million under our senior secured credit facility. We redeemed 87.5% of our outstanding capital stock held by B&L for $400.0 million and a $43.0 million subordinated discount note. We simultaneously acquired Sierra for an initial purchase price of $23.3 million including $17.3 million paid to its former stockholders and $6.0 million of assumed debt which we immediately retired.

     Borrowings under the credit facility bear interest at a rate per year equal to a margin over either a base rate or LIBOR. The $30.0 million revolving loan commitment will terminate six years after the date of the initial funding of the credit facility. The revolving credit facility may be increased by up to $25.0 million at our request, which will only be available to us under some circumstances, under the same terms and conditions of the original $30.0 million revolving credit facility. The term loan facility under the credit facility consists of a $40.0 million term loan A facility and a $120.0 million term loan B facility. The term loan A facility matures six years after the closing date of the facility and the term loan B facility matures eight years after the closing date of the facility. The credit facility contains customary covenants and events of default, including substantial restrictions on our subsidiary's ability to declare dividends or make distributions. The term loans are subject to mandatory prepayment with the proceeds of certain asset sales and a portion of our excess cash flow.

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

     In February 2000, the 13-1/2% senior subordinated notes were exchanged for registered notes having the same financial terms and covenants as the notes issued in September 1999. Interest on the notes is payable semi-annually in cash. The notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make particular investments.

     In the third quarter of 2000, we consummated an initial public offering of 16,100,000 shares of our common stock at a price of $16.00 per share. We used the net proceeds from the offering of approximately $236 million to redeem a portion of the outstanding senior subordinated notes and to repay our senior discount debentures, subordinated discount note and a portion of our bank debt.

     We anticipate that our operating cash flow, together with borrowings under our credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due. However, Charles River Laboratories International, Inc. is a holding company with no operations or assets other than its ownership of 100% of the common stock of its subsidiary, Charles River Laboratories, Inc. We have no source of liquidity other than dividends from our subsidiary. Its ability to pay dividends is subject to limitations contained in the indenture governing the senior subordinated notes and the credit facility.

Six Months Ended June 24, 2000 Compared to Six Months Ended June 26, 1996

     Cash and cash equivalents totaled $19.0 million at June 24, 2000 compared with $15.0 million at December 25, 1999. Our principal sources of liquidity are cash flow from operations and borrowings under our credit facility.

     Net cash provided by operating activities during the six months ending June 24, 2000 was $7.0 million compared to $8.7 million for the six months ending June 26, 1999. Net income was impacted by the non-cash accretion of the senior discount debentures and the subordinated discount note of $6.3 million. This was partially offset by the decrease in the deferred tax valuation allowance of $4.8 million.

     Net cash used in investing activities during the six months ending June 24, 2000 was $5.1 million compared to $4.9 million for the six months ending June 26, 1999. On February 28, 2000, we acquired an additional 16% of the equity (340,840 common shares) of our 50% equity joint venture company, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 billion yen or $12.8 million. One billion yen, or $9.2 million was paid at closing and the balance of 400 million yen, or $3.7 million was deferred pursuant to a three year balloon promissory note. We acquired $3.2 million in cash as a result of the acquisition. In January we sold an operation in Florida for $7.0 million. Capital expenditures for the first six months ending June 24, 2000 were $6.1 million compared to $4.6 million for the six months ending June 26, 1999.

     Net cash provided from financing activities during the six months ending June 24, 2000 was $2.2 million compared to cash used of $6.3 million for the first six months in 1999. We increased our borrowings under the revolving loan by an additional $3.0 million during the first six months of 2000. During the first six months of 1999 we had net outflow activity with Bausch & Lomb, our 100% shareholder prior to the recapitalization, of $6.1 million.

     We anticipate that our operating cash flow, together with borrowings under our credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due. However, we are a holding company with no operations or assets other than our ownership of 100% of the common stock of our subsidiary, Charles River Laboratories, Inc. We have no source of liquidity other than dividends from our subsidiary. Its ability to pay dividends is subject to limitations contained in the indenture governing the senior subordinated notes and the credit facility.

Fiscal 1999 Compared to Fiscal 1998

     Cash flow from operating activities in 1999 was $37.6 million compared to $37.4 million in 1998. Net cash used in investing activities in 1999 was $34.2 million compared to $23.0 million in 1998. The increase was primarily due to the acquisition of Sierra for $23.3 million. Capital expenditures in 1999 were $13.0 million versus $11.9 million in 1998.

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

     Net cash used in financing activities in 1999 was $11.5 million versus $8.0 million in 1998. The activity in 1999 consisted of payments for deferred financing costs of $14.4 million and transactions costs of $8.2 million associated with the recapitalization. We also dividended $29.4 million to B&L, which was excess cash at the time of the recapitalization, and the recapitalization consideration was $400.0 million. The above was offset by the proceeds from the issuance of long-term debt of $339.0 million, the issuance of warrants of $10.6 million, and the issuance of common stock of $92.4 million.

Fiscal 1998 Compared to Fiscal 1997

     Cash flow from operating activities in 1998 was $37.4 million compared to $24.3 million in 1997, due to an increase in net income and a decrease in working capital.

     Net cash used in investing activities in 1998 was $23.0 million compared to $12.9 million in 1997. The increase in 1998 was primarily due to the acquisitions previously discussed. Capital expenditures were $11.9 million in 1998, the same as 1997. Cash paid for acquisitions was $11.1 million in 1998, compared to $1.2 million 1997.

     Net cash used in financing activities was $8.0 million in 1998 compared to $12.9 million in 1997. The decrease is due to the remittance of less cash to B&L.

Quantitative and Qualitative Disclosure about Market Risk

     We are subject to market risks arising from changes in interest rates and foreign currency exchange rates. Our primary interest rate exposure results from changes in LIBOR or the base rate which are used to determine the applicable interest rates under our term loans and revolving credit facility. We have entered into an interest rate protection agreement designed to protect us against fluctuations in interest rates with respect to at least 50% of the aggregate principal amount of the term loans and the senior subordinated notes. Interest rate swaps have the effect of converting variable rate obligations to fixed or other interest rate obligations. Our potential loss over one year that would result from a hypothetical, instantaneous and unfavorable change of 10 basis points in the interest rate on all of our variable rate obligations would be approximately $1.7 million. Fluctuations in interest rates will not affect the interest payable on the senior subordinated notes, senior discount debentures or subordinated discount note, which is fixed.

     We do not use financial instruments for trading or other speculative purposes.

     We also have exposure to some foreign currency exchange-rate fluctuations for the cash flows received from our foreign affiliates. This risk is mitigated by the fact that their operations are conducted in their respective local currencies, and it is not our intention to repatriate earnings prospectively.


     Currently, we do not engage in any foreign currency hedging activities as we do not believe that our foreign currency exchange-rate risk is material.

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

                                    BUSINESS



                           CHARLES RIVER LABORATORIES

     Charles River Laboratories International, Inc. is a holding company and does not have any material operations or assets other than its ownership of all of the capital stock of Charles River Laboratories, Inc.

Overview

     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years. Since 1992, we have built upon our research model technologies to develop a broad and growing portfolio of biomedical products and services. Our wide array of services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base, spanning over 50 countries, includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. We currently operate 53 facilities in 15 countries worldwide. Our differentiated products and services, supported by our global infrastructure and scientific expertise, enable our customers to meet many of the challenges of early-stage life sciences research, a large and growing market. In 1999, our pro forma net sales were $272.6 million, and our pro forma operating income was $49.5 million. For the six months ended June 24, 2000, our pro forma net sales were $150.8 million, and our pro forma operating income was $35.4 million.

     Research Models. We are the global leader in the production and sale of research models, principally genetically and virally defined purpose-bred rats and mice. These products represented 65% of our 1999 pro forma net sales and 63% of our pro forma net sales for the six months ended June 24, 2000. We offer over 130 research models, one of the largest selections of small animal models of any provider worldwide. Our higher growth models include genetically defined models and models with compromised immune systems, which are increasingly in demand as early-stage research tools. The FDA and foreign regulatory bodies typically require the safety and efficacy of new drug candidates and many medical devices to be tested on research models like ours prior to testing in humans. As a result, our research models are an essential part of the drug discovery and development process. Our research models are produced in a biosecure environment designed to ensure that the animals are free of viral and bacterial agents and other contaminants that can disrupt research operations and distort results. With our biosecure production capabilities and our ability to deliver consistent, high quality research models worldwide, we are well positioned to benefit from the rapid growth in research and development spending by pharmaceutical and biotechnology companies and the NIH.

     Biomedical Products and Services. We have focused significant resources on developing a diverse portfolio of biomedical products and services directed at high-growth areas of drug discovery and development. Our biomedical products and services business represented 35% of our 1999 pro forma net sales and 37% of our pro forma net sales for the six months ended June 24, 2000, and has experienced strong growth as demonstrated by our 26% compound annual growth rate in our net sales over the past five fiscal years. We expect the drug discovery and development markets that we serve will continue to experience strong growth, particularly as new drug development based on advances in genetics continues to evolve. There are four areas within this segment of our business:

          Discovery Services. Our discovery services are designed to assist our customers in screening drug candidates faster by providing genetically defined research models for in-house research and by implementing efficacy screening protocols to improve the customer's drug evaluation process. The market for discovery services is growing rapidly as pharmaceutical and biotechnology research and development increasingly focuses on selecting lead drug candidates from the enormous number of new compounds being generated. We currently offer four major categories of discovery services: transgenic services, research support services, infectious disease and genetic testing and contract site management. Transgenic

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

          services is our highest growth area and includes model development, genetic characterizations, embryo cryopreservation, and rederivation and colony scale-up.

          Development Services. We currently offer FDA-compliant development services in three main areas: drug safety assessment, biotech safety testing and medical device testing. Biotech safety testing services include a broad range of services specifically focused on supporting biotech or protein-based drug development, including such areas as protein characterization, cell banking, methods development and release testing. Our rapidly growing development services offerings enable our customers to outsource their high-end, non-core drug development activities.

          In Vitro Detection Systems. We have diversified our product offerings to include non-animal, or in vitro, methods for testing the safety of drugs and devices. We are strategically committed to being the leader in providing our customers with in vitro alternatives as these methods become scientifically validated and commercially feasible. Our current products include endotoxin detection systems that ensure that injectable drugs and devices are free from harmful contaminants as well as bioactivity software.

          Vaccine Support Products. We provide vaccine manufacturers with pathogen-free fertilized chicken eggs, a critical ingredient for poultry vaccine production. We believe there is significant potential for growth in this area in support of novel human vaccines, such as a nasal spray flu vaccine currently in development.

Competitive Strengths

     Our leading research models business has provided us with steadily growing revenues and strong cash flow, while our biomedical products and services business provides significant opportunities for profitable growth. Our products and services are critical to both traditional pharmaceutical research and the rapidly growing fields of genomic, recombinant protein and humanized antibody research. We believe we are well positioned to compete effectively in all of these sectors as a result of a diverse set of competitive strengths, which include:

     Critical Products and Services. We provide critical, proven and enabling products and services that our customers rely upon to advance their early-stage research efforts and accelerate product development. We offer a wide array of complementary research tools and discovery and development services that differentiate us from our competition and have created a sustained competitive advantage in our markets.

     Long-Standing Reputation for Scientific Excellence. We have earned our long-standing reputation for scientific excellence by consistently delivering high-quality research models supported by exceptional technical service and support for over 50 years. As a result, the Charles River brand name is synonymous with premium quality products and services and scientific excellence in the life sciences. We have nearly 100 science professionals on staff with D.V.M.s, Ph.D.s and M.D.s, in areas including laboratory animal medicine, molecular biology, pathology, immunology, toxicology and pharmacology.

     Extensive Global Infrastructure and Customer Relationships. Our operations are globally integrated throughout North America, Europe and Asia. Our extensive investment in worldwide infrastructure allows us to standardize our products and services across borders when required by our multinational customers, while also offering a customized local presence when needed. We currently operate 53 facilities in 15 countries worldwide, serving a customer base spanning over 50 countries.

     Biosecurity Technology Expertise. In our research models business, our commitment to and expert knowledge of biosecurity technology distinguishes us from our competition. We maintain rigorous biosecurity standards in all of our facilities to maintain the health profile and consistency of our research models. These qualities are crucial to the integrity and timeliness of our customers' research.

     Platform Acquisition and Internal Development Capabilities. We have a proven track record of successfully identifying, acquiring and developing small businesses and new technologies. With this experience, we have

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

developed internal expertise in sourcing acquisitions and further developing new technologies. Historically, our strong operating cash flow has allowed us to fund these growth initiatives without external financing. Our disciplined approach to making these acquisitions without extensive capital outlays has resulted in very attractive rates of return on these investments. We believe this expertise will continue to differentiate us from our competitors as we seek to further expand our business.

     Experienced and Incentivized Management Team. Our senior management team has an average of 16 years of experience with our company, and has evidenced a strong commitment and capability to deliver reliable performance and steady growth. Our Chairman and Chief Executive Officer, James C. Foster, has been with us for 24 years. Our management team owns or has options to acquire securities representing over 5.1% of our equity on a fully diluted basis as of July 15, 2000.

Our Strategy

     Our business strategy is to build upon our core research model business and to actively invest in higher growth opportunities where our proven capabilities and strong relationships allow us to achieve and maintain a leadership position. Our growth strategies include:

     Broaden the Scope of Our Discovery and Development Services. Primarily through acquisitions and alliances, we plan to offer new services that complement our existing drug discovery and development services. We have targeted services that support transgenic research activities as a high-growth area. We intend to provide the additional critical support services needed to create, define, characterize and scientifically validate new genetic models expected to arise out of the Human Genome and Mouse Genome Projects. In addition, we plan to broaden our international presence in genetic services, specialized pathology and drug efficacy analysis. We also intend to add new capabilities in the biotech safety testing area.

     Acquire New Technologies in Research Models. We intend to acquire novel technologies in transgenics and cloning to increase sales in our research models business and related transgenic services operations. We also expect to offer additional genetically modified models for research of specific disease conditions. These higher-value research models are often highly specialized and are priced to reflect their greater intrinsic value. In particular, we intend to acquire and develop transgenic rat technology, where development has been slow compared to mice. We believe there is a growing need for genetically engineered rats, which are larger and more accessible research models than mice.

     Expand Our Preclinical Outsourcing Services. Many of our pharmaceutical and biotechnology customers outsource a wide variety of research activities that are not directly associated with their scientific innovation process. We believe the trend of outsourcing preclinical or early-stage research will continue to increase rapidly. We are well positioned to exploit both existing and new outsourcing opportunities, principally through our discovery and development services offerings. We believe our early successes in the transgenic services area have increased customer demand for outsourcing and have created significant opportunities. Our research support services provide pharmaceutical and biotechnology companies with significant cost and resource allocation advantages over their existing internal operations. We intend to focus our marketing efforts on stimulating demand for further outsourcing of preclinical research. We also intend to expand our opportunities by increasing our international presence.

     Expand Our Non-Animal Technologies. In vitro testing technologies are in their early stages of development, but we plan to continue to acquire and introduce new in vitro products and services as they become scientifically validated and commercially viable. We are particularly focused on acquiring new technologies that allow for high through-put screening and testing of new drug candidates in early stages of development, using such materials and techniques as human cells and tissues and predictive database software.

     Pursue Strategic Acquisitions and Alliances. Over the past decade, we have successfully completed 12 acquisitions and alliances. Several of our operations began as platform acquisitions, which we were able to grow rapidly by developing and marketing the acquired products or services to our extensive global customer base. We

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

intend to further pursue strategic platform acquisitions and alliances to drive our long-term growth. Historically, our strong cash flow has allowed us to fund these transactions primarily with internal resources. We intend to continue this strategy in the future, aided by our new ability to issue publicly traded common stock.

Business Divisions

     Our business is divided into two segments, research models and biomedical products and services.

   Research Models

     Research models is our historical core business and accounted for 65% of our 1999 pro forma net sales and 63% of our pro forma net sales for the six months ended June 24, 2000. The business is comprised of the commercial production and sale of animal research models, principally purpose-bred rats, mice and other rodents for use by researchers. We are the commercial leader in the small animal research model area, supplying rodents for research since 1947. Our research models include:

     o outbred animals, which have genetic characteristics of a random population;

     o    inbred animals, which have essentially identical genes;

     o hybrid animals, which are the offspring of two different inbred parents;

     o spontaneous mutant animals, which contain a naturally occurring genetic mutation (such as immune deficiency); and

     o transgenic animals, which contain genetic material transferred from another source.

     With over 130 research models, we offer one of the largest selections of small animal models and provide our customers with high volume and high quality production. Our rats, mice and other rodent species such as guinea pigs and hamsters have been and continue to be some of the most extensively used research models in the world, largely as a result of our continuous commitment to innovation and quality in the breeding process. We provide our small animal models to numerous customers around the world, including all major pharmaceutical and biotechnology companies as well as hospitals and academic institutions.

     The use of animal models is critical to both the discovery and development of a new drug. The FDA requires safe and effective testing on two species of animal models, one small and one large, before moving into the clinic for testing on humans. Animal testing is used in order to identify, define, characterize and assess the safety of new drug candidates. Increasingly, genetically defined rats and mice are the model of choice in early discovery and development work as a more specifically targeted research tool. Outbred rats are frequently used in safety assessment studies. Our models are also used in life science research within universities, hospitals and other research institutions. Unlike drug discovery, these uses are generally not specifically mandated by regulatory agencies such as the FDA, but instead are governed by the terms of government grants, institutional protocols as well as the scientific inquiry and peer review publication processes. We also provide larger animal models, including miniature swine and primates, to the research community, principally for use in drug development and testing studies.

     We believe that over the next several years, many new research models will be developed and used in biomedical research, such as transgenic models, cloned models with identical genes, knock-out models with one or more disabled genes and models that incorporate or exclude a particular mouse, rat or human gene. These more highly defined and characterized models will allow researchers to further focus their investigations into disease conditions and potential new therapies or interventions. We intend to build upon our position as the leader in transgenic services to expand our presence in this market for higher value models, through internal development, licensing, partnerships and alliances, and acquisitions.

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

   Biomedical Products and Services

     Our biomedical products and services business consists of our newer, higher- growth operations, which we organize as follows:


     Discovery Services             Development Services        In Vitro Detection Systems      Vaccine Support Products
     ------------------             --------------------        --------------------------      ------------------------
o Transgenic Services            o Drug Safety Assessment      o Endotoxin Detection           o Animal Health
                                                                 Systems

o Research Support               o Biotech Safety Testing      o BioActivity Software          o Human Health
  Services

o Infectious Disease and         o Medical Device Testing
  Genetic Testing

o Contract Site
  Management

   Discovery Services

     Discovery represents the earliest stages of research and development in the life sciences directed to the identification and selection of a lead compound for future drug development. Discovery is followed by development activities, which are directed at validation of the selected drug candidates. Discovery and development represent most of the preclinical activities in drug development.

     Initiated in 1995, the discovery services area of our business addresses the growing need among pharmaceutical and biotechnology companies to outsource the non-core aspects of their drug discovery activities. These discovery services capitalize on the technologies and relationships developed through our research model business. We currently offer four major categories of discovery services: transgenic services, research support services, infectious disease and genetic testing and contract site management.

     Transgenic Services. In this rapidly growing area of our business, we assist our customers in validating, maintaining, improving, breeding and testing models purchased or created by them for biomedical research activities. While the creation of a transgenic, knock-out or cloned model can be a critical scientific event, it is only the first step in the discovery process. Productive utilization of research models requires significant additional technical expertise. We provide transgenic breeding expertise, model characterization and colony development, genetic characterization, quarantine, embryo cryopreservation, embryo transfer, rederivation, and health and genetic monitoring. We provide these services to more than 100 laboratories around the world from pharmaceutical and biotechnology companies to hospitals and universities. We maintain nearly 300 different types of research models for our customers. We expect that the demand for our services will grow as the use of transgenic, knock-out and cloned animal models continues to grow within the research community.

     Research Support Services. Our research support services provide advanced or specialized research model studies for our customers. These projects capitalize on our strong research model capabilities and also exploit more recently developed capabilities in protocol development, animal micro-surgery, dosing techniques, drug effectiveness testing and data management and analysis. We believe these services, particularly in oncology and cardiovascular studies, offer added value to our research customers, who rely on our extensive expertise, infrastructure and resources. We also manage under contract a genetically defined, biosecure herd of miniature swine to provide organs for human transplantation research, known as xenotransplantation.

     Infectious Disease and Genetic Testing. We assist our customers in monitoring and analyzing the health and genetics of the research models used in their research protocols. We developed this capability internally by building

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

upon the scientific foundation created by the diagnostic laboratory needs of our research model business. Depending upon a customer's needs, we may serve as its sole source testing laboratory, or as an alternative source supporting its internal laboratory capabilities. We believe that the continued growth in development and utilization of transgenic, knock-out and cloned models will drive our future growth as the reference laboratory of choice for genetic testing of special models.

     Contract Site Management. Building upon our core capabilities as a leading provider of high quality research models, we manage animal care operations on behalf of government, academic, pharmaceutical and biotechnology organizations. Increasing demand for our services reflects the growing necessity of these large institutions to outsource internal functions or activities that are not critical to the core scientific innovation and discovery process. In addition, we believe that our expertise in managing the laboratory animal environment enhances the productivity and quality of our customers' research facilities. This area leads to additional opportunities for us to provide other products and services to our customers. Site management does not require us to make any incremental investment, thereby generating a particularly strong return.

   Development Services

     Our development services enable our customers to outsource their non-core drug development activities to us. These activities are typically required for the identification of the lead compound in order to support the regulatory filings necessary to obtain FDA approval. We currently offer development services in three main areas: drug safety assessment, biotech safety testing and medical device testing.

     Drug Safety Assessment. We offer drug safety assessment services to pharmaceutical, medical device and biotechnology companies that are principally focused on conducting regulatory compliance studies producing data to support FDA submissions. These studies require highly specialized scientific capabilities. We have expertise in conducting critical developmental studies on new drug candidates and medical devices that use research models, including long- and short-term evaluations of potential new treatments for human or animal disease conditions. We have unique expertise in several areas of safety assessment and are continuously evaluating and selecting new services areas to add to our portfolio. We focus on high-end niches of this market where our scientific capabilities are strongly valued by our customers.

     Biotech Safety Testing. We provide specialized non-clinical quality control testing that is frequently outsourced by both pharmaceutical and biotechnology companies. These services allow our customers to determine if the human protein drug candidates, or the process for manufacturing those products, are essentially free of residual biological materials. The bulk of this testing work is required by the FDA for obtaining new drug approval, maintaining an FDA-licensed manufacturing capability or releasing approved products for use on patients. Our scientific staff consults with customers in the areas of process development, validation, manufacturing scale-up and biological testing. As more biotechnology drug candidates with stronger potential enter and exit the development pipeline, we expect to continue to experience strong demand for these testing services.

     Medical Device Testing. The FDA requires companies introducing medical devices to test the biocompatibility of any new materials that have not previously been approved for contact with human tissue. We provide a wide variety of medical device testing services from prototype feasibility testing to long-term GLP, or good laboratory practices, studies, primarily in large research models. These services include cardiovascular surgery, biomaterial reactivity studies, orthopedic studies and related laboratory services. We maintain state-of-the-art surgical suites where our skilled professional staff implement custom surgery protocols provided by our customers.

   In Vitro Detection Systems

     While we do not foresee significant replacement of animal models from the use of in vitro techniques, we believe that these techniques may offer a strong refinement or complement to animal test systems after the extended period of scientific validation is successfully completed. We intend to pursue this area to the extent alternatives become commercially viable.

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

     Endotoxin Detection Systems. We are a market leader in endotoxin testing, which is used to test quality control samples of injectable drugs and devices, their components and the processes under which they are manufactured, for the presence of endotoxins. Endotoxins are fever producing pathogens or compounds that are highly toxic to humans when sufficient quantities are introduced into the body. Quality control testing for endotoxin contamination by our customers is an FDA requirement for injectable drugs and devices, and the manufacture of the test kits and reagents is regulated by the FDA as a medical device. Endotoxin testing uses a processed extract from the blood of the horseshoe crab, known as limulus amebocyte lysate, or LAL. The LAL test is the first and only major FDA-validated in vitro alternative to an animal model test for testing the safety and efficiency of new drug candidates. The process of extracting blood is not harmful to the crabs, which are subsequently returned to their natural ocean environment. We produce and distribute test kits, reagents, software, accessories, instruments and associated services to pharmaceutical and biotechnology companies for medical devices and other products worldwide. We have filed for a patent relating to our next generation of endotoxin testing technology.

     BioActivity Software. In the life sciences, we have an exclusive strategic alliance with Multicase, Inc. under which we offer their unique database software program. This program allows researchers to evaluate the potential toxicity and pharmacological activity of new chemical compounds. This program uses a proprietary artificial intelligence capability and nearly twenty years of data collected from public sources including the FDA. This in silico, or software, alternative to the use of research animals is in the early stages of commercialization. We expect that bioactivity software that allows researchers to more accurately predict defined outcomes for potential new drug candidates will complement rather than replace the use of research models. We plan to evaluate adding other software tools through licensing and partnerships that allow researchers to improve the efficiency and effectiveness of drug discovery and development.

   Vaccine Support Products

     Animal Health. We are the global leader for the supply of specific pathogen-free, or SPF, chickens and fertile chicken eggs. SPF chicken embryos are used by animal health companies as self-contained "bioreactors" for the manufacturing of live and killed viruses. These viruses are used as a raw material in poultry and potential human vaccine applications. The production of SPF eggs is done under biosecure conditions, similar to our research model production. We have a worldwide presence that includes several SPF egg production facilities in the United States, as well as facilities in Germany and in Australia. We have a joint venture in Mexico and a franchise in India. We also operate a specialized avian laboratory in the United States, which provides in-house testing and support services to our customers.

     Human Health. We are also applying our SPF egg technology to human vaccine markets. We have entered into an agreement with a company that is in the late stages of the FDA approval process for a nasal spray-delivered vaccine for human flu. If FDA-approved and commercially successful, this human flu vaccine may significantly increase demand for our SPF eggs.


Customers


     Our customers consist primarily of large pharmaceutical companies, including the ten largest pharmaceutical companies based on 1999 revenues, as well as biotechnology, animal health, medical device and diagnostic companies and hospitals, academic institutions and government agencies. We have many long-term, stable relationships with our customers as evidenced by the fact that all of our top 20 customers in 1990 remain our customers today.

     During 1999, in both our research models and our biomedical products and services businesses, approximately two-thirds of our sales were to pharmaceutical and biotechnology companies, and the balance were to hospitals, universities and the government. Our top 20 global customers represent only about 26% of our 1999 pro forma net sales, and approximately 29% of our pro forma net sales for the six months ended June 24, 2000, with no individual customer accounting for more than 3% of net sales in either period.

Sales, Marketing and Customer Support

     We sell our products and services principally through our direct sales force. As of June 24, 2000, we had approximately 51 employees engaged in field sales, of which 30 were in the United States, 12 were in Europe and 9 were with Charles River Japan. The direct sales force is supplemented by a network of international distributors for some areas of our biomedical products and services business.

     Our internal marketing groups support the field sales staff while developing and implementing programs to create close working relationships with customers in the biomedical research industry. Our web site, www.criver.com, is an effective marketing tool, and has become recognized as a valuable resource in the laboratory animal field by a broad spectrum of industry leaders, recording over 400,000 hits each month. Our website is not incorporated by reference in this prospectus.

     We maintain both a customer service and technical assistance departments, which services our customers' routine and more specialized needs. We frequently assist our customers in solving problems related to animal husbandry, health and genetics, biosecurity, protocol development and other areas in which our expertise is recognized as a valuable customer resource.

Research and Development

     We do not maintain a fully dedicated research and development staff. Rather, this work is done on an individual project basis or through collaborations with universities or other institutions. Our dedicated research and development spending was $1.4 million in 1997, $1.4 million in 1998 and $0.5 million in 1999 and $0.3 million for the six months ended June 24, 2000. Our approach to developing new products or services is to extend our base technologies into new applications and fields, and to license or acquire technologies to serve as a platform for the development of new businesses that service our existing customer base. Our research and development focus is principally on developing projects that improve our productivity or processes.


Industry Support and Animal Welfare

     Among the shared values of our employees is a concern for and commitment to animal welfare. We have been in the forefront of animal welfare improvements in our industry, and continue to demonstrate our commitment with special recognition programs for employees who demonstrate an extraordinary commitment in this critical area of our business.


     We support a wide variety of organizations and individuals working to further animal welfare as well as the interests of the biomedical research community. We fund internships in laboratory animal medicine, provide financial support to non-profit institutions that educate the public about the benefits of animal research, and provide awards and prizes to outstanding leaders in the laboratory animal medicine field. One of our businesses dedicates a portion of its net sales, through a royalty, to support similar programs and initiatives.

Employees

     As of June 24, 2000, we had approximately 2,400 employees, including nearly 100 science professionals with advanced degrees including D.V.M.s, Ph.D.s and M.D.s. Our employees are not unionized in the United States, though we are unionized in some European locales, consistent with local custom for our industry. We believe that we have a good relationship with our employees.

Competition

     Our strategy is to be the leader in each of the markets in which we participate. Our competitors are generally different in each of our business and geographic areas.

     In our research models business division, our main competitors include three smaller competitors in North America, several smaller ones in Europe, and two smaller ones in Japan. Of our main United States competitors, two are privately held businesses and the third is a government-financed, non-profit institution. We believe that none of our competitors for research models has our comparable global reach, financial strength, breadth of product and services offerings and pharmaceutical and biotechnology industry relationships.

     We have many competitors in our biomedical products and services business division. A few of our competitors in our biomedical products and services business are larger than we are and may have greater capital, technical or other resources than we do; however, many are smaller and more regionalized. We have a small relative share in the biotech safety testing market, where the market leader is a well-established company, and in medical device testing, where there are many larger competitors.


     We generally compete on the basis of quality, reputation, and availability, which is supported by our international presence with strategically located facilities.


Environmental Matters; Legal Proceedings

     Our operations and properties are subject to extensive foreign and federal, state and local environmental protection and health and safety laws and regulations. These laws and regulations govern, among other things, the generation, storage, handling, use and transportation of hazardous materials and the handling and disposal of hazardous and biohazardous waste generated at our facilities. Under such laws and regulations, we are required to obtain permits from governmental authorities for some of our operations. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. Under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third party waste disposal sites. As a result of disputes with federal, state and local authorities and private environmental groups regarding damage to mangrove plants on two islands in the Florida Keys, we agreed to refoliate the islands at our cost. Although we have not been able to completely replant, principally due to the presence of a free-range animal population and storms, we believe that the cost of refoliation will not have a material adverse effect on our business.

     Although we believe that our costs of complying with current and future environmental laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not materially adversely affect our business, results of operations or financial condition, we cannot assure you that they will not do so.

     We are not a party to any other material legal proceedings, other than ordinary routine litigation incidental to our business that is not otherwise material to our business or financial condition.

Regulatory Matters

     The Animal Welfare Act governs the treatment of particular species intended for use in research. The AWA imposes a wide variety of specific regulations on producers and users of these species, most notably cage size, shipping conditions and environmental enrichment methods. We comply with licensing and registration requirement standards set by the USDA for handling regulated species, including breeding, maintenance and transportation. However, rats, mice and chickens are not currently regulated under the AWA. As a result, most of our United States small animal research model activities and our vaccine support services operations are not subject to regulation under the AWA. The USDA, which enforces the AWA, is presently considering changing the regulations issued under the AWA, in light of judicial action, to include rats, mice and chickens within its coverage. Our animal production facilities in the United States are accredited by a highly regarded member association known as AAALAC, which maintains standards that often exceed those of the USDA.

     Our biomedical products and services business is also generally regulated by the USDA, and in the case of our endotoxin detection systems, the FDA. Our manufacture of test kits and reagents for endotoxin testing is subject to regulation by the FDA under the authority of the Federal Food, Drug, and Cosmetic Act. We are required to register with the FDA as a device manufacturer and are subject to inspection on a routine basis for compliance with the FDA's Quality System Regulations and Good Manufacturing Practices. These regulations require that we manufacture our products and maintain our documents in a prescribed manner with respect to manufacturing, testing and control activities. Last year, we received a "warning letter" from the FDA for quality control deficiencies with regard to our Charleston, South Carolina facility. We believe we have taken all of the necessary steps to meet the FDA's requirements.

Properties

     The following charts provide summary information on our properties. The first chart lists the sites we own, and the second chart the sites we lease. Most of our material leases expire from 2000 to 2005.

                                 Sites--Owned



         Country               No. of Sites      Total Square Feet           Principal Functions
--------------------------     ------------      -----------------      ------------------------------
Belgium...................           1                  16,140          Office, Production
Canada....................           1                  64,929          Office, Production, Laboratory
China.....................           1                  10,000          Office, Production, Laboratory
France....................           4                 373,214          Office, Production, Laboratory
Germany...................           3                 122,314          Office, Production, Laboratory
Italy.....................           1                  36,677          Office, Production, Laboratory
Japan.....................           2                  88,511          Office, Production, Laboratory
Netherlands...............           1                   6,502          Sales Office
United Kingdom............           2                  67,331          Office, Production, Laboratory
United States.............          17                 732,980          Office, Production, Laboratory
                                    --               ---------
Total.....................          33               1,518,598
                                    ==               =========

                                 Sites--Leased



         Country               No. of Sites      Total Square Feet           Principal Functions
--------------------------     ------------      -----------------      ------------------------------
Australia.................           1                   9,787          Office, Production
Czech Republic............           1                  23,704          Office, Production, Laboratory
Hungary...................           1                   4,681          Office, Production, Laboratory
Japan.....................           2                  23,552          Office, Production, Laboratory
Spain.....................           1                   3,228          Sales Office
Sweden....................           1                   8,070          Sales Office
United States.............          14                 270,695          Office, Production, Laboratory
                                    --               ---------
Total.....................          21                 343,717
                                    --               ---------

                                   MANAGEMENT

     The following table sets forth the name, age and position of each of our executive officers, key members of management, and directors.




              Name                  Age                         Position
              ----                  ---                         --------
James C. Foster.................    49       Chairman, Chief Executive Officer and President
Thomas F. Ackerman..............    45       Senior Vice President and Chief Financial Officer
David P. Johst..................    38       Senior Vice President, Human Resources and Administration
Real H. Renaud..................    53       Senior Vice President and General Manager, European and North
                                             American Animal Operations
Dennis R. Shaughnessy...........    42       Senior Vice President, Corporate Development, General Counsel and
                                             Secretary
Julia D. Palm...................    52       Vice President and General Manager, Biomedical Products and Services
Robert Cawthorn.................    64       Director
Stephen D. Chubb................    56       Director
Thompson Dean...................    42       Director
Stephen C. McCluski.............    48       Director
Reid S. Perper..................    40       Director
Douglas E. Rogers...............    45       Director
Samuel O. Thier.................    63       Director
William Waltrip.................    62       Director
Henry Wendt III.................    66       Director



     James C. Foster joined us in 1976 as General Counsel. Over the past 24 years, Mr. Foster has held various staff and managerial positions, with Mr. Foster being named our President in 1991, our Chief Executive Officer in 1992 and our Chairman in 2000. Mr. Foster also serves on the Board of Directors of BioTransplant, Inc. Mr. Foster received a B.A. from Lake Forest College, a M.S. from the Sloan School of Management at the Massachusetts Institute of Technology, and a J.D. from Boston University School of Law.

     Thomas F. Ackerman joined us in 1988 with over eleven years of combined public accounting and international finance experience. He was named Controller, North America in 1992 and became our Vice President and Chief Financial Officer in 1996. In 1999, he was named a Senior Vice President. He is currently responsible for overseeing our Accounting and Finance Department, as well as our Information Technology Group. Prior to joining us, Mr. Ackerman was an accountant at Arthur Anderson & Co. Mr. Ackerman received a B.S. in Accounting from the University of Massachusetts and is a certified public accountant.

     David P. Johst joined us in 1991 as Corporate Counsel and was named Vice President, Human Resources in 1995. He became Vice President, Human Resources Administration in 1996, and a Senior Vice President in 1999. He is responsible for overseeing our Human Resources Department, as well as several other corporate staff departments. He also serves as our counsel on labor relations matters. Prior to joining us, Mr. Johst was a corporate associate at Boston's Hale and Dorr. Mr. Johst is a graduate of Dartmouth College, holds an M.B.A. from Northeastern University and received his J.D. from Harvard University Law School.

     Real H. Renaud joined us in 1964 and has 35 years of small animal production and related management experience. In 1986, Mr. Renaud became our Vice President of Production, with responsibility for overseeing our North American small animal operations, and was named Vice President, Worldwide Production in 1990. Mr. Renaud became Vice President and General Manager, European and North American Animal Operations in 1996, following a two-year European assignment during which he provided direct oversight to our European operations. In 1999 he became a Senior Vice President. Mr. Renaud attended Columbia University's executive education program, and has also studied at the Lyon Veterinary School and the Montreal Business School.

     Dennis R. Shaughnessy joined us in 1988 as Corporate Counsel and was named Vice President, Business Affairs in 1991. He became Vice President, Corporate Development and General Counsel in 1994 and is responsible for overseeing our business development initiatives on a worldwide basis, as well as handling our overall legal affairs. He became a Senior Vice President in 1999. Mr. Shaughnessy also serves as our Corporate Secretary. Prior to joining us, Mr. Shaughnessy was a corporate associate at Boston's Testa, Hurwitz & Thibeault and previously served in government policy positions. Mr. Shaughnessy has a B.A. from The Pennsylvania State University, an M.S. from The University of Michigan, an M.B.A. from Northeastern University, and a J.D. from The University of Maryland School of Law.

     Julia D. Palm joined us in 1995 with nearly 20 years of management and marketing experience in the medical device and biotechnology industries. Prior to joining us, she held various marketing positions with Becton Dickinson, National Medical Care and W.R. Grace, and served as President of W.R. Grace's Amicon Division immediately prior to joining us. Ms. Palm has responsibility for overseeing a portfolio of most of our biomedical products and services companies on a worldwide basis. Ms. Palm holds a B.A. in Biology from Denison University, and an M.B.A. from Fairleigh Dickinson University.

     Robert Cawthorn is an independent consultant to Global Health Care Partners, a group at DLJ Merchant Banking, Inc., having been a Managing Director from 1997 to 1999. Mr. Cawthorn was Chief Executive Officer and Chairman of Rhone-Poulenc Rorer Inc. until May 1996. Further, he previously served as an executive officer of Pfizer International and was the first President of Biogen Inc. Mr. Cawthorn serves as Chairman of Actelion Pharmaceuticals Ltd., NextPharma Technologies S.A. and Pure Energy Corporation and also serves as a director of HO Technologies.

     Stephen D. Chubb has been Chairman, Director and Chief Executive Officer of Matritech, Inc. since its inception in 1987. Previously, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Company. Mr. Chubb serves as a director of i-Stat Corporation and CompuCyte Corp.

     Thompson Dean has been a Managing Partner of DLJ Merchant Banking, Inc. since November 1996. Previously, Mr. Dean was a Managing Director of DLJ Merchant Banking, Inc. and its predecessor since January 1992. Mr. Dean serves as a director of Von Hoffmann Press, Inc., Manufacturer's Services Limited, Phase Metrics, Inc., AKI Holdings Corp., Amatek Ltd., DeCrane Aircraft Holdings Inc., Insilco Holding Corporation, Formica Corporation and Mueller Group, Inc.

     Stephen C. McCluski has been Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated, our former parent, since 1995. Previously, Mr. McCluski served as Vice President and Controller of Bausch & Lomb Incorporated and President of Outlook Eyewear Company.

     Reid S. Perper has been a Managing Director of DLJ Merchant Banking, Inc. since January 2000. Mr. Perper was a Principal of DLJ Merchant Banking, Inc. from 1996 to January 2000 and a Vice President from 1993 to 1996. Mr. Perper was formerly a director of IVAC Holdings, Inc. and Fiberite Holdings, Inc.

     Douglas E. Rogers has been a Managing Director of Global Health Care Partners since 1996. Previously, Mr. Rogers was a Vice President at Kidder Peabody & Co., Senior Vice President at Lehman Brothers, and head of U.S. Investment Banking at Baring Brothers. Mr. Rogers serves as a director of Computerized Medical Systems, Inc. and Wilson Greatbatch Ltd.

     Samuel O. Thier has been Chief Executive Officer of Partners HealthCare System, Inc. since July 1996 and President of Partners HealthCare System since 1994. Previously, he served as President of the Massachusetts General Hospital from 1994 through 1997. He has served as President of the Institute of Medicine of the National Academy of Sciences and Chairman of the American Board of Internal Medicine, and he is a Fellow of the American Academy of Arts and Sciences. He is a director of Merck & Co., Inc.

     William Waltrip has been director of Bausch & Lomb Incorporated, our former parent, since 1985, and Chairman of the Board of Directors of Technology Solutions Company since 1993. He is also a director of Teachers Insurance and Annuity Association, Thomas & Betts Corporation and Technology Solutions Company. Previously, Mr. Waltrip served as Chairman and Chief Executive Officer of Bausch & Lomb Incorporated, as Chief Executive Officer of Technology Solutions Company, as Chairman and Chief Executive Officer of Biggers Brothers, Inc., and as Chief Operating Officer of IU International Corporation. He was also previously President and Chief Executive Officer and a director of Purolator Courier Corporation.

     Henry Wendt III has been the Chairman of Global Health Care Partners since 1996. Previously, Mr. Wendt was Chairman of SmithKline Beecham Corporation and President and Chief Executive Officer of SmithKline Beckman Corp. prior to its merger with Beecham and served as founder and First Chairman of Pharmaceutical Partners for Better Health Care. Mr. Wendt serves as a director of Allergan, Inc., Atlantic Richfield Company, Computerized Medical Systems, The Egypt Investment Company, West Marine Products and Wilson Greatbatch Ltd.

     Each of our directors serves until the next annual meeting of stockholders and until a successor is duly elected and qualified or until his earlier death, resignation or removal. All members of our board of directors, other than Mr. Thier, were elected at the time of the recapitalization pursuant to the investors' agreement that was entered into in connection with that transaction. See "Relationships and Transactions with Related Parties--Investors' Agreement." Mr. Thier was elected as a director in April 2000. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by, and serve at the discretion of, the board of directors.

Committees of the Board of Directors

     Our board of directors has an audit committee and a compensation committee. The board may also establish other committees to assist in the discharge of its responsibilities.

     The audit committee makes recommendations to the board of directors regarding the independent accountants to be nominated for election by the stockholders and reviews the independence of such accountants, approves the scope of the annual audit activities of the independent accountants, approves the audit fee payable to the independent accountants and reviews such audit results with the independent accountants. The audit committee is currently comprised of Messrs. Chubb, Thier and Waltrip. PricewaterhouseCoopers LLP presently serves as our independent accountants.

     The duties of the compensation committee are to provide a general review of our compensation and benefit plans to ensure that they meet corporate objectives. In addition, the compensation committee reviews the chief executive officer's recommendations on compensation of all of our officers and adopting and changing major compensation policies and practices, and reports its recommendations to the entire board of directors for approval and authorization. The compensation committee also administers our stock plans. The compensation committee is currently comprised of Messrs. Cawthorn, Dean, Waltrip and Wendt.

                             Executive Compensation

     The following table sets forth information concerning the compensation for the years ended December 25, 1999 and December 26, 1998 for our chief executive officer and our four other most highly compensated executive officers at the end of our last fiscal year. We collectively refer to these executive officers throughout this section as our named executive officers.


                          Summary Compensation Table


                                                                                           Long-Term Compensation
                                                                                          ------------------------
                                                                                           Awards
                                    Annual Compensation              Other Annual         Restricted    Securities     All Other
                               -------------------------------       Compensation            Stock      Underlying   Compensation
Name and Principal Position    Year      Salary       Bonus              (1)               Award(s)      Options          (2)
---------------------------    ----     --------   -----------      ------------         ----------    -----------   ------------
James C. Foster                1999     $324,727   $790,001             $355,357                 --        558,824       $135,200
 Chairman, Chief Executive
 Officer, President and
 Director...................   1998      308,700    230,705 (3)           33,717              4,500         19,000        171,268
Real H. Renaud                 1999      224,475    236,391              100,647                 --        163,793         42,252
 Senior Vice President and
 General Manager, European
 and North American Animal
 Operations.................   1998      212,000     99,814               21,559                 --          4,200         43,275
Dennis R. Shaughnessy          1999      176,239    290,542              323,616 (4)             --        134,642         61,057
 Senior Vice President,
 Corporate Development,
 General Counsel and
 Secretary..................   1998      167,800     79,898               21,968                 --          4,200         60,088
David P. Johst                 1999      154,209    238,767               84,569                 --        125,254         60,003
 Senior Vice President,
 Human Resources and
 Administration.............   1998      146,800     69,911               11,689                 --          4,200         58,182
Thomas F. Ackerman             1999      141,021    245,954               92,574                 --        125,254         38,200
 Senior Vice President and
 Chief Financial Officer....   1998      135,000     64,378               10,670                 --          3,600         38,200

-------------------
(1) Amounts in this column for 1999 include contractual payments made by B&L to the named executive officers in lieu of accelerating their unvested B&L options upon the closing of the recapitalization.

(2) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan (Mr. Foster (1999: $132,000, 1998: $168,068);
     Mr. Renaud (1999: $39,052, 1998: $40,075); Mr. Shaughnessy (1999: $57,857,
     1998: $57,956); Mr. Johst (1999: $56,803, 1998: $54,982); Mr. Ackerman
     (1999: $35,000, 1998: $35,000)) and Employee Savings Plan (Mr. Foster (1999: $3,200, 1998: $3,200); Mr. Renaud (1999: $3,200, 1998: $3,200); Mr.
     Shaughnessy (1999: $3,200, 1998: $2,132), Mr. Johst (1999: $3,200, 1998:
     $3,200); Mr. Ackerman (1999: $3,200, 1998: $3,200)).

(3)  Includes $12,000 paid under B&L's Long Term Incentive Plan during 1998.

(4) Also includes a lump-sum payment of $253,000 made in return for relinquishment of right to participate in our Executive Supplemental Life Insurance Retirement Plan.


Stock Options

     The following table presents material information regarding options to acquire shares of our common stock granted to our named executive officers in 1999. No options to acquire shares of B&L's common stock were granted to our executive officers in fiscal 1999.

                          Option Grants in Fiscal 1999


                                              Individual Grants(1)
                          -------------------------------------------------------------
                                           Percent of                                        Potential Realizable Value at
                          Number of          Total                                           Assumed Annual Rates of Stock
                          Securities        Options            Exercise                          Price Appreciation for
                          Underlying       Granted to          of Base                              Option Term (2)
                           Options        Employees in          Price        Expiration      -----------------------------
                          Granted(#)     Fiscal Year (%)        ($/Sh)          Date            5%($)             10%($)
                          ----------     ---------------       --------      ----------      -----------        ----------
James C. Foster.........     558,824          32.4%                5.33       9/29/2009       $1,871,892        $4,744,400
Real H. Renaud..........     163,793           9.5                 5.33       9/29/2009          548,658         1,421,200
Dennis R. Shaughnessy...     134,642           7.8                 5.33       9/29/2009          451,010         1,168,260
David P. Johst..........     125,254           7.3                 5.33       9/29/2009          419,562         1,086,800
Thomas F. Ackerman......     125,254           7.3                 5.33       9/29/2009          419,562         1,086,800

-------------------
(1) The options granted vest either over time, on the occurrence of specified events or the achievement of specified performance goals.

(2) The value actually realized by an optionee may not be at or near the amount estimated using this model. These amounts rely on assumed future stock price movements which management believes cannot be predicted with a reliable degree of accuracy. We based these amounts on the assumption that the option holders hold the options granted for their full term.

     The following table provides material information related to the number and value of options to acquire common stock of B&L exercised during 1999 by the named executive officers and the value of options to acquire common stock of B&L and our common stock at the end of fiscal 1999. On December 23, 1999, the closing sale price of B&L common stock on NYSE was $66.25.


 Aggregated Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values



                                                                          Number of Securities
                                                                         Underlying Unexercised           Value of Unexercised
                                                                                Options                 In-the-Money Options at
                                                                          at Fiscal Year-End(#)              Year End($)(2)
                                   Shares Acquired   Value Realized    ---------------------------    ----------------------------
Name                     Company   on Exercise (#)       ($) (1)       Exercisable   Unexercisable    Exercisable    Unexercisable
----                     -------   ---------------   --------------    -----------   -------------    -----------    -------------
James C. Foster.........     CRL                --               --             --         558,824             --               --
                             B&L           100,054       $2,154,389             --              --             --               --
Real H. Renaud..........     CRL                --               --             --         163,793             --               --
                             B&L            23,509          424,032             --              --             --               --
Dennis R. Shaughnessy...     CRL                --               --             --         134,642             --               --
                             B&L             5,951          122,617             --              --             --               --
David P. Johst..........     CRL                --               --             --         125,254             --               --
                             B&L            11,921          328,913             --              --             --               --
Thomas F. Ackerman......     CRL                --               --             --         125,254             --               --
                             B&L             8,164          172,226             --              --             --               --

-------------------
(1) Value realized represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. We determined the value realized without consideration for any issues or brokerage expenses which may have been owed.

(2) There was no public trading market for our common stock as of December 25, 1999.

Employee Agreements and Compensation Arrangements

     We do not currently have employment agreements with any of our named executive officers.

Director Compensation

     Directors who are not our employees or who are not otherwise affiliated with us or our principal stockholders receive $10,000 per year and $1,000 per board meeting, plus travel expenses.

Severance Plans

     In January 1999, Charles River Laboratories, Inc. adopted the 1999 Charles River Laboratories Officer Separation Plan. This plan provides for severance payments to vice presidents and more senior officers who are terminated for reasons other than cause, voluntary resignation, disability, early or normal retirement or death and who have not been offered comparable positions within Charles River Laboratories, Inc. A participant under the plan is entitled to a severance payment equal to one year of the officer's base pay plus the accrued vacation pay payable to the officer as of the separation date. Each of the named executive officers other than Mr. Renaud is a participant under the plan. In January 1992, Mr. Renaud entered into an agreement with Charles River Laboratories, Inc. providing for a severance payment equal to one year of his base pay if he is terminated for any reason other than for cause, and up to one additional year of base pay until he finds non-competing employment. The plan and the 1992 agreement with Mr. Renaud each prohibit the participant from competing with Charles River Laboratories, Inc. for one year after termination of the participant's employment.

     On July 25, 1999, Charles River Laboratories, Inc. entered into an agreement with each of the named executive officers providing for a severance payment to any covered officer terminated by Charles River Laboratories, Inc. prior to September 29, 2000 for any reason other than cause. Under these agreements, Mr. Foster is entitled to a severance payment equal to two and one-half times his base salary and each of Messrs. Ackerman, Johst and Shaughnessy is entitled to a severance payment equal to two times his base salary.

Stock Plans

     Our 1999 management incentive plan provides for the grant of stock options to our employees, directors, officers and consultants. There are 1,784,384 shares of common stock reserved for awards under the plan. As of July 15, 2000, options to purchase 1,726,328 shares were outstanding under the plan.

     Our 2000 incentive plan provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted or unrestricted common stock, promises to deliver stock or other securities in the future, awards of cash or stock earned by attaining performance criteria, cash bonuses and cash bonuses or loans to help defray the costs of the foregoing awards. There are 1,189,000 shares of common stock reserved under the plan. As of July 15, 2000, options to purchase 447,400 shares were outstanding under the plan.

     Our 2000 directors stock plan provides for the grant of both automatic and discretionary nonstatutory stock options to our non-employee directors. Pursuant to the plan, each independent director will be automatically granted an option to purchase 20,000 shares of our common stock on the date he or she is first elected or named a director. On the day of each annual meeting of stockholders, each independent director who served during the prior year will be awarded an option to purchase 4,000 shares of our common stock (pro-rated if the director did not serve for the entire preceding year). There are 100,000 shares of common stock reserved under this plan. As of July 15, 2000, options to purchase 60,000 shares were outstanding under the plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows information regarding the beneficial ownership of our common stock as of July 15, 2000 for:

     o each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of common stock;

     o    each director and named executive officer; and

     o    all directors and executive officers as a group.

     We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of July 15, 2000, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder. Beneficial ownership percentage is based on 35,920,369 shares of our common stock outstanding after completion of the initial public offering.

     The address for each listed director and officer is c/o Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887.


                                                                         Number of Shares                 Percentage of Shares
                     Name of Beneficial Owner                            Beneficially Owned                    Outstanding
                     ------------------------                            ------------------               --------------------
DLJ Merchant Banking Partners II, L.P. and related investors(1)....              16,277,391    (2)                45.3%
Bausch & Lomb Incorporated(3)......................................               2,477,547                        6.9
James C. Foster....................................................                 395,262                        1.1
Real H. Renaud.....................................................                  94,859                        *
Dennis R. Shaughnessy..............................................                  86,975                        *
David P. Johst.....................................................                  97,685                        *
Thomas F. Ackerman.................................................                  80,481                        *
Robert Cawthorn(4).................................................                      --                        --
Stephen D. Chubb...................................................                  16,895                        --
Thompson Dean(4)...................................................                      --                        --
Stephen C. McCluski(3).............................................               2,477,547                        6.9
Reid S. Perper(4)..................................................                      --                        --
Douglas E. Rogers(4)...............................................                      --                        --
Samuel O. Thier....................................................                  13,000                        *
William Waltrip....................................................                  16,895                        *
Henry Wendt III(4).................................................                      --                        --
Officers and directors as a group..................................               3,279,599                        9.1

-------------------
*    Less than 1%

(1) Consists of shares held directly or indirectly by the DLJMB Funds and the following related investors: DLJ Merchant Banking Partners II-A, L.P.; DLJ Investment Partners, L.P.; DLJ Offshore Partners II, C.V.; DLJ Capital Corp.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJMB Funding II, Inc.; DLJ First ESC L.P.; DLJ EAB Partners, L.P.; DLJ ESC II, L.P., DLJ Investment Funding, Inc., Sprout Capital VIII, L.P. and Sprout Venture Capital, L.P. See "Relationships and Transactions with Related Parties." The address of each of these investors is 277 Park

     Avenue, New York, New York 10172, except the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(2)  Includes 1,685,050 shares underlying currently exercisable warrants.

(3) Represents shares beneficially owned by B&L through a wholly owned subsidiary. Mr. McCluski is Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated.

(4) Messrs. Cawthorn, Dean, Perper, Rogers and Wendt are officers of DLJ Merchant Banking, Inc., an affiliate of the DLJMB Funds. Shares shown for Messrs. Cawthorn, Dean, Perper, Rogers and Wendt exclude shares shown as held by the DLJMB Funds, as to which they disclaim beneficial ownership. The address of each of these investors is 277 Park Avenue, New York, New York 10172.

              RELATIONSHIPS AND TRANSACTIONS WITH RELATED PARTIES

Financial Advisory Fees and Agreements

     Donaldson, Lufkin & Jenrette Securities Corporation or DLJ Securities Corporation, an affiliate of the DLJMB Funds, received customary fees and expense reimbursement for its services as financial advisor for the recapitalization and as the initial purchaser of the units. DLJ Capital Funding, an affiliate of the DLJMB Funds, received customary fees and reimbursement of expenses in connection with the arrangement and syndication of our credit facility and as a lender under the facility. The aggregate amount of all fees paid to the DLJ entities in connection with the recapitalization and the related financing was approximately $13.2 million plus out-of-pocket expenses. We paid a fee to the lenders under our existing credit facility, including DLJ Capital Funding, in connection with amendments to that facility and to DLJ Capital Funding for an irrevocable commitment to provide us with a new credit facility. The aggregate fees payable to DLJ Capital Funding in connection with such amendments and commitment were approximately $1.1 million. DLJ Securities Corporation was a co-managing underwriter in our public offering and received customary fees of approximately $4.4 million, and DLJdirect, Inc. was an underwriter and received fees of approximately $0.1 million. We also paid a premium of approximately $24.5 million to DLJMB and other investors for early repayment of our senior discount debentures due 2010.

     Under the investors' agreement described below, for a period of five years from the date of the investors' agreement, we have agreed to engage DLJ Securities Corporation or its affiliates as our exclusive financial and investment banking advisor. We expect that DLJ Securities Corporation or such affiliate will receive customary fees for such services rendered and will be entitled to reimbursement for all reasonable disbursements and out-of-pocket expenses incurred in connection with any such engagement. We expect that any such arrangement will include provisions for the indemnification of DLJ Securities Corporation against some liabilities, including liabilities under the federal securities laws.

CRL Acquisition LLC

     Effective June 21, 2000, our stockholders, including CRL Acquisition LLC, exchanged each of their shares of common stock for 1.927 newly issued shares of our common stock. Immediately prior to our initial public offering, CRL Acquisition LLC distributed a substantial portion of these shares to its limited liability company unit holders.

Investors' Agreement

     Our company, CRL Acquisition LLC, CRL Holdings, Inc. (a subsidiary of B&L), management and other of our investors are parties to an investors' agreement entered into in connection with the recapitalization and amended on June 20, 2000. The investors' agreement provides, among other things, that any person acquiring shares of our common stock who is required by the investors' agreement or by any other agreement or plan of our company to become a party to the investors' agreement will execute an agreement to be bound by the investors' agreement.

     The terms of the investors' agreement restrict transfers of the shares of our common stock by CRL Holdings Inc., management and some other investors and some future shareholders. The agreement provides for, among other things:

     o the ability of some shareholders to participate in particular sales of our common stock;

     o the ability of DLJMB Funds or CRL Acquisition LLC to require the other shareholders to sell shares of our common stock held by them in particular circumstances if the DLJMB Funds or CRL Acquisition LLC choose to sell shares owned by them;

     o some registration rights with respect to shares of our common stock, including rights to indemnification against some liabilities, including liabilities under the Securities Act; and

     o pre-emptive rights of all the parties, other than CRL Acquisition LLC and its permitted transferees, to acquire its pre-emptive portion of our common stock in particular instances when we propose to issue common stock.

     The investors' agreement also provides that our Board of Directors will consist of at least nine but no more than twelve members, seven of whom (including the chairman) will be appointed by DLJ Merchant Banking Partners II, L.P. for so long as the aggregate number of shares of our common stock held by the DLJMB Funds is at least 10% of the initial aggregate number of shares purchased by the DLJMB Funds in the recapitalization. The investors' agreement also provides that B&L CRL, Inc. has the right to appoint one director and that the chief executive officer appointed by the board will serve as a director.

Transactions with Officers and Directors

     In connection with the recapitalization, some of our officers purchased units of CRL Acquisition LLC, some of whom also borrowed funds up to a maximum aggregate amount of $1.3 million from DLJ Inc. secured by their units. James C. Foster borrowed $300,000 and each of Real H. Renaud, Thomas F. Ackerman and Dennis R. Shaughnessy borrowed $200,000. Two weeks after the consummation of the recapitalization, the loans matured and were repaid. Following the repayment, the officers borrowed the following amounts from us: Mr. Foster ($300,000), Mr. Renaud ($150,000), Mr. Shaughnessy ($175,000) and Mr. Ackerman
($175,000). The loans mature in ten years and interest accrues at 6.75%, the applicable federal rate. Each loan is fully recourse to the officer. Any after-tax proceeds from the sale of these shares and options by each officer will be used to repay his loan until it is repaid in full. Each note accelerates upon the termination of the borrower's employment with us for any reason.

                            HOLDERS OF THE WARRANTS

     The table below sets forth information with respect to the number of warrants and shares of our common stock owned by each of the holders. We have registered the warrants and the common stock issuable upon the exercise of the warrants to permit public secondary trading of the warrants and shares of our common stock, and the holders may offer the warrants and common stock issued upon the exercise of the warrants for resale from time to time. See "Plan of Distribution." The percentage of ownership shown in the table is based on 35,920,369 shares of common stock outstanding on July 15, 2000.

     Because the holders may, under this prospectus, offer all or some portion of the warrants or the common stock issuable upon exercise of the warrants, no estimate can be given as to the amount of the warrants or the common stock issuable upon exercise of the warrants that will be held by the holders upon termination of any such sales. In addition, the holders identified below may have sold, transferred or otherwise disposed of all or a portion of their warrants, since the date on which they provided the information regarding their warrants, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     None of the holders listed below have, or within the past three years had, any position, office or other material relationship with us or any of our predecessors or affiliates other than the affiliation of some of our directors, with some of the holders listed below as disclosed in "Management."

     We filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the warrants and the issuance and resale of our common stock issued upon the exercise of the warrants from time to time, under Rule 415 under the Securities Act, in the over-the-counter market, in privately-negotiated transactions, in underwritten offerings or by a combination of such methods of sale. We are obligated to use our best efforts to keep the registration statement effective until the later of (i) February 8, 2002 and (ii) the earlier of (A) the expiration of the warrants on October 1, 2009 and (B) the first date as of which all warrants have been exercised by their holders; provided that this obligation shall expire before that date if we deliver to the warrant agent a written opinion of our counsel that all holders of warrants and our common stock may resell the warrants and our common stock without registration under the Securities Act of 1933 and without restriction as to the manner, timing or volume of any such sale.

     The warrants and our common stock issued upon the exercise of the warrants offered by this prospectus may be offered from time to time by the persons or entities named below:


                                                                                                                   Ownership
                                                   Number of Warrants and Underlying Common                        After Resale
                                                    Stock Owned Prior to Resale of Warrants                        of Warrants
                                                 ----------------------------------------------                   -------------
                                                                                Percentage of
                                                                Number of           Common         Number of      Percentage of
                                                                  Shares          Stock Owned       Warrants        Shares of
                                                 Number of      Underlying         Prior to        Offered by        Common
Name and Address of Holders                       Warrants     the Warrants         Resale           Holder           Stock
---------------------------                      ---------     ------------     -------------      ----------     -------------
Atlas Strategic Income Fund c/o
Oppenheimer Funds, Inc. Two World Trade
Center, 34th Floor
New York, NY 10048.......................              100             760              --              100              --

Ares Leveraged Investment Fund, L.P.
c/o Ares Management, L.P.
1999 Avenue of the Stars,
Suite 1900
Los Angeles, CA 90067....................            2,500          19,000              --            2,500              --

                                      53

                                                                                                                   Ownership
                                                   Number of Warrants and Underlying Common                        After Resale
                                                    Stock Owned Prior to Resale of Warrants                        of Warrants
                                                 ----------------------------------------------                   -------------
                                                                                Percentage of
                                                                Number of           Common         Number of      Percentage of
                                                                  Shares          Stock Owned       Warrants        Shares of
                                                 Number of      Underlying         Prior to        Offered by        Common
Name and Address of Holders                       Warrants     the Warrants         Resale           Holder           Stock
---------------------------                      ---------     ------------     -------------      ----------     -------------
Ares Leveraged Investment Fund II, L.P.
c/o Ares Management, L.P.
1999 Avenue of the Stars,
Suite 1900
Los Angeles, CA 90067....................            5,000           3,800              --            5,000              --

Columbia/HCA
c/o Caywood Scholl Capital Mgmt.
4350 Executive Drive #125
San Diego, CA 92121......................              150           1,140              --              150              --

DeMoss Foundation
c/o Caywood Scholl Capital Mgmt.
4350 Executive Drive #125
San Diego, CA 92121......................              100             760              --              100              --

Dresdner RCM Caywood Scholl CBO I, Ltd.
c/o Caywood Scholl Capital Mgmt.
4350 Executive Drive #125
San Diego, CA 92121......................            2,500          19,000              --            2,500              --

DLJ ESC II, L.P.
277 Park Avenue
New York, NY 10172.......................            3,455          26,258              45.3%*        3,455              45.3%*

DLJ Investment Funding, Inc.
277 Park Avenue
New York, NY 10172.......................            2,303          17,503              45.3%*        2,303              45.3%*

DLJ Investment Partners, L.P.
277 Park Avenue
New York, NY 10172.......................           24,242         184,239              45.3%*       24,242              45.3%*

Enterprise High Yield Bond Fund
c/o Caywood Scholl Capital Mgmt.
4350 Executive Drive #125
San Diego, CA 92121......................              350           2,660              --              350              --

Enterprise Accumulation Trust High Yield
c/o Caywood Scholl Capital Mgmt.
4350 Executive Drive #125
San Diego, CA 92121......................              250           1,900              --              250              --

                                      54


IL Annuity & Insurance Co.-RGA
c/o Caywood Scholl Capital Mgmt.
4350 Executive Drive # 125
San Diego, CA 92121......................              150           1,140              --              150              --

JHW Cash Flow Fund I, L.P.
c/o Kerri Cagnassola1
77 Broad Street
Stamford, CT 06901.......................            5,000          38,000              --            5,000              --

Oneok Master Trust
10 West 3rd Street, 1st Floor
Tulsa, Oklahoma 74103....................              500           3,800              --              500              --

Oppenheimer Champion Income Fund
c/o Oppenheimer Funds, Inc.
Two World Trade Center, 34th Floor
New York, NY 10048.......................            4,500          34,200              --            4,500              --

Oppenheimer High Income Fund
c/o Oppenheimer Funds, Inc.
Two World Trade Center, 34th Floor
New York, NY 10048.......................            1,100           8,360              --            1,100              --

Oppenheimer High Yield Bond Fund
c/o Oppenheimer Funds, Inc.
Two World Trade Center,  34th Floor
New York, NY 10048.......................            3,000          22,800              --            3,000              --

Oppenheimer Strategic Bond Fund
c/o Oppenheimer Funds, Inc.
Two World Trade Center, 34th Floor
New York, NY 10048.......................              350           2,660              --              350              --

Oppenheimer Strategic Income
c/o Oppenheimer Funds, Inc.
Two World Trade Center, 34th Floor
New York, NY 10048.......................            5,950          45,220              --            5,950              --

Sutter CBO 1999-1 Ltd.
c/o Chase Bank of Texas, N.A.
600 Travis Street, 51st Floor
Houston, TX 77002........................            3,500          26,600              --            3,500              --

                                      55

TCW Leveraged Income
Investment Trust L.P.
865 South Figueroa Street, 21st Floor
Los Angeles, CA 90017....................            2,526          19,198              --            2,526              --

TCW Leveraged Income Trust II L.P.
865 South Figueroa Street, 21st Floor
Los Angeles, CA 90017....................            2,526          19,198              --            2,526              --

TCW Crescent Mezzanine Partners II,  L.P.
865 South Figueroa Street, 21st Floor
Los Angeles, CA 90017....................           16,266         123,622              --           16,266              --

TCW Crescent Mezzanine Trust II
865 South Figueroa Street, 21st Floor
Los Angeles, CA 90017....................            3,945          29,982              --            3,945              --

The 1818 Mezzanine Fund, L.P.
c/o Brown Brothers Harriman & Co.
59 Wall Street
New York, NY 1005........................           39,424         299,622              --           39,424              --

Wells Fargo Bank, N.A.,
Capital Markets High Yield
555 Montgomery Street, 10(th) Floor
San Francisco, CA   94111................            4,000          30,400              --            4,000              --

-------------------
* The holder indirectly owns such percentage of our common stock.

     Only selling holders identified above who beneficially own the securities set forth opposite each such selling holder's name in the foregoing table may sell such securities under the registration statement of which this prospectus forms a part. Prior to any use of this prospectus in connection with sale of the warrants and/or the common stock issuable upon exercise of warrants by any holder not identified above, we will supplement this prospectus to set forth the name and number of shares beneficially owned by the selling holder intending to sell such warrants and/or common stock, and the number of warrants and/or shares of common stock to be offered. The prospectus supplement will also disclose whether any selling holder selling in connection with such prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement, if such information has not been disclosed herein.

     Each of DLJ ESC II, L.P., DLJ Investment Funding, Inc. and DLJ Investment Partners, L.P., has made the following representations:

     o    it acquired the warrants in the ordinary course of its business;

     o it is not engaged in, and do not intend to engage in, a distribution of the warrants; and

     o it has no arrangement or understanding to participate in a distribution of the warrants.


                          DESCRIPTION OF THE WARRANTS

     We issued the warrants under a warrant agreement between us and State Street Bank and Trust Company, as warrant agent, a copy of which is available as described under the caption entitled "Where You Can Find More Information." The following is only a summary of the warrant agreement and may not contain all the information that is important to you. Therefore, we encourage you to read the warrant agreement which has been filed with the SEC as an exhibit to the registration statement on form S-1 with respect to the warrants and shares of our common stock issuable upon the exercise of the warrants. See "Where You Can Find More Information" for information on how you can obtain a copy of the warrant agreement.

General

     We initially issued the warrants as part of units in a transaction exempt from the registration requirements of the Securities Act of 1933. Each unit consisted of $1,000 principal amount of 13-1/2% senior subordinated notes due 2009, or notes, and one warrant initially to purchase 3.942 shares of common stock, par value $.01 per share, at an exercise price of $10.00 per share.

     On June 21, 2000, each of our then outstanding share of common stock was exchanged for 1.927 new shares of common stock. After adjusting for the exchange, each warrant entitles the holder to purchase 7.60 shares of common stock at an exercise price of $5.19 per share. The holders are entitled to purchase an aggregate of 1,140,000 shares of our common stock, representing approximately 2.8% of our common stock on a fully diluted basis as of July 15, 2000. Unless exercised, the warrants will automatically expire at 5:00 p.m. New York City time on October 1, 2009.

     The exercise price and the number of our common stock are both subject to adjustment in particular cases referred to below. The warrants will be exercisable at any time on or after October 1, 2001.

     The warrants shall be exercised by surrendering to our warrant agent the warrant certificates evidencing the warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the exercise price. Payment of the exercise price may be made at the holder's election (i) by tendering notes having an aggregate principal amount at maturity, plus accrued and unpaid interest, if any, thereon, to the date of exercise equal to the exercise price and (ii) in cash in United States dollars by wire transfer or by certified or official bank check to our order. Upon surrender of the warrant certificate and payment of the exercise price, we will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of our common stock to which the holder is entitled. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants. Holders of warrants will be able to exercise their warrants only if a registration statement relating to our common stock underlying the warrants is then in effect, or the exercise of such warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants or other persons to whom it is proposed that our common stock be issued on exercise of the warrants reside.

     No fractional shares of our common stock will be issued upon exercise of the warrants. We will pay to the holder of the warrant at the time of exercise an amount in cash equal to the current market value of any such fractional shares of our common stock less a corresponding fraction of the exercise price.

     The holders of the warrants will have no right to vote on matters submitted to our stockholders and will have no right to receive dividends. The holders of the warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or the winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court, and the holders of the warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their warrants prior to the commencement of any such case.

     In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of shares of our common stock or other consideration for which a warrant may be exercised, the holders of the warrants may, in particular circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Tax Consequences."

     There is no established public trading market for the warrants.

Adjustments

     The number of shares of our common stock purchasable upon the exercise of the warrants and the exercise price will be subject to adjustment if particular events occur, including:

      (1)  the payment of dividends and other distributions on our common stock,

      (2)  subdivisions, combinations and reclassifications of our common stock,

      (3) the issuance to all holders of our common stock of rights, options or other warrants entitling them to subscribe for our common stock or securities convertible into, or exchangeable or exercisable for, our common stock at a price which is less than the fair market value per share (as defined) of our common stock,

      (4) some distributions to all holders of our common stock of any of our assets or debt securities or any rights or other warrants to purchase any such securities, but excluding those rights and warrants referred to in clause (3) above;

      (5) the issuance of shares of our common stock for consideration per share less than the then fair market value per share of our common stock, but excluding securities issued in transactions referred to in clauses (1) through
(4) above or (6) below and subject to some exceptions;

      (6) the issuance of securities convertible into or exchangeable for our common stock for a conversion or exchange price plus consideration received upon issuance less than the then fair market value per share of our common stock at the time of issuance of such convertible or exchangeable security, but excluding securities issued in transactions referred to in clauses (1) through
(4) above; and

      (7) some other events that could have the effect of depriving holders of the warrants of the benefit of all or a portion of the purchase rights evidenced by the warrants.

     Adjustments to the exercise price will be calculated to the nearest cent. No adjustment need be made for any of the foregoing transactions if holders of warrants issued are to participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate in light of the basis and notice on which other holders of our common stock participate in the transaction.

     "Fair market value" per security at any date of determination shall be (1) in connection with a sale to a party that is not our affiliate in an arm's-length transaction, the price per security at which such security is sold and (2) in connection with any sale to our affiliate, (a) the last price per security at which such security was sold in an arm's-length transaction within the three-month period preceding such date of determination or (b) if clause
(a) is not applicable, the fair market value of such security determined in good faith by (i) a majority of our board of directors, including a majority of the disinterested directors, and approved in a board resolution delivered to the Warrant Agent or (ii) a nationally recognized investment banking, appraisal or valuation firm, which is not our affiliate, in each case taking into account, among all other factors deemed relevant by the board of directors or such investment banking, appraisal or valuation firm, the trading price and volume of such security on any national securities exchange or automated quotation system on which such security is traded.

     "Disinterested director" means, in connection with any issuance of securities that gives rise to a determination of the fair market value thereof, each member of our board of directors who is not an officer, employee, director or other affiliate of the party to whom we are proposing to issue the securities giving rise to such determination.

     No adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent (1.0%) in the exercise price; provided however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In the case of particular combinations or mergers, or the sale of all or substantially all of our assets to another corporation, (i) each warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such combination, merger or sale had the warrants been exercised immediately prior thereto and (ii) the Person formed by or surviving any such combination or merger, if other than the company, or to which such sale shall have been made will assume our obligations under the warrant agreement.

Reservation of Shares

     We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding warrants. Such shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

Amendment

     From time to time, we and State Street Bank and Trust Company, warrant agent, without the consent of the holders of the warrants, may amend or supplement the warrant agreement for particular purposes, including curing defects or inconsistencies or making any change that does not adversely affect the legal rights of any holder. Any amendment or supplement to the warrant agreement that adversely affects the legal rights of the holders of the warrants will require the written consent of the holders of a majority of the then outstanding warrants (excluding warrants held by us or any of our affiliates). The consent of each holder of the warrants affected will be required for any amendment under which the exercise price would be increased or the number of shares of our common stock purchasable upon exercise of warrants would be decreased, other than for particular adjustments provided in the warrant agreement.

                          DESCRIPTION OF CAPITAL STOCK

General Matters

     As of July 15, 2000, the total amount of our authorized capital stock is 120,000,000 shares of common stock, $.01 par value per share, and 20,000,000 shares of preferred stock to be issued from time to time in one or more series, with such designations, powers, preferences, rights, qualifications, limitations and restrictions as our board of directors may determine. As of July 15, 2000 we had outstanding 35,920,369 shares of common stock, no shares of preferred stock and options to purchase 2,233,728 shares of our common stock, of which none were currently exercisable. As of July 15, 2000, there were approximately 60 holders of record of our common stock. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our restated certificate of incorporation and our amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

Common Stock

     Holders of our common stock are entitled to share equally, share for share, if dividends are declared on our common stock, whether payable in cash, property or our securities. The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share equally, share for share, in our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or the restated certificate, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.

     Our common stock is listed on the New York Stock Exchange under the symbol "CRL."

Preferred Stock

     Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

     We have no current intention to issue any of our unissued, authorized shares of preferred stock. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

Select Provisions of Certificate of Incorporation and Bylaws

     Our directors will be elected by a plurality of the votes cast for election. Directors may only be removed for cause with the affirmative vote of the holders of 80% of the shares of our capital stock.

     Special meetings of stockholders may be called at any time by our chairman, our chief executive officer or our board of directors pursuant to a resolution adopted by a majority of the directors then in office. Our certificate of incorporation and bylaws do not permit our stockholders to take any action by written consent in lieu of a meeting. Our bylaws also have specific provisions regarding the procedures for nominating directors and giving notice of business to be brought before the annual meeting of stockholders. The affirmative vote of the holders of 80% of the shares of our capital stock are required to alter, amend or repeal these provisions of our certificate of incorporation and bylaws.

DLJMB Warrants

     In addition to the warrants described in this prospectus, as of July 15, 2000, we had outstanding warrants to purchase 1,831,094 shares of common stock at an exercise price of not less than $0.01 per share subject to customary antidilution provisions (which differ in some respects from those contained in the warrants described in this prospectus) and other customary terms. These warrants will be exercisable at any time prior to 5:00 p.m., New York city time, on April 1, 2010.

Registration Rights

     Pursuant to the Investors' Agreement, we granted holders of approximately 17,000,000 shares of our common stock demand registration rights to cause us to file a registration statement under the Securities Act covering resales of their shares. We also have granted holders of approximately 23,600,000 shares of our common stock "piggyback" registration rights to include their shares in our registration of securities. The DLJMB Funds are entitled to registration rights with respect to their warrants and the 1,831,094 shares issuable on exercise thereof. We have agreed to indemnify all holders whose shares are registered pursuant to exercise of these rights against specified liabilities, including liabilities under the Securities Act, and to pay their expenses in connection with these registrations. All holders of registration rights have agreed not to exercise them until December 20, 2000.

Provisions of Delaware Law Governing Business Combinations

     We are subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

     o the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

     o upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2-3% of the outstanding voting stock which is not owned by the "interested stockholder."

     A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

Limitations on Liability and Indemnification of Officers and Directors

     Our restated certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by such law. We have entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new directors or executive officers.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

     The following discussion describes the material United States federal income tax consequences of the ownership, disposition and exercise of warrants and the ownership and sale or other disposition of stock issuable upon the exercise of the warrants. This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and Treasury Regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this registration statement may affect the tax consequences described herein, possibly with retroactive effect.

     The following discusses only warrants and shares of common stock issuable upon the exercise of the warrants that are held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as some financial institutions, tax-exempt entities, insurance companies, dealers and traders in securities or currencies and holders who hold the warrants or the shares of common stock issuable upon the exercise of the warrants as part of a hedging transaction, "straddle," conversion transaction or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of warrants should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a warrant or of the shares of common stock issuable upon the exercise of the warrants that for United States federal income tax purposes is:

     o    a citizen or resident of the United States;

     o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.


     As used herein, the term "Non-U.S. Holder" means an owner of a warrant or of the shares of common stock issuable upon the exercise of the warrants that is, for United States federal income tax purposes,


     o    a nonresident alien individual;

     o    a foreign corporation;

     o    a nonresident alien fiduciary of a foreign estate or trust; or

     o a foreign partnership, one or more of the members of which is a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Tax Consequences to U.S. Holders

     The Warrants


     A U.S. Holder will generally not recognize any gain or loss upon exercise of any warrants (except with respect to any cash received in lieu of a fractional share of common stock issuable upon the exercise of a warrant). A U.S. Holder will have an initial tax basis in the shares of common stock received on exercise of the warrants equal to the sum of its tax basis in the warrants and the aggregate cash exercise price paid for the shares. A U.S. Holder's holding period in the shares of common stock received will commence on the day the warrants are exercised.

     If a warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Upon the sale or other disposition of a warrant, a U.S. Holder will generally recognize a capital gain or loss equal to the difference, if any, between the amount realized on the sale or disposition and the U.S. Holder's tax basis in the warrant. This capital gain or loss will be long-term capital gain or loss if, at the time of such sale or disposition, the warrant has been held for more than one year.

     Under Section 305 of the Code, a U.S. Holder of a warrant may be deemed to have received a constructive distribution from us, which may result in the inclusion of ordinary dividend income, in the event of particular adjustments to the number of shares of common stock to be issued on exercise of a warrant.

     Backup Withholding and Information Reporting

     Information reporting will generally, apply to dividends received with respect to the shares of common stock issuable upon the exercises of the warrants, and to the proceeds received on the sale or disposition of a warrant or of shares, in each case by a U.S. Holder who is not an exempt resident. Backup withholding of U.S. federal income tax at a rate of 31% may also apply to dividends received with respect to the shares of common stock issuable upon the exercise of the warrants and to the proceeds of a disposition of a warrant or shares by a U.S. Holder who is not an exempt recipient. Generally, individuals are not exempt recipients, whereas corporations and some other entities are exempt recipients. Backup withholding will apply only if the U.S. Holder is not an exempt recipient and


     o fails to furnish its Taxpayer Identification Number ("TIN") which, in the case of an individual, is his or her Social Security Number;

     o    furnishes an incorrect TIN;

     o is notified by the Internal Revenue Service ("IRS") that it has failed to properly report payments of dividends; or

     o under particular circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding.

     U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.


     The amount of any backup withholding from a payment to a U.S. Holder is not an additional tax and is allowable as a credit against the U.S. Holder's United States federal income tax liability, if any, or may be claimed as a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-U.S. Holders

     Dividends on Warrant Shares

     Dividends paid to a Non-U.S. Holder on the shares of common stock (and any deemed dividends resulting from particular adjustments to the number of shares of common stock to be issued on exercise of a warrant) generally will be subject to withholding tax at a 30% rate or at a lower rate provided in an applicable income tax treaty, unless the dividends are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. Currently, for purposes of determining whether tax is to be withheld at a 30% rate or at a reduced treaty rate, we ordinarily will presume that dividends paid on or before December 31, 2000 to an address in a foreign country are paid to a resident of that country absent knowledge that this presumption is not warranted. Under Treasury Regulations effective for payments after December 31, 2000, Non-U.S. Holders will be required to satisfy particular applicable certification requirements to claim a reduced rate of withholding under an applicable treaty.

     Sale, Exercise or other Disposition of the Warrants or Shares

     A Non-U.S. Holder will generally not recognize any gain or loss upon exercise of any warrants (except with respect to any cash received in lieu of a fractional share of common stock issuable upon the exercise of the warrant). A Non-U.S. Holder will have an initial tax basis in the shares of common stock received on exercise of the warrants equal to the sum of its tax basis in the warrants and the aggregate cash exercise price paid for the shares. A Non- U.S. Holder's holding period in the shares of common stock received will commence on the day the warrants are exercised.

     A Non-U.S. Holder of a warrant of shares of common stock issuable upon the exercise of the warrants will not be subject to United States federal income tax on any gain realized on the sale or other disposition of the warrant or shares, unless:

     o that gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States; or

     o the warrant or share was a United States real property interest ("USRPI") as defined in Section 897(c)(1) of the Code at any time during the five year period prior to the sale or exchange or at any time during the time that the Non-U.S. Holder held such warrant or share, whichever time was shorter.

     A warrant or share of common stock would be a USRPI only if, at any time during the five years prior to the sale or exchange of the warrant or share or at any time during the period that the Non-U.S. Holder held the warrant or share, whichever time was shorter, we had been a "United States real property holding corporation" (USRPHC") as defined in Section 897(c)(2) of the Code. We believe that we were not, have not been and will not become a USRPHC for federal income tax purposes.

     Effectively Connected Dividend Income or Gain

     Dividends with respect to shares of common stock or gain realized on the sale or other disposition of warrants or shares that are effectively connected with the conduct of a trade or business in the U.S. by a Non-U.S. Holder, although exempt from the withholding tax, described above may be subject to U.S. income tax at graduated rates as if such dividends or gain were earned by a U.S. Holder. The Non-U.S. Holder will be entitled to the exemption from withholding tax if it properly certifies on IRS Form 4224, Form W-8ECI or other appropriate successor form that the income is effectively connected with the conduct of a United States trade or business. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to particular adjustments.

     Backup Withholding and Information Reporting

     Where required, we will report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to the Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Backup withholding (described above under "-- Tax Consequences to U.S. Holders--Backup Withholding and Information Reporting") generally will not apply to dividends paid on or before December 31, 2000 to a Non-U.S.

Holder at an address outside the United States, provided we or our paying agent do not have actual knowledge that the payee is a United States Person. Under Treasury Regulations effective for payments made after December 31, 2000, however, a Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

     Under current Treasury Regulations, payments on the sale or other disposition of a warrant or of shares of common stock made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (generally in the case of payments made after December 31, 2000) a foreign partnership with particular connections to the United States, then information reporting (but not backup withholding) will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and some other particular conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     Recently promulgated Treasury Regulations, generally effective for payments after December 31, 2000, provide some presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless the holder certifies as to its non-U.S. status or otherwise establishes an exemption. In addition, the new Treasury Regulations change some procedural requirements relating to establishing a holder's non-U.S. status.

     Non-U.S. Holders of warrants or of the shares of common stock issuable upon the exercise of the warrants should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amount withheld from a payment to a Non-U.S. Holder under the backup withholding rules is not an additional tax and is allowable as a credit against the holder's United States federal income tax liability, if any, or may entitle the holder to a refund, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     We will not receive any proceeds from the sale of our warrants or common stock issued upon the exercise of the warrants, other than the payment of the exercise price of the warrants. The warrants and the common stock issued upon the exercise of the warrants may be sold by the holders from time to time in transactions in the market, in negotiated transactions, in underwritten offerings, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The holders may effect such transactions by selling the warrants and our common stock issued upon the exercise of the warrants to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the holders and/or the purchasers of the warrants for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of particular states, if applicable, the warrants and common stock issued on exercise of the warrants may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in particular states the warrants and shares of our common stock issued on exercise of the warrants may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The holders and any broker-dealers or agents that participate with the holders in the distribution of the warrants or our common stock issued upon the exercise of the warrants may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the warrants or the common stock issued upon the exercise of the warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Each holder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of our common stock by the holders.

     The costs of the registration of the warrants and the shares issuable on exercise of the warrants will be paid by us, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling holders will pay all underwriting discounts and selling commissions, if any. The selling holders will be indemnified by us against particular civil liabilities, including some liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                                 LEGAL MATTERS

     The validity of the warrants and shares of our common stock issuable upon the exercise of the warrants offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York.


                                    EXPERTS

     The consolidated financial statements of Charles River Laboratories International, Inc. as of December 25, 1999 and December 26, 1998 and for each of the three years in the period ended December 25, 1999 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the resale of warrants and shares of common stock issuable upon the exercise of the warrants. This prospectus does not contain all the information included in the registration statement and the related exhibits and schedules. You will find additional information about us, our common stock and the warrants in the registration statement. The registration statement and the related exhibits and schedules may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You can obtain information on the operation of the public reference facilities by calling 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC.

       INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA



                                                                                                                Page
                                                                                                                -----
      Introduction to Unaudited Pro Forma Condensed Consolidated Financial Data......................            P-2

      Charles River Laboratories International, Inc. and Subsidiaries
      Unaudited Pro Forma as Adjusted Condensed Consolidated Balance Sheet as of June 24, 2000.......            P-4
      Notes to Unaudited Pro Forma as Adjusted Condensed Consolidated Balance Sheet as of
        June 24, 2000................................................................................            P-5
      Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended
        December 25, 1999............................................................................            P-7
      Unaudited Pro Forma as Adjusted Condensed Consolidated Statement of Income for the Year
        Ended December 25, 1999......................................................................            P-8
      Notes to Unaudited Pro Forma and Pro Forma as Adjusted Condensed Consolidated Statement
        of Income for the Year Ended December 25, 1999...............................................            P-9
      Unaudited Pro Forma as Adjusted Condensed Consolidated Statement of Income for the Six
        Months Ended June 24, 2000...................................................................           P-11
      Notes to Unaudited Pro Forma as Adjusted Condensed Consolidated Statement of Income for
        the Six Months Ended June 24, 2000...........................................................           P-12

                      INTRODUCTION TO UNAUDITED PRO FORMA
                     CONDENSED CONSOLIDATED FINANCIAL DATA

     On September 29, 1999, Charles River Laboratories International, Inc. (the "Company") consummated the recapitalization. Prior to the consummation of the recapitalization, Charles River Laboratories, Inc. ("CRL") became a wholly owned subsidiary of Charles River Laboratories International, Inc. Charles River Laboratories International, Inc. has no operations other than those related to CRL. The aggregate consideration for the recapitalization consisted of $400.0 million in cash and a subordinated discount note for $43.0 million issued to the subsidiaries of B&L. Subsidiaries of B&L retained equity with a fair market value of $13.2 million. The $400.0 million cash consideration was raised through the following:

     o $92.4 million cash equity investment by the DLJMB Funds, management and certain other investors;

     o $37.6 million senior discount debentures with warrants issued to the DLJMB Funds and other investors;

     o    $162.0 million senior secured credit facilities; and

     o a portion of the net proceeds of the $150 million unit offering consisting of senior subordinated notes ($147.9 million) and warrants ($2.1 million).

     Upon the consummation of the recapitalization, the DLJMB Funds, management and certain other investors owned 87.5% of our outstanding capital stock and B&L owned 12.5%. The recapitalization has been accounted for as a leveraged recapitalization, which had no impact on the historical basis of our, or our subsidiaries', assets and liabilities.

     Simultaneously with the recapitalization, we acquired SBI Holdings, Inc. ("Sierra") pursuant to a stock purchase agreement for an initial purchase price of $23.3 million, of which approximately $6.0 million was used to repay Sierra's existing debt, which we funded with available cash and a portion of the net proceeds from the indebtedness described above. In addition, we have agreed to pay (a) up to $2.0 million in contingent consideration if certain financial objectives are reached by December 31, 2000, (b) up to $10.0 million in performance-based bonus payments if certain financial objectives are reached over the next five years, and (c) $3.0 million in retention and non-competition payments contingent upon the continuing employment of certain key scientific and managerial personnel through June 30, 2001. The recapitalization and the Sierra acquisition were consummated concurrently.

     As of February 28, 2000, the Company acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company, Charles River Japan, Inc. ("Charles River Japan") from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 billion yen, or $12.8 million. One billion yen, or $9.2 million, was paid at closing, and the balance of 400 million yen, or $3.7 million, was deferred pursuant to a three-year balloon promissory note secured by a pledge of the 16% interest. The note bears interest at the long-term prime rate in Japan. Effective with the acquisition of this additional interest, the Company has control of and is consolidating the operations of Charles River Japan, from the effective date of the incremental acquisition.

     During January 2000, the Company sold a product line in its research model business segment. The selling price of $7.0 million approximated the net book value at the time of the sale. Fiscal 1999 sales associated with this product line approximated $2.8 million. In addition, at the time of the sale, the Company had approximately $0.9 million of deferred revenue which related to cash payments received in advance of shipping the research models.

     The following unaudited pro forma as adjusted condensed consolidated financial data of the Company is based upon historical consolidated financial statements of the Company as adjusted to give effect to the impact of the transactions described above and the sale of 16,100,000 shares in our initial public offering (the "offering") at the price of $16.00 per share, the net proceeds of which have been used to repay certain outstanding indebtedness including a portion of the senior subordinated notes. The unaudited pro forma condensed consolidated balance sheet as of June 24, 2000 gives effect to the offering, assuming that this had occurred on June 24, 2000. The unaudited pro forma condensed consolidated statement of income for the year ended December 25, 1999, gives effect to the recapitalization, the acquisition of Sierra, the acquisition of the additional 16% of the equity of Charles River Japan, the sale of the product line and the offering, as if these transactions had occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated statement of income for the six months ended June 24, 2000 gives effect to the acquisition of Charles River Japan and the offering, as if these transactions had occurred at the beginning of the period presented.

     The pro forma adjustments are based on estimates, available information and assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed consolidated financial data do not purport to represent what the Company's combined results of operations or financial position would actually have been if the above transactions and the offering had occurred on the dates indicated and are not necessarily representative of the Company's combined results of operations for any future period. The unaudited pro forma condensed consolidated balance sheet and condensed consolidated statements of income should be read in conjunction with our consolidated financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this prospectus.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
      UNAUDITED PRO FORMA AS ADJUSTED CONDENSED CONSOLIDATED BALANCE SHEET
                              As of June 24, 2000
                             (dollars in thousands)


                                                           Company           Offering                    Pro Forma
                                                         Historical       Adjustments(a)                As Adjusted
                                                         ----------       --------------                -----------
Assets
Current assets:
 Cash and cash equivalents.........................         $18,993                    -     (b)            $18,993
 Trade receivables, net............................          50,930                    -                     50,930
 Inventories, net..................................          32,192                    -                     32,192
 Deferred tax asset................................             632                    -                        632
 Due from affiliates...............................              99                    -                         99
 Other current assets..............................           5,492                    -                      5,492
                                                         ----------       --------------                -----------
   Total current assets............................         108,338                    -                    108,338
Property, plant and equipment, net.................         117,741                    -                    117,741
Goodwill and other intangibles, net................          41,658                    -                     41,658
Investments in affiliates..........................           2,166                    -                      2,166
Deferred tax assets................................         101,783               15,732     (c)            117,515
Deferred financing costs...........................          13,747               (5,255)    (d)              8,492
Other assets.......................................          13,467                   --                     13,467
                                                         ----------       --------------                -----------
   Total assets....................................        $398,900              $10,477                   $409,377
                                                         ==========       ==============                ===========
Liabilities and Shareholders' Equity
Current liabilities:
 Current portion of long-term debt.................          $6,442               (5,000)    (e)             $1,442
 Current portion of capital lease obligations......             211                    -                        211
 Accounts payable..................................           8,693                    -                      8,693
 Accrued compensation..............................          13,540                    -                     13,540
 Deferred income...................................           5,808                    -                      5,808
 Accrued interest..................................           8,363                    -                      8,363
 Accrued liabilities...............................          20,429                    -                     20,429
 Accrued income taxes..............................           3,577                    -                      3,577
                                                         ----------       --------------                -----------
 Total current liabilities.........................          67,063               (5,000)                    62,063
Long-term debt.....................................         392,742             (191,375)    (f)            201,367
Deferred tax liability.............................           6,964                    -                      6,964
Capital lease obligations..........................             621                    -                        621
Accrued ESLIRP.....................................           8,638                    -                      8,638
Other long-term liabilities........................           3,851                    -                      3,851
                                                         ----------       --------------                -----------
 Total liabilities.................................         479,879             (196,375)                   283,504
                                                         ----------       --------------                -----------
Commitments and contingencies
Minority interests.................................          14,471                    -                     14,471
Redeemable common stock............................          13,198              (13,198)    (g)                  -
Shareholders' equity
 Common stock......................................             198                  161     (h)                359
 Capital in excess of par value....................         202,403              249,105     (h)            451,508
 Accumulated deficit...............................        (298,726)             (29,216)    (i)           (327,942)
 Loans to officers.................................            (920)                   -                       (920)
 Accumulated other comprehensive loss..............         (11,603)                   -                    (11,603)
                                                         ----------       --------------                -----------
 Total shareholders' equity........................        (108,648)             220,050                    111,402
                                                         ----------       --------------                -----------
 Total liabilities and shareholders' equity........        $398,900              $10,447                   $409,377
                                                         ==========       ==============                ===========

                                      P-4

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                    NOTES TO UNAUDITED PRO FORMA AS ADJUSTED
                      CONDENSED CONSOLIDATED BALANCE SHEET
                              As of June 24, 2000
                             (dollars in thousands)

     (a) The as adjusted condensed consolidated balance sheet as of June 24, 2000 gives effect to the sale of 16,100,000 shares in this offering at the initial public offering price of $16 per share with the net proceeds after transaction costs of $236,068 being used to repay indebtedness of $196,375.

     (b)  The sources and uses of cash from the Offering are as follows:


     Sources of funds:
     Proceeds from the offering...................................... $ 257,600
     Uses of funds:
     Redemption of senior subordinated notes.........................   (52,500)
     Repayment of outstanding amount - revolving credit facility.....    (5,000)
     Premium on redemption of principal amount of notes..............    (7,088)
     Repayment of subordinated discount note.........................   (46,884)
     Repayment of senior discount debentures.........................   (42,205)
     Estimated premium on early extinguishment of senior discount
       debentures....................................................   (24,468)
     Repayment of term loan A........................................   (14,500)
     Repayment of term loan B........................................   (43,423)
                                                                      ----------
     Estimated transaction fees and expenses.........................   (21,532)

          Net adjustments to cash....................................       $--

     (c)  The adjustment represents the income tax benefit related to:

          (i) the estimated premium related to the senior subordinated notes to be redeemed ($7,088) and the prepayment of the senior discount debentures ($24,468).

          (ii) the write-off of the discounts associated with the portion of the senior subordinated notes redeemed ($689) and the senior discount debentures ($7,872).

          (iii)the $5,255 write off of deferred financing costs related to the senior subordinated notes to be redeemed, the repayment of the senior discount debentures, and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering.

          (iv) a $424 gain related to repayment of the senior subordinated notes.

          The income tax benefit of $15,732 was computed at a 35.0% effective income tax rate.

     (d) Reflects the write off of deferred financing costs of $5,255 related to the senior subordinated notes to be redeemed, the repayment of the senior discount debentures and the amount outstanding on the revolving credit facility, and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering.

     (e) Reflects the repayment of the $5,000 outstanding on the revolving credit facility at June 24, 2000.

     (f) The adjustment represents the portion of the following indebtedness, recorded as long term debt in the March 25, 2000 financial statements, to be repaid from the proceeds of the offering:

          (i)  senior subordinated notes ($51,811)

          (ii) term loan A ($14,500)

          (iii)term loan B ($43,423)

          (iv) subordinated discount note ($47,308)

          (v)  senior discount debentures ($34,333)

     (g) Reflects the extinguishment, upon the initial public offering, of the put option held by B&L with respect to its 12.5% equity investment in the Company. Upon consummation of the offering, this stock is no longer redeemable and has been disclosed as part of shareholders' equity (capital in excess of par).

     (h) The adjustments represent the allocation of the proceeds from the offering of $257,600, net of estimated transaction fees and expenses of $21,532 plus the transfer of $13,198 from redeemable common stock as described in note (f), between common stock and capital in excess of par.

     (i) The adjustment represents the extraordinary loss computed as of June 24, 2000 resulting from:

          (i) the premiums related to the senior subordinated notes to be redeemed ($7,088) and the early extinguishment of the senior discount debentures ($24,468);

          (ii) the $5,255 write off of deferred financing costs related to the senior subordinated notes to be redeemed, the amount outstanding on the revolving credit facility, and the portion of the term loan A and term loan B to be repaid from the proceeds of the offering;

         (iii) the write off of the discounts related to the redeemed senior subordinated notes ($689) and the senior discount debentures ($7,872).

          (iv) the $424 gain related to repayment of the senior subordinated notes.

          These items are recorded net of the associated tax benefit of $15,732.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 25, 1999
                             (dollars in thousands)


                                                                                                                 Charles
                                                                            Pro Forma                          River Japan,
                                    Company     Recapitalization             for the            Sierra          Historical
                                  Historical      Adjustments            Recapitalization    Historical (c)         (d)
                                  ----------    ----------------         ----------------    --------------    ------------
Net sales related to products..     $180,269                   -                 $180,269                 -         $41,063
Net sales related to services..       39,007                                       39,007            16,034               -
                                  ----------    ----------------         ----------------    --------------    ------------
Total net sales................      219,276                   -                  219,276            16,034          41,063
Cost of products sold..........      108,928                   -                  108,928                 -          25,268
Cost of services provided......       25,664                   -                   25,664             9,589               -
Selling, general and
 administrative expenses.......       39,765                   -                   39,765             5,364           8,412
Amortization of goodwill and
 other intangibles.............        1,956                   -                    1,956               192               -
Restructuring charges..........            -                   -                        -                 -               -
                                  ----------    ----------------         ----------------    --------------    ------------
Operating income...............       42,963                   -                   42,963               889           7,383
Interest income................          536                   -                      536                 -               -
Other income (expense).........           89                   -                       89                              (865)
Interest expense...............      (12,789)            (37,922)  (a)            (50,711)             (321)            (95)
(Loss)/gain from foreign
 currency, net.................         (136)                  -                     (136)                -               -
                                  ----------    ----------------         ----------------    --------------    ------------
Income before income taxes and
 minority interests............       30,663             (37,922)                  (7,259)              568           6,423
Provision for income taxes.....       15,561             (14,191)  (b)              1,370               233           2,537
                                  ----------    ----------------         ----------------    --------------    ------------
Income before minority
 interests.....................       15,102             (23,731)                  (8,629)              335           3,886
Minority interests.............          (22)                  -                      (22)                -               -
Earnings from unconsolidated
 subsidiaries..................        2,044                   -                    2,044                 -               -
                                  ----------    ----------------         ----------------    --------------    ------------
Net income.....................      $17,124            $(23,731)                 $(6,607)             $335          $3,886
                                  ==========    ================         ================    ==============    ============
Earnings per common share
     Basic.....................   $    0.86
     Diluted...................   $    0.86
Weighted average number of
 shares outstanding
     Basic.....................   19,820,369
     Diluted...................   19,820,369


                                                       Sale of
                                  Acquisition          Product        Pro
                                  Adjustments          Line (k)      Forma
                                  -----------          --------    ---------
Net sales related to products..         $(986)  (e)    $(2,830)     $217,516
Net sales related to services..             -                -        55,041
                                  -----------          --------    ---------
Total net sales................          (986)          (2,830)      272,557
Cost of products sold..........             -           (2,584)      131,612
Cost of services provided......             -                         35,253
Selling, general and
 administrative expenses.......          (986)  (e)       (227)       52,328
Amortization of goodwill and
 other intangibles.............         1,700   (f)          -         3,848
Restructuring charges..........             -                -             -
                                  -----------          --------    ---------
Operating income...............        (1,700)             (19)       49,516
Interest income................             -                -           536
Other income (expense).........             -                -          (776)
Interest expense...............           241   (g)          -       (50,886)
(Loss)/gain from foreign
 currency, net.................             -                -          (136)
                                  -----------          --------    ---------
Income before income taxes and
 minority interests............        (1,459)             (19)       (1,746)
Provision for income taxes.....          (279)  (h)                    3,861
                                  -----------          --------    ---------
Income before minority
 interests.....................        (1,180)             (19)       (5,607)
Minority interests.............        (1,321)  (i)          -        (1,343)
Earnings from unconsolidated
 subsidiaries..................        (1,943)  (j)          -           101
                                  -----------          --------    ---------
Net income.....................       $(4,444)            $(19)      $(6,849)
                                  ===========          ========    =========

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                        UNAUDITED PRO FORMA AS ADJUSTED
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 25, 1999
                             (dollars in thousands)


                                                                                                             Pro Forma
                                                                Pro Forma       Adjustments(l)               As Adjusted
                                                                ---------       --------------               -----------
Net sales related to products.............................       $217,516                    -                  $217,516
Net sales related to services.............................         55,041                    -                    55,041
                                                                ---------       --------------               -----------
Total net sales...........................................        272,557                    -                   272,557
Cost of products sold.....................................        131,612                    -                   131,612
Cost of services provided.................................         35,253                    -                    35,253
Selling, general and administrative expenses..............         52,328                    -                    52,328
Amortization of goodwill and other intangibles............          3,848                    -                     3,848
Restructuring charges.....................................              -                    -                         -
                                                                ---------       --------------               -----------
Operating income..........................................         49,516                    -                    49,516
Interest income...........................................            536                    -                       536
Other income (expense)....................................           (776)                   -                      (776)
Interest expense..........................................        (50,886)              28,336    (m)            (22,550)
(Loss)/gain from foreign currency, net....................           (136)                   -                      (136)
                                                                ---------       --------------               -----------
Income before income taxes and minority interests.........         (1,746)              28,336                    26,590
Provision for income taxes................................          3,861                9,680    (n)             13,541
                                                                ---------       --------------               -----------
Income before minority interests..........................         (5,607)              18,656                    13,049
Minority interests........................................         (1,343)                   -                    (1,343)
Earnings from unconsolidated subsidiaries.................            101                    -                       101
                                                                ---------       --------------               -----------
Net income before extraordinary loss......................         (6,849)              18,656                    11,807
                                                                =========       ==============               ===========
Earnings per common share
 Basic....................................................                                                      $   0.33
 Diluted..................................................                                                      $   0.31
Weighted average number of common shares outstanding......
 Basic....................................................                                                    35,920,369
 Diluted..................................................                                                    38,571,011

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 25, 1999
                             (dollars in thousands)


     (a) Reflects the adjustment to unaudited pro forma consolidated interest expense for the nine months ended September 25, 1999 as a result of the recapitalization transaction.

          The increase in interest expense can be reconciled as follows:


          Senior subordinated notes with warrants (1)...............     $15,416
          Senior discount debentures with warrants (2)..............       5,445
          Subordinated discount note (3)............................       4,623
          Term loan A (4)...........................................       2,562
          Term loan B (5)...........................................       8,363
          Revolver (6)..............................................         229
          Amortization of deferred financing costs (7)..............       1,284
                                                                         -------
                                                                         $37,922
                                                                         =======

          (1) Interest expense was calculated using an effective rate of 13.6%
          (2) Interest expense was calculated using an effective rate of 18.0%
          (3) Interest expense was calculated using an effective rate of 13.0%
          (4) Interest expense was calculated using an effective rate of 8.5%
          (5) Interest expense was calculated using an effective rate of 9.25%
          (6) Represents interest expense calculated at 8.5% plus fees on the unused portion of 0.50%
          (7) Represents nine months of amortization expense

     (b) Represents the income tax adjustment required to result in a pro forma income tax provision based on: (i) the Company's historical tax provision and (ii) the direct effects of the pro forma adjustments pertaining to the recapitalization.

     (c) Represents the historical unaudited financial results of Sierra for the nine months ended September 25, 1999.

     (d) Represents the historical unaudited financial results of Charles River Japan for the twelve months ended December 25, 1999.

     (e)  Represents the elimination of inter-company balances.

     (f) Reflects the incremental amortization expense of the identifiable intangibles and goodwill acquired in connection with the Sierra acquisition based upon useful lives ranging from five to fifteen years, and the incremental amortization of goodwill acquired in connection with the additional equity investment in Charles River Japan based upon an estimated useful life of fifteen years.

     (g) To eliminate Sierra's historical interest expense related to debt that, according to the terms of the Sierra stock purchase agreement, was repaid, and to reflect additional interest expense on the acquisition of an additional 16% of Charles River Japan.

     (h) Represents the income tax adjustment required to result in a pro forma tax provision based on: (i) Sierra's historical tax provision,
          (ii) Charles River Japan's historical tax provision and (iii) the direct effects of the

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 25, 1999
                             (dollars in thousands)


          pro forma adjustments pertaining to the acquisition of Sierra and an additional 16% equity interest in Charles River Japan.

     (i)  Reflects minority interests of 34% for Charles River Japan.

     (j) Represents the elimination of Charles River Japan's earnings from the earnings from unconsolidated subsidiaries line due to the fact that earnings are being consolidated into the Company's results on a pro forma basis.

     (k) Represents the historical results of a product line sold subsequent to year end. The realization of $900 of deferred income has not been reflected in the pro forma consolidated income statement as it is a non-recurring item.

     (l) The as adjusted condensed consolidated statement of income for the year ended December 25, 1999 gives effect to the recapitalization, the Sierra acquisition, the Charles River Japan acquisition, the product line sale, and is further adjusted for the sale of 16,100,000 shares in our initial public offering at a price of $16 per share with the net proceeds after transaction costs of $236,068 being used to repay some of the Company's indebtedness.

     (m) Reflects the reduction to interest expense that will be achieved as a result of the redemption of a portion of the senior subordinated notes and repayment of debt, along with the associated reduction to expense related to the amortization of the deferred financing costs and the discounts on the redeemed senior subordinated notes and the senior discount debentures.

     (n) Reflects the tax effect of the reduction to interest and amortization expense described above. This adjustment does not include the $4,762 release of valuation allowance associated with the deferred tax asset as this is a non-recurring item. We expect to be significantly more profitable in the future as a result of our initial public offering due to reduced interest costs as described above. The need for a valuation allowance associated with the deferred tax asset has been reassessed and the $4,762 release was recorded as a tax benefit in the second quarter of 2000. Refer to Note 4 to the unaudited condensed consolidated interim financial statements contained elsewhere in this prospectus.

     (o) The extraordinary loss which arises as a result of the offering has not been reflected in the as adjusted condensed consolidated statement of income as it is a non-recurring item. The extraordinary loss of $29,369 computed as if the offering had occurred on December 27, 1998 results from:

          (i) the estimated premiums related to the senior subordinated notes to be redeemed ($7,088) and the early extinguishment of the senior discount debentures ($22,918);

          (ii) the $5,954 write off of deferred financing costs related to the senior subordinated notes and senior discount debentures to be redeemed, the repayment of the outstanding amount on the revolving credit facility, and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering; and

          (iii)the write off of the discounts related to the redeemed senior subordinated notes ($745) and the senior discount debentures ($8,478).

          The associated tax benefits are estimated to be $15,814.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   UNAUDITED PRO FORMA AS ADJUSTED CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                     For the Six Months Ended June 24, 2000
                             (dollars in thousands)


                                             Charles River
                                              Japan, Inc.
                                 Company          Two         Acquisition                                               Pro Forma
                               Historical      months(a)      Adjustments          Pro Forma    Adjustments(h)         As Adjusted
                               ----------    -------------    -----------          ---------    --------------         -----------
Net sales related to
 products...................     $106,970           $7,598          $(196)   (b)    $114,372                 -            $114,372
Net sales related to
 services...................       36,429                -              -             36,429                 -              36,429
                               ----------    -------------    -----------          ---------    --------------         -----------
Total net sales.............      143,399            7,598           (196)           150,801                 -             150,801
Cost of products sold.......       59,511            4,120              -             63,631                 -              63,631
Cost of services provided...       24,401                -              -             24,401                 -              24,401
Selling, general and
 administrative
 expenses...................       24,240            1,409           (196)   (b)      25,453                 -              25,453
Amortization of goodwill
 and other intangibles......        1,802                -             74    (c)       1,876                 -               1,876
Restructuring charges.......            -                -              -                  -                 -                   -
                               ----------    -------------    -----------          ---------    --------------         -----------
Operating income............       33,445            2,069            (74)            35,440                 -              35,440
Interest income.............          291                -              -                291                 -                 291
Other income (expense)......          390                -              -                390                 -                 390
Interest expense............      (25,821)             (12)           (29)   (d)     (25,862)           14,046   (i)       (11,816)
(Loss)/gain from foreign
 currency, net..............         (160)               -              -               (160)                -                (160)
                               ----------    -------------    -----------          ---------    --------------         -----------
Income before income taxes
 and minority interests.....        8,145            2,057           (103)            10,099            14,046              24,145
Provision for income taxes..         (396)             879            (43)   (e)         440             4,798   (j)         5,238
                               ----------    -------------    -----------          ---------    --------------         -----------
Income before minority
 interests..................        8,541            1,178            (60)             9,659             9,248              18,907
Minority interests..........         (679)               -           (401)   (f)      (1,080)                -              (1,080)
Earnings from
 unconsolidated
 subsidiaries...............          748                -           (589)   (g)         159                 -                 159
                               ----------    -------------    -----------          ---------    --------------         -----------
Net income..................       $8,610           $1,178        $(1,050)            $8,738            $9,248             $17,986
                               ==========    =============    ===========          =========    ==============         ===========
Earnings per share
   Basic....................     $   0.43                                                                                 $   0.50
   Diluted..................     $   0.37                                                                                 $   0.45
Weighted average number
 of common shares
 outstanding
   Basic....................   19,820,369                                                                               35,920,369
   Diluted..................   23,571,555                                                                               39,671,555

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                    NOTES TO UNAUDITED PRO FORMA AS ADJUSTED
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     For the Six Months Ended June 24, 2000
                             (dollars in thousands)


     (a) Represents the historical unaudited financial results of Charles River Japan for the two months ended February 28, 2000.

     (b)  Represents the elimination of inter-company balances.

     (c) Reflects the incremental amortization of goodwill acquired in connection with the additional equity investment in Charles River Japan based upon an estimated useful life of fifteen years.

     (d) To reflect additional interest expense on the acquisition of an additional 16% of Charles River Japan.

     (e) Represents the income tax adjustment required to result in a pro forma income tax provision based on Charles River Japan's historical tax provision and the direct effects of the pro forma adjustments pertaining to the acquisition of an additional 16% of Charles River Japan.

     (f)  Reflects minority interests of 34% for Charles River Japan.

     (g) Reflects the elimination of Charles River Japan's earnings for the two months ended February 28, 2000 from the earnings from unconsolidated subsidiaries line due to the fact that these earnings are being consolidated into the Company's results on a pro forma basis.

     (h) The as adjusted condensed consolidated statement of income for the six months ended June 24, 2000 gives effect to the Charles River Japan acquisition as if this occurred on the first day of the period, and is further adjusted for the sale of 16,100,000 shares in our initial public offering at the price of $16 per share with the net proceeds after transaction costs of $236,068 being used to repay some of the Company's indebtedness.

     (i) Reflects the reduction to interest expense that will be achieved as a result of the redemption of a portion of the senior subordinated notes and repayment of debt, along with the associated reduction to expense related to the amortization of the deferred financing costs and the discounts on the redeemed senior subordinated notes and the senior discount debentures.

     (j) Reflects the tax effect of the reduction to interest and amortization expense described above. A $4,762 release of valuation allowance associated with the deferred tax asset was recorded in the second quarter of 2000. Refer to note 4 to the unaudited condensed consolidated interim financial statements contained elsewhere in this prospectus.

     (k) The extraordinary loss which arises as a result of the offering has not been reflected in the as adjusted condensed consolidated statement of income as it is a non-recurring item. The extraordinary loss of $30,780 computed as if the offering occurred on December 26, 1999 results from:

          (i) the estimated premiums related to the senior subordinated notes to be redeemed ($7,088) and the early extinguishment of the senior discount debentures ($25,646);

          (ii) the $5,618 write off of deferred financing costs related to the senior subordinated notes and senior discount debentures to be redeemed, the repayment of the outstanding amount on the revolving credit facility, and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering; and

          (iii)the write off of the discounts related to the redeemed senior subordinated notes ($726) and the senior discount debentures ($8,276).

          The associated tax benefits are estimated to be $16,574.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Charles River Laboratories International, Inc.
Report of Independent Accountants.......................................   F-2
Consolidated Statements of Income for the years ended
   December 27, 1997, December 26,  1998
   and December 25, 1999................................................   F-3
Consolidated Balance Sheets as of December 26, 1998
    and December 25, 1999...............................................   F-4
Consolidated Statements of Cash Flows for the years
   ended December 27, 1997, December 26, 1998
   and December 25, 1999................................................   F-5
Consolidated Statements of Changes in Shareholders'
   Equity for the years ended December 28,
   1996, December 27, 1997, December 26, 1998 and December 25, 1999.....   F-6
Notes to Consolidated Financial Statements..............................   F-7
Condensed Consolidated Statements of Income for the six months ended June 26, 1999 and  June 24, 2000 (unaudited)...................  F-29
Condensed Consolidated Balance Sheets as of December 25, 1999
   and June 24, 2000 (unaudited)........................................  F-30
Condensed Consolidated Statements of Cash Flows for the
   six months ended June 24, 1999 and June 26, 2000 (unaudited).........  F-31
Notes to Condensed Consolidated Interim Financial Statements
   (unaudited)..........................................................  F-32

                       Report of Independent Accountants

To the Board of Directors of
Charles River Laboratories International, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Charles River Laboratories International, Inc. and its subsidiaries (the "Company") at December 25, 1999 and December 26, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1999, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedules appearing under Item 16(b) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Boston, Massachusetts

March 29, 2000, except as to exchange of shares which is as of June 21, 2000.

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
               (dollars in thousands except for per share data)

                                                                                          Fiscal Year Ended
                                                                         --------------------------------------------------
                                                                         December 27,       December 26,       December 25,
                                                                             1997               1998               1999
                                                                         ------------       ------------       ------------
Net sales related to products.......................................       $  156,800         $  169,377         $  180,269
Net sales related to services.......................................           13,913             23,924             39,007
                                                                           ----------         ----------         ----------
Total net sales.....................................................          170,713            193,301            219,276
Costs and expenses
 Cost of products sold..............................................          102,980            107,146            108,928
 Cost of services provided..........................................            8,480             15,401             25,664
 Selling, general and administrative................................           30,451             34,142             39,765
 Amortization of goodwill and intangibles...........................              834              1,287              1,956
 Restructuring charges..............................................            5,892                 --                 --
                                                                           ----------         ----------         ----------
Operating income....................................................           22,076             35,325             42,963
Other income (expense)
 Interest income....................................................              865                986                536
 Other income.......................................................               --                 --                 89
 Interest expense...................................................             (501)              (421)           (12,789)
 Loss from foreign currency, net....................................             (221)               (58)              (136)
                                                                           ----------         ----------         ----------
Income before income taxes, minority interests and earnings from
 equity investments.................................................           22,219             35,832             30,663
Provision for income taxes..........................................            8,499             14,123             15,561
                                                                           ----------         ----------         ----------
Income before minority interests and earnings from equity
 investments........................................................           13,720             21,709             15,102
Minority interests..................................................              (10)               (10)               (22)
Earnings from equity investment.....................................            1,630              1,679              2,044
                                                                           ----------         ----------         ----------
Net income..........................................................       $   15,340         $   23,378         $   17,124
                                                                           ==========         ==========         ==========

Earnings per common share
Basic and Diluted...................................................           $0.77              $1.18              $0.86
Weighted average number of common shares outstanding
Basic and Diluted...................................................       19,820,369         19,820,369         19,820,369


                 See Notes to Consolidated Financial Statements

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)


                                                                                      December 26,       December 25,
                                                                                          1998               1999
                                                                                      ------------       ------------
Assets
 Current assets
   Cash and cash equivalents.....................................................       $    24,811         $   15,010
   Trade receivables, less allowances of $898 and $978, respectively.............            32,466             36,293
   Inventories...................................................................            30,731             30,534
   Deferred tax asset............................................................             5,432                632
   Due from affiliates...........................................................               982              1,233
   Other current assets..........................................................             2,792              5,293
                                                                                        -----------         ----------
     Total current assets........................................................            97,214             88,995
 Property, plant and equipment, net..............................................            82,690             85,413
 Goodwill and other intangibles, less accumulated amortization of $5,591
   and $7,220, respectively......................................................            17,705             36,958
 Investments in affiliates.......................................................            18,470             21,722
 Deferred tax asset..............................................................             5,787            101,560
 Deferred financing costs........................................................                --             14,015
 Other assets....................................................................            12,388             14,393
                                                                                        -----------         ----------
   Total assets..................................................................       $   234,254         $  363,056
                                                                                        ===========         ==========
Liabilities and Shareholders' Equity
 Current liabilities
   Current portion of long-term debt.............................................       $       202         $    3,290
   Current portion of capital lease obligations..................................               188                253
   Accounts payable..............................................................            11,615              9,291
   Accrued compensation..........................................................             9,972             10,792
   Deferred income...............................................................             3,419              7,643
   Accrued liabilities...........................................................            14,862             18,479
   Accrued interest..............................................................                53              8,935
   Accrued income taxes..........................................................            14,329              2,738
                                                                                        -----------         ----------
     Total current liabilities...................................................            54,640             61,421
 Long-term debt..................................................................               248            381,706
 Deferred tax liability..........................................................               836              4,990
 Capital lease obligations.......................................................               944                795
 Accrued ESLIRP..................................................................             7,747              8,315
 Other long-term liabilities.....................................................             1,274              2,469
                                                                                        -----------         ----------
   Total liabilities.............................................................            65,689            459,696
 Commitments and contingencies (Note 13)
 Minority interests..............................................................               306                304
 Redeemable common stock.........................................................                --             13,198
 Shareholders' equity
   Common stock (Note 5).........................................................                 1                198
   Capital in excess of par value................................................            17,836            206,940
   Accumulated deficit...........................................................           156,108           (307,351)
   Loans to officers.............................................................                --               (920)
   Accumulated other comprehensive loss..........................................            (5,686)            (9,009)
                                                                                        -----------         ----------
     Total shareholders' equity..................................................           168,259           (110,142)
                                                                                        -----------         ----------
     Total liabilities and shareholders' equity..................................       $   234,254         $  363,056
                                                                                        ===========         ==========

                See Notes to Consolidated Financial Statements

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

                                                                                                    Fiscal Year Ended

                                                                                      December 27,    December 26,    December 25,
                                                                                          1997            1998            1999
                                                                                      ------------    ------------    ------------
Cash flows relating to operating activities
  Net income.......................................................................     $15,340         $23,378         $17,124
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..................................................       9,703          10,895          12,318
    Amortization of debt issuance costs and discounts..............................          --              --             681
    Accretion of debenture and discount note.......................................          --              --           2,644
    Provision for doubtful accounts................................................         166             181             148
    Earnings from equity investments...............................................      (1,630)         (1,679)         (2,044)
    Minority interests.............................................................          10              10              22
    Deferred income taxes..........................................................      (1,363)         (3,133)          8,625
    Stock compensation expense.....................................................          84             333             124
    Gain on sale of property, plant, and equipment.................................          --              --          (1,441)
    Property, plant and equipment write downs and disposals........................         822              --           1,803
    Other non-cash items...........................................................          --              --             486
  Changes in assets and liabilities:
    Trade receivables..............................................................      (2,232)         (1,712)         (3,333)
    Inventories....................................................................      (1,917)         (1,250)            133
    Due from affiliates............................................................        (462)            538            (251)
    Other current assets...........................................................         165            (241)         (2,911)
    Other assets...................................................................       1,251          (4,309)         (1,943)
    Accounts payable...............................................................         594           2,853          (2,374)
    Accrued compensation...........................................................         674           2,090             868
    Accrued ESLIRP.................................................................         499             821             570
    Deferred income................................................................         105           1,278           4,223
    Accrued interest...............................................................          --              --           8,930
    Accrued liabilities............................................................       3,163           2,351           3,111
    Accrued income taxes...........................................................        (500)          5,605         (11,264)
    Other long-term liabilities....................................................        (148)           (629)          1,319
                                                                                        -------         -------         -------
     Net cash provided by operating activities.....................................      24,324          37,380          37,568
                                                                                        -------         -------         -------
Cash flows relating to investing activities
    Proceeds from sale of property, plant, and equipment...........................          --              --           1,860
    Dividends received from equity investments.....................................         773             681             815
    Capital expenditures...........................................................     (11,872)        (11,909)        (12,951)
    Contingent payments for prior year acquisitions................................        (640)           (681)           (841)
    Acquisition of businesses net of cash acquired.................................      (1,207)        (11,121)        (23,051)
                                                                                        -------         -------         -------
     Net cash used in investing activities.........................................     (12,946)        (23,030)        (34,168)
                                                                                        -------         -------         -------
Cash flows relating to financing activities
    Loans to officers..............................................................          --              --            (920)
    Payments of deferred financing costs...........................................          --              --         (14,442)
    Proceeds from long-term debt...................................................         281             199         339,007
    Payments on long-term debt.....................................................        (119)         (1,247)           (252)
    Payments on capital lease obligations..........................................        (346)            (48)           (307)
    Net activity with Bausch & Lomb................................................     (12,755)         (6,922)        (29,415)
    Transaction costs..............................................................          --              --          (8,168)
    Proceeds from issuance of warrants.............................................          --              --          10,606
    Proceeds from issuance of common stock.........................................          --              --          92,387
    Recapitalization consideration.................................................          --              --        (400,000)
                                                                                        -------         -------         -------
     Net cash used in financing activities.........................................     (12,939)         (8,018)        (11,504)
                                                                                        -------         -------         -------
Effect of exchange rate changes on cash and cash equivalents                               (181)            564          (1,697)
Net change in cash and cash equivalents............................................      (1,742)          6,896          (9,801)
                                                                                        -------         -------         -------
Cash and cash equivalents, beginning of year.......................................      19,657          17,915          24,811
                                                                                        -------         -------         -------
Cash and cash equivalents, end of year.............................................     $17,915         $24,811         $15,010
                                                                                        =======         =======         =======
Supplemental cash flow information
    Cash paid for taxes............................................................      $4,254          $4,681          $4,656
    Cash paid for interest.........................................................         287             177             538

                See Notes to Consolidated Financial Statements

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS EQUITY
                            (dollars in thousands)


                                                                         Accumulated
                                                                            Other                      Capital
                                                         Retained       Comprehensive     Common      In Excess      Loans to
                                            Total        Earnings          Income          Stock       of Par        Officers
                                            -----        --------          ------          -----       ------        --------

Balance at December 28, 1996.........      $154,133       $137,067         $(771)            $1       $17,836           $--
  Components of comprehensive income:
    Net income.......................        15,340         15,340            --             --            --            --
    Foreign currency translation.....        (6,844)            --        (6,844)            --            --            --
    Minimum pension liability
     adjustment......................          (510)            --          (510)            --            --            --
                                          ---------      ---------       -------           ----      --------         -----
      Total comprehensive income.....         7,986             --            --             --            --            --
  Net activity with Bausch & Lomb....       (12,755)       (12,755)           --             --            --            --
                                          ---------      ---------       -------           ----      --------         -----
Balance at December 27, 1997.........      $149,364       $139,652       $(8,125)            $1       $17,836           $--
  Components of comprehensive income:
    Net income.......................        23,378         23,378            --             --            --            --
    Foreign currency translation.....         2,839             --         2,839             --            --            --
    Minimum pension liability
     adjustment......................          (400)            --          (400)            --            --            --
                                          ---------      ---------       -------           ----      --------         -----
      Total comprehensive income.....        25,817             --            --             --            --            --
  Net activity with Bausch & Lomb....        (6,922)        (6,922)           --             --            --            --
                                          ---------      ---------       -------           ----      --------         -----
Balance at December 26, 1998.........      $168,259       $156,108       $(5,686)            $1       $17,836           $--
  Components of comprehensive income:
    Net income.......................        17,124         17,124            --             --            --            --
    Foreign currency translation.....        (3,437)            --        (3,437)            --            --            --
    Minimum pension liability
     adjustment......................           114             --           114             --            --            --
                                          ---------      ---------       -------           ----      --------         -----
     Total comprehensive income.....         13,801             --            --             --            --            --
  Net activity with Bausch & Lomb....       (29,415)       (29,415)           --             --            --            --
    Loans to officers................          (920)            --            --             --            --          (920)
      Transaction costs..............        (8,168)        (8,168)
      Deferred tax asset.............        99,506                                                    99,506
    Issuance of common stock.........        92,387             --            --            102        92,285            --
    Recapitalization consideration...      (443,000)      (443,000)           --             --            --            --
    Redeemable common stock
      classified outside of equity...       (13,198)            --            --             --       (13,198)           --
    Warrants.........................        10,606             --            --             --        10,606            --
    Exchange of stock................            --             --            --             95           (95)           --
                                          ---------      ---------       -------           ----      --------         -----
Balance at December 25, 1999.........     $(110,142)     $(307,351)      $(9,009)          $198      $206,940         $(920)
                                          =========      =========       =======           ====      ========         =====


                See Notes to Consolidated Financial Statements

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (dollars in thousands except for per share data)


1. Description of Business and Summary of Significant Accounting Policies

         Basis of Presentation

         Subsequent to December 25, 1999, Charles River Laboratories Holdings, Inc. changed its name to Charles River Laboratories International, Inc. The consolidated financial statements and related notes presented herein have been modified to reflect this name change.

         Charles River Laboratories International, Inc. (together with its subsidiaries, the "Company") is a holding company with no operations or assets other than its ownership of 100% of the outstanding common stock of Charles River Laboratories, Inc. For the periods presented in these consolidated financial statements that are prior to September 29, 1999, Charles River Laboratories International, Inc. and Charles River Laboratories, Inc. were 100% owned by Bausch & Lomb Incorporated ("B&L"). The assets, liabilities, operations and cash flows relating to Charles River Laboratories, Inc. and its subsidiaries were held by B&L and certain of its affiliated entities. As more fully described in Note 2, effective September 29, 1999, pursuant to a recapitalization agreement all such assets, liabilities and operations were contributed to an existing dormant subsidiary which was subsequently renamed Charles River Laboratories, Inc. Under the terms of the recapitalization, Charles River Laboratories, Inc. became a wholly owned subsidiary of Charles River Laboratories International, Inc. These financial statements include all such assets, liabilities, results of operations and cash flows on a combined basis for all periods prior to September 29, 1999 and on a consolidated basis thereafter.

         On June 5, 2000, a 1.927 for 1 exchange of stock was approved by the Board of Directors of the Company. This exchange of stock was effective June 21, 2000. All earnings per common share amounts, references to common stock and shareholders' equity amounts have been restated as if the exchange of stock had occurred as of the earliest period presented.

         Description of Business

         The Company is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company's fiscal year is the twelve month period ending the last Saturday in December.

         Principles of Consolidation

         The financial statements include all majority-owned subsidiaries. Intercompany accounts, transactions and profits are eliminated. Affiliated companies over which the Company does not have the ability to exercise control are accounted for using the equity method (Note 11).

         Use of Estimates

         The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. Description of Business and Summary of significant Accounting Policies (continued)


         Cash and Cash Equivalents

         Cash equivalents include time deposits and highly liquid investments with remaining maturities at the purchase date of three months or less.

         Inventories

         Inventories are stated at the lower of cost or market. Cost is determined principally on the average cost method. Costs for primates are accumulated in inventory until the primates are sold or declared breeders.

         Property, Plant and Equipment

         Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: buildings, 20 to 40 years; machinery and equipment, 2 to 20 years; and leasehold improvements, shorter of estimated useful life or the lease periods.

         Intangible Assets

         Intangible assets are amortized on a straight-line basis over periods ranging from 5 to 20 years. Intangible assets consist primarily of goodwill and customer lists.

         Other Assets

         Other assets consist primarily of the cash surrender value of life insurance policies and the net value of primate breeders. Primate breeders are amortized over 20 years on a straight line basis. Total amortization expense for primate breeders was $348, $323 and $300 for 1997, 1998 and 1999, respectively, and is included in costs of products sold.

         Impairment of Long-Lived Assets

         The Company evaluates long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount. In such instances, the carrying value of long-lived assets is reduced to the estimated fair value, as determined using an appraisal or discounted cash flow analysis, as appropriate.

         Stock-Based Compensation Plans

         As permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25).

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. Description of Business and Summary of significant Accounting Policies (continued)

         Revenue Recognition

         Revenues are recognized when products are shipped or as services are performed. Deferred income represents cash received from customers in advance of product shipment or performance of services.

         Fair Value of Financial Instruments

         The carrying amount of the Company's significant financial instruments, which include accounts receivable and debt, approximated their fair values at December 26, 1998 and December 25, 1999.

         Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). The asset and liability approach underlying FAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of the Company's assets and liabilities.

         Foreign Currency Translation

         In accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," the financial statements of all non-U.S. subsidiaries are translated into U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and shareholders' equity at historical exchange rates. The resulting translation adjustment is recorded as a component of accumulated other comprehensive income in the accompanying balance sheet.

         Concentrations of Credit Risk

         Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables from customers within the pharmaceutical and biomedical industries. As these industries have experienced significant growth and its customers are predominantly well-established and viable, the Company believes its exposure to credit risk to be minimal.

         Comprehensive Income

         The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (FAS 130) at the beginning of 1998. As it relates to the Company, comprehensive income is defined as net income plus the sum of currency translation adjustments and the change in minimum pension liability (collectively, other comprehensive income), and is presented in the Combined Statement of Changes in Shareholders' Equity.

         Segment Reporting

         During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS 131), which requires financial and descriptive information about an enterprise's reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker in

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. Description of Business and Summary of significant Accounting Policies (continued)

deciding how to allocate resources and in assessing performance. The Company operates in two business segments, research models and biomedical products and services.

         Earnings Per Share

         Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per common share is calculated by adjusting the weighted average number of common shares outstanding to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued (Note 4).

         Reclassifications

         Certain amounts in prior year financial statements and related notes have been reclassified to conform with current year presentation.

2.    Recapitalization and Related Financing

         On September 29, 1999 CRL Acquisition LLC, an affiliate of DLJ Merchant Banking Partners II, L.P. and affiliated funds (the "DLJMB Funds"), consummated a transaction in which it acquired 87.5% of the common stock of Charles River Laboratories, Inc. from B&L for approximately $443 million. This transaction was effected through Charles River Laboratories International, Inc. and was accounted for as a leveraged recapitalization, which had no affect on the historical basis of assets and liabilities. The transaction did, however, affect the capital structure of the Company as further described below. In addition, concurrent with the transaction, and more fully described in Note 3, the Company purchased all of the outstanding shares of common stock of SBI Holdings, Inc. ("Sierra"), a preclinical biomedical services company, for $23.3 million.

         The recapitalization transaction (the "recapitalization") and related fees and expenses were funded as follows:

          o issuance of 150,000 units, each consisting of a $1,000 principal amount of a 13.5% senior subordinated note and one warrant to purchase 7.6 shares of common stock of the Company;

          o borrowings of $162.0 million under a senior secured credit facility;

          o    an equity investment of $92.4 million;

          o issuance of $37.6 million senior discount debentures with warrants; and

          o    issuance of a $43.0 million subordinated discount note to B&L.

         The Company incurred approximately $14,442 in debt issuance costs related to these transactions. These costs have been capitalized as long-term assets and are being amortized over the terms of the indebtedness. Amortization expense of $426 was recorded in the accompanying combined financial statements for the year ended December 25, 1999. In addition, the Company also incurred transaction costs of $8,168, which were recorded as an adjustment to retained earnings.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

     Subsidiaries of B&L retained 12.5% of their equity investment in the Company in the recapitalization. The Company estimated the fair value attributable to this equity to be $13,198 which has been reclassified from additional paid in capital to the mezzanine section of the balance sheet due to the existence of a put option held by subsidiaries of B&L. The redemption price of the stock over which the put option is held is the fair market value at the time of redemption.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

2.  Recapitalization and Related Financing (continued)

Reconciliation of Recapitalization Transaction

         The funding to consummate the recapitalization transactions was as follows:

Funding:
Available cash.............................................    $    4,886
Senior subordinated notes with warrants....................       150,000
Senior secured credit facility.............................       162,000
Senior discount debentures with warrants...................        37,600
DLJMB funds, management and other investor equity..........        92,387
                                                               ----------
      Total cash funding...................................       446,873
Subordinated discount note.................................        43,000
Equity retained by subsidiaries of B&L.....................        13,198
                                                               ----------
      Total funding........................................    $  503,071
                                                               ==========
Uses of funds:
Recapitalization consideration.............................    $  443,000
Equity retained by subsidiaries of B&L.....................        13,198
Cash consideration for Sierra acquisition (Note 3).........        23,343
Debt issuance costs........................................        14,442
Transaction costs..........................................         8,168
Loans to officers..........................................           920
                                                               ----------
      Total uses of funds..................................    $  503,071
                                                               ==========

Senior Subordinated Notes and Warrants

         The Company issued 150,000 units, each comprised of a $1,000 senior subordinated note and a warrant to purchase 7.6 shares of common stock of Charles River Laboratories International, Inc. for total proceeds of $150,000. The Company estimated the fair value of the warrants to be $2,128 and allocated the $150,000 offering proceeds between the senior subordinated notes ($147,872) and the warrants ($2,128). The discount on the senior subordinated notes is being amortized over the life of the notes and amounted to $53 in 1999. The portion of the proceeds allocated to the warrants is reflected as capital in excess of par in the accompanying consolidated financial statements. Each warrant entitles the holder, subject to certain conditions, to purchase 7.6 shares of common stock of Charles River Laboratories International, Inc. at an exercise price of $5.19 per share of common stock, subject to adjustment under some circumstances. Upon exercise, the holders of warrants would be entitled to purchase 1,140,000 shares of common stock of Charles River Laboratories International, Inc. representing approximately 4.6% of the outstanding shares of stock of Charles River Laboratories International, Inc., on a fully diluted basis as of December 25, 1999. The warrants will be exercisable on or after October 1, 2001 and will expire on October 1, 2009.

         The senior subordinated notes will mature on October 1, 2009. The senior subordinated notes are not redeemable prior to October 1, 2004 other than in connection with a public offering of the common stock of Charles River Laboratories International, Inc. Thereafter, the senior subordinated notes will be subject to redemption at any time at the option of the issuer at redemption prices set forth in the senior subordinated notes. Interest on the senior subordinated notes will accrue at the rate of 13.5% per annum and will be payable semi-annually in arrears on

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

2.  Recapitalization and Related Financing (continued)


October 1 and April 1 of each year, commencing on April 1, 2000. The payment of principal and interest on the senior subordinated notes are subordinated in right to the prior payment of all senior debt.

         Upon the occurrence of a change in control, the Company will be obligated to make an offer to each holder of the senior subordinated notes to repurchase all or any part of such holder's senior subordinated notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Restrictions under the senior subordinated notes include certain sales of assets, certain payments of dividends and incurrence of debt, and limitations on certain mergers and transactions with affiliates. The Company is also required to maintain compliance with certain covenants with respect to the notes.

Senior Secured Credit Facility

         The senior secured credit facility includes a $40,000 term loan A facility, a $120,000 term loan B facility and a $30,000 revolving credit facility. The term loan A facility will mature on October 1, 2005, the term loan B facility will mature on October 1, 2007, and the revolving credit facility will mature on October 1, 2005. Interest on the term loan A and revolving credit facility will accrue at either a base rate plus 1.75% or LIBOR plus 3.0%, at the Company's option (9.08% at December 25, 1999). Interest on the term loan B accrues at either a base rate plus 2.50% or LIBOR plus 3.75% (9.83% at December 25, 1999). Interest will be paid quarterly in arrears commencing on December 30, 1999. At December 25, 1999, the Company had $2,000 of outstanding borrowings on its revolving credit facility. A commitment fee in an amount equal to 0.50% per annum on the daily average unused portion of the revolving credit facility will be paid quarterly in arrears. The credit facility requires the Company to remain in compliance with certain financial ratios as well as other restrictive covenants. Compliance with these ratios and covenants is not required until the quarter ended March 25, 2000.

         The Company had certain insignificant foreign borrowings outstanding at December 25, 1999, amounting to $90.

Other Financing

         The Company issued senior discount debentures with other warrants (the "DLJMB Warrants") to the DLJMB Funds and other investors for $37,600. The Company has estimated the fair value of the warrants to be $8,478 and allocated the $37,600 in proceeds between the discount debentures ($29,122) and the warrants ($8,478). The senior discount debentures accrete interest from their original issue price of $37,600 to $82,300 on October 1, 2004. Thereafter, interest is payable in cash. The senior discount debentures mature on April 1, 2010. The discount on the senior discount debentures is being amortized over the life of the debentures and amounted to $202 in 1999. The senior discount debentures contain covenants and events of default substantially similar to those contained in the Notes. The portion of the proceeds allocated to the DLJMB Warrants is reflected as capital in excess of par in the accompanying consolidated financial statements. Each of the 1,831,094 DLJMB warrants will entitle the holders thereof to purchase one share of common stock of the Company at an exercise price of not less than $0.01 per share subject to customary antidilution provisions and other customary terms. The DLJMB Warrants will be exercisable at any time through April 1, 2010.

         The $43,000 subordinated discount notes issued by the Company accrete at a rate of 12% prior to October 1, 2004 and thereafter at 15% to an aggregate principal amount of $175,300 at maturity on October 1, 2010. The subordinated discount notes are subject to mandatory redemption upon a change in control at the option of the holder and are subject to redemption at the Company's option at any time.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

2.  Recapitalization and Related Financing (continued)


         As previously discussed, Charles River Laboratories International, Inc. is a holding company with no operations or operational assets other than its ownership of 100% of Charles River Laboratories Inc.'s outstanding common stock. Charles River Laboratories, Inc. neither guarantees nor pledges its assets as collateral for the senior discount debentures or the subordinated discount note, which Charles River Laboratories International, Inc. issued. Charles River Laboratories International, Inc. has no source of liquidity to meet its cash requirements. As such, repayment of the obligations as outlined above will be dependent upon either dividends from Charles River Laboratories, Inc., which are restricted by terms contained in the indenture governing the senior subordinated notes and the new senior secured credit facility, or through a refinancing or equity transaction.

Minimum Future Principal Repayments

         Minimum future principal payments of long-term debt at December 25, 1999 are as follows:


Fiscal Year
-----------
2000...................................     $   3,290
2001...................................         3,200
2002...................................         5,200
2003...................................         9,200
2004...................................         1,200
Thereafter.............................       362,906
                                            ---------
Total..................................     $ 384,996
                                            =========

3. Business Acquisitions

         The Company acquired several businesses during the three-year period ended December 25, 1999. All acquisitions have been accounted for under the purchase method of accounting. The results of operations of the acquired businesses are included in the consolidated financial statements from the date of acquisition.

         On September 29, 1999, the Company acquired 100% of the outstanding stock of Sierra, a pre-clinical biomedical services company, for approximately $23,300 of which $6,000 was used to repay existing debt. The estimated fair value of assets acquired and liabilities assumed relating to the Sierra acquisition are summarized below:


Allocation of purchase price:
Net current assets (including cash of $292).....                   $1,807
Property, plant and equipment...................                    5,198
Other non-current assets........................                      254
Intangible assets:
   Customer list................................      11,491
   Work force...................................       2,941
   Other identifiable intangibles...............       1,251
   Goodwill.....................................         852       16,535
                                                      ------      -------
                                                                   23,794
Less long-term liabilities assumed..............                      451
                                                                  -------
                                                                  $23,343
                                                                  =======

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

3.  Business Acquisitions (continued)

         Goodwill and other intangibles related to the Sierra acquisition are being amortized on a straight-line basis over their established lives, which range from 5 to 15 years. As the transaction was effected through the acquisition of the stock of Sierra, the historical tax basis of Sierra continues and a deferred tax liability and offsetting goodwill of $4,374 has been recorded.

         In conjunction with the Sierra acquisition, the Company has agreed to pay additional consideration of up to $2,000 if Sierra achieves specified financial targets by December 31, 2000. This additional consideration, if any, will be recorded as additional goodwill at the time the contingency is resolved. Also, as part of the acquisition, the Company has agreed to pay up to $10,000 in performance-based bonus payments if specified financial objectives are reached over the next five years. At the time these contingencies become probable, the bonuses, if any, will be recorded as compensation expense. In addition, the Company has entered into employment agreements with certain key scientific and management personnel of Sierra that contain retention and non-competition payments totaling $3,000 to be paid upon their continuing employment with the Company at December 31, 1999 and June 30, 2001. The Company has recorded compensation expense of $1,435 in the accompanying consolidated financial statements relating to the first payment which was made on December 31, 1999. The remaining $1,565 will be expensed ratably through June 30, 2001 as such amounts are earned.

         On March 30, 1998, the Company acquired 100% of the outstanding stock of Tektagen, Inc. for $8,000 and assumed debt equal to approximately $850. Tektagen, Inc. provides quality control testing and consulting services to the biotechnology and pharmaceutical industries. The purchase price exceeded the fair value of the net assets acquired by approximately $6,600, which is being amortized on a straight line basis over 15 years. In addition, during 1998 the Company acquired an additional biomedical service business and one research model business; the impact of each is considered immaterial to the Company's financial statements taken as a whole.

         The following selected unaudited pro forma consolidated results of operations are presented as if each of the acquisitions had occurred as of the beginning of the period immediately preceding the period of acquisition after giving effect to certain adjustments for the amortization of goodwill and related income tax effects. The pro forma data is for informational purposes only and does not necessarily reflect the results of operations had the companies operated as one during the period. No effect has been given for synergies, if any, that may have been realized through the acquisitions.

                                                                    Fiscal Year Ended
                                                     ------------------------------------------------
                                                     December 27,      December 26,      December 25,
                                                         1997              1998              1999
                                                     -----------       ------------      ------------
Net sales.......................................     $  179,513        $  216,853        $  235,310
Operating income................................         21,830            36,233            42,589
Net income......................................         15,018            23,451            16,796
Basic and diluted earnings per share............     $     0.64        $     0.99        $     0.71

         Refer to Note 4 for the basis of determining the weighted average number of outstanding common shares for purposes of computing the proforma earnings per share disclosed above.

         In addition, during 1997, 1998 and 1999, the Company made contingent payments of $640 and $681, and $841 respectively, to the former owners of acquired businesses in connection with an additional purchase price commitment.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

4.    Earnings Per Share

         As more fully described under the Basis of Presentation section of Note 1, the accompanying consolidated financial statements include the combined capital structure of Charles River Laboratories International, Inc. and Charles River Laboratories, Inc. for the years ended December 27, 1997 and December 26, 1998 and for the period ended September 29, 1999, which was significantly different than the capital structure of the Company after the recapitalization transaction. Further, these historical financial statements include operations of certain B&L entities that were contributed to Charles River Laboratories, Inc. as part of the recapitalization and which were not historically supported by the combined capital structure referred to above. As a result, the presentation of historical earnings per share data determined using the combined historical capital structure for the periods prior to September 29, 1999, the date of the recapitalization, would not be meaningful and has not been included herein. Rather, historical earnings per share have been computed assuming that the shares outstanding after the recapitalization had been outstanding for all periods presented on the basis described below.

         As a result of the recapitalization more fully described in Note 2, the DLJMB Funds, management and other investors indirectly own 87.5% of the capital stock of the Company, and subsidiaries of B&L own the remaining 12.5%. Based upon the amounts invested, shares outstanding of common stock in Charles River Laboratories International, Inc. at the date of the recapitalization totaled 19,820,369. Basic earnings per share was computed by dividing earnings available to common shareholders for each of the years in the three-year period ended December 25, 1999 by the weighted average number of common shares outstanding in the period subsequent to the recapitalization as if such shares had been outstanding for the entire three-year period. Warrants to purchase 2,970,645 shares of common stock were outstanding in the period subsequent to the recapitalization. The weighted average number of common shares outstanding in the period subsequent to the recapitalization has not been adjusted to include these common stock equivalents for purposes of calculating diluted earnings per share as the warrants were issued in connection with the recapitalization financing which are not assumed to be outstanding for purposes of computing earnings per share.

5.    Shareholders' Equity

         As more fully described in Note 1, the capital structure of the Company is presented on a combined basis at December 26, 1998 and on a consolidated basis at December 25, 1999. Common stock information at each date is as follows:

December 26, 1998
Charles River Laboratories Corp., $0.01 par value, 200,000 shares authorized,
100 shares issued and outstanding.......................................................      $     --
                                                                                              --------
Charles River Laboratories, Inc., $1 par value, 1,000 shares authorized,
1000 shares issued and outstanding......................................................      $      1
                                                                                              --------
                                                                                              $      1
                                                                                              --------
December 25, 1999
Charles River Laboratories International, Inc., $0.01 par value, 77,079,208 shares
authorized,19,820,369 shares issued and outstanding.....................................      $    198
                                                                                              ========

         The Company has 250,000 shares of $.01 par value Series A Redeemable Preferred Stock and 10,000,000 shares of $.01 par value preferred stock authorized. At December 25, 1999, no shares were issued and outstanding.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


6.    Supplemental Balance Sheet Information

         The composition of inventories is as follows:

                                      December 26,      December 25,
                                          1998              1999
                                      ------------      ------------
Raw materials and supplies.......     $   4,932         $   4,196
Work in process..................         1,088             1,608
Finished products................        24,711            24,730
                                      ---------         ---------
Inventories......................     $  30,731         $  30,534
                                      =========         =========

         The composition of property, plant and equipment is as follows:

                                      December 26,      December 25,
                                         1998               1999
                                      ------------      ------------
Land..................................$   7,783         $    7,022
Buildings.............................   90,919             90,730
Machinery and equipment...............   74,876             82,131
Leasehold improvements................    3,063              4,668
Furniture and fixtures................    1,532              1,826
Vehicles..............................    3,006              2,689
Construction in progress..............    6,176              4,679
                                      ---------         ----------
                                        187,355            193,745
Less accumulated depreciation......... (104,665)          (108,332)
                                      ---------         ----------
 Net property, plant and equipment....$  82,690         $   85,413
                                      =========         ==========

         Depreciation and amortization expense for the years ended 1997, 1998, and 1999 was $8,320, $9,168, and $10,062, respectively.

7.    Leases

         Capital Leases

         The Company has one capital lease for a building and numerous capital leases for equipment. These leases are capitalized using interest rates considered appropriate at the inception of each lease. Assets under capital lease are not significant.

         Capital lease obligations amounted to $1,132 and $1,048 at December 26, 1998 and December 25, 1999, respectively, with maturities through 2003 at interest rates ranging from 9.5% to 15.0%. Future minimum lease payments under capital lease obligations at December 25, 1999 are as follows:

2000....................................................   $     384
2001....................................................         312
2002....................................................         293
2003....................................................         475
-----                                                      ---------
Total minimum lease payments............................       1,464
Less amount representing interest.......................        (416)
                                                           ---------
Present value of net minimum lease payments.............   $   1,048
                                                           =========

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


7. Leases (continued)

         Operating Leases

         The Company has various operating leases for machinery and equipment, automobiles, office equipment, land and office space. Rent expense for all operating leases was $4,453 in 1999, $3,273 in 1998, and $3,111 in 1997. Future minimum payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more consist of the following at December 25, 1999:

2000...................................      $ 4,263
2001...................................        3,071
2002...................................        2,039
2003...................................          910
2004...................................          696
Thereafter.............................        1,928
                                             -------
                                             $12,907
                                             =======

8. Income Taxes

         In the fiscal years ended December 27, 1997 and December 26, 1998, and for the nine-month period ended September 29, 1999, the Company was not a separate taxable entity for federal and state income tax purposes and its income for these periods was included in the consolidated B&L income tax returns. The Company accounted for income taxes for these periods under the separate return method in accordance with FAS 109. Under the terms of the recapitalization agreement, B&L has assumed all income tax consequences associated with the periods through September 29, 1999. Accordingly, all current and deferred income tax attributes reflected in the Company's consolidated financial statements on the effective date of the recapitalization will ultimately be settled by B&L. In line with this, the domestic income tax attributes have been included in the net activity with B&L and have been charged off against retained earnings. Foreign subsidiaries are responsible for remitting taxes in their local jurisdictions. All such payments associated with periods prior to September 29, 1999 will ultimately be reimbursed by B&L, and this reimbursement will be recorded as an adjustment to additional paid in capital at the time of such reimbursement.

         In addition, in connection with the recapitalization transaction, CRL Acquisition LLC and B&L made a joint election under Internal Revenue Code
Section 338(h)(10) to treat the transaction as a purchase resulting in a step-up in the tax basis of the underlying assets. The election resulted in the recording of a deferred tax asset, before valuation allowance, of approximately $105,900, representing the estimated future tax benefits associated with the increased tax basis of its assets. In connection with the establishment of the deferred tax asset, the Company has recorded a valuation allowance of $6,380, primarily related to its realizability with respect to state income taxes. The Company expects to realize the net benefit of the deferred tax asset over a 15 year period. For financial reporting purposes the benefit was treated as a contribution to capital. The Company is in the process of finalizing the tax purchase price allocation. Any increase or decrease in the net deferred tax assets resulting from the final allocation of tax purchase price will be an adjustment to additional paid-in-capital.

         An analysis of the components of income before income taxes and minority interests and the related provision for income taxes is presented below:

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

8.  Income Taxes (continued)

                                                     Fiscal Year Ended
                                          --------------------------------------
                                          December 27, December 26, December 25,
                                               1997        1998        1999
                                          ------------ ------------ ------------
Income before equity in earnings of
foreign subsidiaries, income taxes and
minority interests
 U.S ....................................   $ 13,497    $ 22,364    $ 14,608
 Non-U.S ................................      8,722      13,468      16,055
                                            --------    --------    --------
                                            $ 22,219    $ 35,832    $ 30,663
                                            ========    ========    ========
Income tax provision
 Current:
  Federal ...............................   $  6,202    $  7,730    $  9,522
  Foreign ...............................      2,528       6,171       6,035
  State and local .......................      1,397       1,833       1,895
                                            --------    --------    --------
    Total current .......................     10,127      15,734      17,452
                                            --------    --------    --------
 Deferred:
  Federal ...............................   $ (1,867)   $   (597)   $ (2,000)
  Foreign ...............................        498        (887)         53
  State .................................       (259)       (127)         56
                                            --------    --------    --------
    Total deferred ......................     (1,628)     (1,611)     (1,891)
                                            --------    --------    --------
                                            $  8,499    $ 14,123    $ 15,561
                                            ========    ========    ========


         Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws.

                                                     December 26, 1998        December 25, 1999
                                                 -----------------------  ------------------------
                                                  Assets     Liabilities    Assets     Liabilities
Current:
 Inventories .................................   $     827    $    --     $    --      $    --
 Restructuring accruals ......................       1,006         --          --           --
 Employee benefits and compensation ..........       3,077         --          --           --
 Other accruals ..............................         522         --           632         --
                                                 ---------    ---------   ---------    ---------
                                                     5,432         --           632         --
                                                 ---------    ---------   ---------    ---------
Non-current:
 Goodwill and other intangibles ..............        --           --       104,617        4,272
 Net operating loss and credit carryforwards .       2,960         --         2,220         --
 Depreciation and amortization ...............       3,672          836         162         --
 Accrued Interest ............................        --           --           854         --
 Other .......................................         921         --           844          718
                                                 ---------    ---------   ---------    ---------
                                                     7,553          836     108,697        4,990
Valuation allowance ..........................      (1,766)        --        (7,137)        --
                                                 ---------    ---------   ---------    ---------
                                                     5,787          836     101,560        4,990
                                                 ---------    ---------   ---------    ---------
Total deferred taxes after valuation allowance   $  11,219    $     836   $ 102,192    $   4,990
                                                 =========    =========   =========    =========

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

8.  Income Taxes (continued)

         As of December 25, 1999, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $4,200 expiring between 2004 and 2019. Additionally, the Company has foreign tax credit carryforwards of $600 expiring in 2004. The Company has increased its valuation allowance from the $6,380 discussed above to $7,137, primarily related to the realizability of state operating loss carryforwards, foreign tax credits, and certain other deferred tax assets generated in the fourth quarter. The Company has recorded the balance of the net deferred tax asset on the belief that it is more likely than not that it will be realized. This belief is based upon a review of all available evidence, including historical operating results, projections of taxable income, and tax planning strategies.

         Reconciliations of the statutory U.S. federal income tax rate to effective tax rates are as follows:

                                                                  Fiscal Year Ended
                                                     -----------------------------------------
                                                     December 27,  December 26,  December 25,
                                                         1997         1998          1999
                                                     ------------  ------------  -------------
Tax at statutory U.S. tax rate ....................      35.0%        35.0%        35.0%
Foreign tax rate differences ......................      (0.1)         1.6          7.4
Non-deductible goodwill amortization ..............       0.4          0.6          0.5
State income taxes, net of federal tax benefit ....       3.3          3.1          3.6
Change in valuation allowance .....................        --           --          2.4
Other .............................................      (0.4)        (0.8)         1.8
                                                         ----         ----          ---
                                                         38.2%        39.5%        50.7%
                                                         ====         ====         ====

         During the year ended December 25, 1999, substantially all of the accumulated earnings of the Company's foreign subsidiaries through September 29, 1999 were repatriated to the United States to B&L in connection with the recapitalization transaction. Accordingly, a provision for U.S. federal and state income taxes, net of foreign tax credits, has been provided on such earnings in the year ended December 25, 1999. In addition, for periods subsequent to September 29, 1999, the Company elected to treat certain foreign subsidiaries in Germany and the United Kingdom as disregarded entities for U.S. federal and state income tax purpose and, accordingly, is providing for U.S. federal and state income taxes on such earnings. The Company's other foreign subsidiaries have accumulated earnings subsequent to September 29, 1999. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. taxes and withholdings taxes payable to the various foreign countries.

9.    Employee Benefits

         The Company sponsors one defined contribution plan and two defined benefit plans. The Company's defined contribution plan, the Charles River Laboratories Employee Savings Plan, qualifies under section 401(k) of the Internal Revenue Code. It covers substantially all U.S. employees and contains a provision whereby the Company matches employee contributions. The costs associated with the defined contribution plan totaled $416, $498 and $588 in 1997, 1998, and 1999, respectively.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

9.  Employee Benefits (continued)

         One of the Company's sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan, is a qualified, non-contributory plan that also covers substantially all U.S. employees. Benefits are based on participants' final average monthly compensation and years of service. Participants' rights vest upon completion of five years of service.

Under another defined benefit plan, the Company provides some executives with supplemental retirement benefits. This plan, the Executive Supplemental Life Insurance Retirement Plan or ESLIRP, is generally unfunded and non-qualified under the provisions of the Employee Retirement Income Securities Act of 1974. The Company has, however, taken out several key person life insurance policies with the intention of using their cash surrender value to fund the ESLIRP Plan. At December 25, 1999, the cash surrender value of these policies was $8,052.

         The following table provides reconciliations of the changes in benefit obligations, fair value of plan assets and funded status of the two defined benefit plans.

                                                                               Fiscal Year
                                                                    --------------------------------
                                                                       1997                   1998
                                                                    ----------              --------
Reconciliation of benefit obligation
 Benefit/obligation at beginning of year........................      $20,531                $25,112
 Service cost...................................................          795                    958
 Interest cost..................................................        1,588                  1,738
 Benefit payments...............................................         (742)                  (738)
 Actuarial loss (gain)..........................................        2,940                     73
                                                                      -------                -------
 Benefit/obligation at end of year..............................      $25,112                $26,997
                                                                      =======                =======
Reconciliation of fair value of plan assets
 Fair value of plan assets at beginning of year.................      $19,237                $26,493
 Actual return on plan assets...................................        7,773                 24,781
 Employer contributions.........................................          225                    759
 Benefit payments...............................................         (742)                  (738)
                                                                      -------                -------
 Fair value of plan assets at end of year.......................      $26,493                $50,795
                                                                      =======                =======
Funded status
 Funded status..................................................       $1,381                $23,797
 Unrecognized transition obligation.............................          563                    423
 Unrecognized prior-service cost................................          (27)                   (24)
 Unrecognized gain..............................................       (7,178)               (29,108)
                                                                      -------                -------
 Accrued benefit (cost).........................................      $(5,261)               $(4,912)
                                                                      =======                =======
Amounts recognized in the consolidated balance sheet
 Accrued benefit cost...........................................      $(7,849)               $(7,237)
 Intangible asset...............................................          286                    215
 Accumulated other comprehensive income.........................        2,302                  2,110
                                                                      -------                -------
 Net amount recognized..........................................      $(5,261)               $(4,912)
                                                                      =======                =======

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

9.  Employee Benefits (continued)


         Key weighted-average assumptions used in the measurement of the Company's benefit obligations are shown in the following table:

                                                 Fiscal Year Ended
                                     ------------------------------------------
                                     December 27,   December 26,   December 25,
                                         1997           1998           1999
                                     ------------   ------------   ------------
Discount rate........................     7.5%            7%              7%
Expected return on plan assets.......      10%           10%             10%
Rate of compensation increase........    4.75%          4.75%          4.75%

         The following table provides the components of net periodic benefit cost for the two defined benefit plans for 1997, 1998 and 1999:

                                                      Fiscal Year
                                             -------------------------------
                                              1997        1998        1999
                                              ----        ----        ----
Components of net periodic benefit cost
Service cost............................     $  804      $  795      $  958
Interest cost...........................      1,413       1,588       1,738
Expected return on plan assets..........     (1,717)     (1,901)     (2,623)
Amortization of transition obligation...        141         141         141
Amortization of prior-service cost......         (3)         (3)         (4)
Amortization of net gain................       (172)        (85)       (301)
                                             ------      ------      ------
Net periodic benefit cost...............     $  466      $  535      $  (91)
                                             ======      ======      ======

         The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $8,205, $7,745 and $0, as of December 26, 1998, and $8,761, $8,315, and $0 at December 25, 1999.

         The Company had an adjusted minimum pension liability of $2,302 ($1,381, net of tax) and $2,110 ($1,266 net of tax) as of December 26, 1998 and December 25, 1999, which represented the excess of the minimum accumulated net benefit obligation over previously recorded pension liabilities.

10.   Stock Compensation Plans

         As part of the recapitalization, the equity investors in the recapitalization transaction agreed and committed to establish a stock option plan for the Company, for the purpose of providing significant equity incentives to management. The 1999 Management Incentive Plan (the "Plan") is administered by the Company's Compensation Committee of the Board of Directors. A total of 1,784,384 shares were reserved for the exercise of option grants under the Plan. Awards of 1,726,328 non-qualified stock options, none of which are currently exercisable, were ratified and granted by the Company's Compensation Committee on December 9, 1999 effective as of September 29, 1999. Options to purchase shares of Charles River Laboratories International, Inc. granted pursuant to the Plan are subject to a vesting schedule based on three measures. Certain options vest solely with the passage of time (incrementally over five years so long as the optionee continues to be employed by the Company). The remainder of the options vest over time but contain clauses providing for the acceleration of vesting upon the achievement of certain performance targets or the occurrence of certain liquidity events. All options granted expire on September 29,

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

10.  Stock Compensation Plans (continued)

2009. The exercise price of all of the options initially granted under the Plan is $5.33, the fair value of the underlying common stock at the time of grant.

         Until September 29, 1999, employees of the Company participated in a stock option plan sponsored by B&L. As a result of the recapitalization transaction described in Note 2, employees participating in the B&L stock option plan exercised all vested options and were compensated for all unvested options. The Company recorded compensation expense of $1,300 in the fourth quarter of 1999 based upon the amount that B&L compensated these employees. The Company received a capital contribution by B&L for this amount during the fourth quarter of 1999, which has been recorded as part of the net activity with B&L. As management's participation in the B&L plan was discontinued earlier in the year, and the Company has established its own plan based on current facts and circumstances, the historical FAS 123 disclosures relating to the B&L plan are not considered relevant.

         The Company accounts for stock-based compensation plans under the provisions of APB 25. Under APB 25, because the exercise price of the new employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of that Statement.

         For purposes of this disclosure, the fair value of the fixed option grant on December 9, 1999 was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding:

Risk-free interest rate...............................     6.28%
Volatility factor.....................................    45.00%
Weighted average expected life (years)................        6

         The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         Had compensation expense for the Company's portion of fixed options been determined consistent with FAS 123, the Company's net income for the year ended December 25, 1999 would have been reduced to the pro forma amounts indicated below:

                                             As Reported       Pro Forma
Net income..............................          $17,124         $17,030
Earnings per share (actual dollars).....             0.86            0.86

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

11. Joint Ventures

         The Company has investments in several joint ventures. These joint ventures are separate legal entities whose purpose is consistent with the overall operations of the Company and represent geographical expansions of existing Company markets. The financial results of two of the joint ventures are consolidated into the Company's results as the Company has the ability to exercise control over these entities. The interests of the outside joint venture partners in these two joint ventures has been recorded as minority interests totaling $306 at December 26, 1998 and $304 at December 25, 1999.

The Company also has investments in two other joint ventures that are accounted for on the equity method. Charles River Japan is a joint venture with Ajinomoto Co., Inc. and is an extension of the Company's research model business in Japan. Dividends received from Charles River Japan amounted to $773 in 1997, $681 in 1998, and $815 in 1999. Charles River Mexico, a joint venture which is an extension of the Company's avian (or bird) business in Mexico, is not significant to the Company's operations.

         Summarized financial statement information for the unconsolidated joint ventures is as follows:

                                                  Fiscal Year Ended
                                         --------------------------------------
                                        December 27,  December 26,  December 25,
                                            1997          1998         1999
                                        ------------  ------------  ------------
Condensed Combined Statements of Income
      Net sales......................... $  44,744     $  39,798     $  44,826
      Operating income..................     7,484         6,756         7,658
      Net income........................     3,337         3,445         4,221


                                          December 26,      December 25,
                                              1998              1999
                                          ------------      ------------
Condensed Combined Balance Sheets
     Current assets..................        $19,388           $20,486
     Non-current assets..............         36,376            39,720
                                             -------           -------
                                             $55,764           $60,206
                                             =======           =======
     Current liabilities.............        $13,501           $11,330
     Non-current liabilities.........          6,617             6,163
     Shareholders' equity............         35,646            42,713
                                             -------           -------
                                             $55,764           $60,206
                                             =======           =======

12. Restructuring Charges and Asset Impairments

         In April 1997, the B&L Board of Directors approved plans to restructure portions of the Company. As a result, pre-tax restructuring charges of $5,892 were recorded in 1997. The major components of the plans are summarized in the table below:

Employee separations.........................      $3,200
Asset writedowns.............................       2,157
Other........................................         535
                                                   ------
                                                   $5,892
                                                   ======

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

12.  Restructuring Charges and Asset Impairments (continued)

         The overall purpose of the restructuring charges was to reduce costs and improve profitability by closing excess capacity and eliminating associated personnel, reducing excess corporate, administrative and professional personnel, and exiting several small unprofitable product-lines. The restructuring actions affected both the research model and biomedical products and services segments. In total over 70 individuals were terminated in connection with these actions.

         These restructuring efforts have reduced the Company's fixed cost structure and realigned the business to meet its strategic objectives through the closure, relocation and combining of breeding, distribution, sales and administrative operations, and workforce reductions. Some severance costs were being paid over periods greater than one year. Asset writedowns relate primarily to the closing of facilities and losses resulting from equipment dispositions. Other charges included miscellaneous costs and other commitments.

         The following table sets forth the activity in the restructuring reserves through December 25, 1999:

                                             Restructuring Programs
                                             ----------------------
Restructuring provision.................       $    5,892
Cash payments...........................           (1,725)
Asset write-downs.......................           (1,435)
                                               ----------
      Balance, December 27, 1997........            2,732
Cash payments...........................             (897)
Asset write-downs.......................             (722)
                                               ----------
      Balance, December 26, 1998........       $    1,113
Cash payments...........................       $   (1,113)
                                               ----------
      Balance, December 25, 1999........       $       --

         At December 25, 1999, the restructuring reserve was fully utilized.

13.   Commitments and Contingencies

         Insurance

         The Company maintains insurance for workers' compensation, auto liability, employee medical and general liability. The per claim loss limits are $250, with annual aggregate loss limits of $1,500. Related accruals were $2,556 and $2,813 on December 26, 1998 and December 25, 1999, respectively. Separately, the Company has provided a letter of credit in favor of the insurance carriers in the amount of $350.

         Supply Agreement

         The Company is currently engaged in distributing certain products under a supply agreement. In the event certain minimum sales of $500 in 2000 and $1,000 in 2001 are not achieved, the Company at its option can pay the difference in cash or terminate the agreement. In the event of such termination, the Company will not be required to make any payments.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

13.  Commitments and Contingencies (continued)

         Litigation

         Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's consolidated financial statements.

         The Company is currently under a court order issued in June 1997 to remove its large animal operations from two islands located in the Florida Keys and refoliate the islands. The Company continues to hold discussions with the state of Florida authorities regarding the extent of refoliation required on the islands and believes the reserves recorded in the accompanying consolidated financial statements are sufficient to provide for the estimated exposure in connection with the refoliation. The Company has provided a letter of credit in regards to the completion of the refoliation on the islands for $350.

14.   Related Party Transactions

         As more fully described in Note 2, the Company completed the recapitalization in September 1999 and became a stand-alone entity. Until the recapitalization, the Company historically had operated autonomously from B&L. Some costs and expenses including insurance, information technology and other miscellaneous expenses were charged by B&L to the Company on a direct basis, however. Management believes these charges were based upon assumptions that were reasonable under the circumstances. These charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had the Company incurred these costs as a separate entity. Charges of approximately $470, $250, and $88 for these items are included in cost of products sold, cost of services provided and selling, general and administrative expense in the accompanying consolidated financial statements for the years ended 1997, 1998 and for the nine months ended 1999, respectively. The Company does not expect its stand-alone costs to be significantly different from the historical costs allocated by B&L due to the autonomy with which the Company operated.

         As more fully described in Note 2, the accompanying consolidated financial statements include a line item "net activity with Bausch and Lomb" which comprises the above referenced intercompany allocations, net distributions made by the Company to B&L, and settlements with B&L as a result of the recapitalization.

         On October 11, 1999 the Company loaned to certain officers $920 to purchase stock in Charles River Laboratories International, Inc. through CRL Acquisition LLC. These loans are full recourse and bear interest at a rate of 6.75%. The year-end balance of $920 is classified as a reduction from Shareholders' Equity.

15.   Other Income

         During the third quarter of 1999, the Company recorded a gain of $1,441 on the sale of property, plant and equipment located in Florida and the Netherlands.

16.   Geographic and Business Segment Information

         The Company is organized into geographic regions for management reporting with operating income being the primary measure of regional profitability. Some general and administrative expenses, including some centralized services provided by regional offices, are allocated based on business segment sales. The accounting policies used to generate geographic results are the same as the Company's overall accounting policies.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

         The following table presents sales and other financial information by geography for the years 1997, 1998 and 1999. Included in the other non-U.S. category below are the Company's operations located in Canada, China, Germany, Italy, Netherlands, United Kingdom, Australia, Belgium, Czech Republic, Hungary, Spain and Sweden. Sales to unaffiliated customers represent net sales originating in entities physically located in the identified geographic area. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments and other assets.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


16.  Geographic and Business Segment Information (continued)

                                                                          Other
                                                U.S.        France       Non U.S.      Consolidated
                                              ---------     --------     --------      ------------
1997
     Sales to unaffiliated customers.....      $100,314      $25,680       $44,719          $170,713
     Long-lived assets...................        62,236       10,146        22,108            94,490
1998
     Sales to unaffiliated customers.....      $115,639      $26,177       $51,485          $193,301
     Long-lived assets...................        76,289       12,751        23,743           112,783
1999
     Sales to unaffiliated customers.....      $137,417      $29,205       $52,654          $219,276
     Long-lived assets...................       103,261       12,234        20,191           135,686

         The Company's product line segments are research models and biomedical products and services. The following table presents sales and other financial information by product line segment for the fiscal years 1997, 1998 and 1999. Sales to unaffiliated customers represent net sales originating in entities primarily engaged in either provision of research models or biomedical products and services. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments, and other assets.

                                        1997          1998          1999
                                     ----------    ----------    ----------
Research models
     Net sales.....................  $  125,214    $  134,590    $  142,312
     Operating income..............      19,583        30,517        33,663
     Total assets .................     157,915       180,983       268,381
     Depreciation and amortization.       5,297         5,534         8,008
     Capital expenditures .........       6,178         8,127         6,983
Biomedical products and services
     Net sales ....................  $  45,499     $   58,711    $   76,964
     Operating income .............       6,496        11,117        14,428
     Total assets .................      38,296        53,271        94,022
     Depreciation and amortization.       4,406         5,361         4,310
     Capital expenditures .........       5,694         3,782         5,968

         A reconciliation of segment operating income to consolidated operating income is as follows:

                                                Fiscal Year Ended
                                  --------------------------------------------
                                  December 27,    December 26,    December 25,
                                      1997            1998            1999
                                  ------------    ------------    ------------
Total segment operating income.      $  26,079       $  41,634       $  48,091
Unallocated corporate overhead.         (4,003)         (6,309)         (5,128)
                                     ---------       ---------       ---------
Consolidated operating income..      $  22,076       $  35,325       $  42,963
                                     =========       =========       =========

         Total segment assets disclosed above can be reconciled to total consolidated assets at December 25, 1999 with the addition of the $653 deferred tax asset pertaining to accrued interest (net of valuation allowance). This deferred tax asset is not attributable to a product line segment.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

16.  Geographic and Business Segment Information (continued)

         A summary of identifiable long-lived assets of each business segment at year end is as follows:

                                          December 26,      December 25,
                                              1998              1999
                                          ------------      ------------
Research Models......................     $    73,190        $   69,257
Biomedical Products and Services.....          39,593            66,429
                                          -----------        ----------
                                          $   112,783        $  135,686
                                          ===========        ==========

17. Subsequent Events (unaudited)

         As of February 28, 2000, the Company acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 billion yen, or $12,844. One billion yen, or $9,174, was paid at closing, and the balance of 400 million yen, or $3,670, was deferred pursuant to a three-year balloon promissory note secured by a pledge of the 16% shares. The note bears interest at the long-term prime rate in Japan. Effective with the acquisition of this additional interest, the Company will have control of and will consolidate the operations of Charles River Japan, from the effective date of the incremental acquisition.

         On March 10, 2000, the Company announced the closure of its Shamrock import and conditioning business in England. The Company expects the closure to be completed during the second quarter of 2000. The actions contemplated in this plan relate primarily to severance, property and equipment dispositions and other miscellaneous activities directly related to the operations being shut down. Management has met with the 16 employees subject to its severance plans and has communicated its intended closure actions to customers. The Company does not expect that the sales previously made by Shamrock will be significantly affected.

         During January 2000, the Company sold a product line within its research model business segment. The selling price of $7,000 approximated the net book value of the underlying assets at the time of the sale. In addition, the Company had approximately $900 of deferred revenue which related to cash payments received in advance of shipping the research models. Under the term of the sales agreement, the Company is no longer obligated to ship research models and, accordingly, has recorded this amount as income in the first quarter of 2000. Fiscal 1999 sales associated with this product line approximated $2,800.

         The Company consummated an initial public offering (the "Offering") of 16,100,000 shares of its common stock at a price of $16 subsequent to the second quarter of 2000. The Company plans to use the net proceeds from the Offering of $236,068 to redeem a portion of its outstanding senior subordinated notes, and to repay its senior discount debentures, subordinated discount note and a portion of its bank debt. The Offering was declared effective and trading opened on the New York Stock Exchange on June 23, 2000, however the closing did not occur until the third quarter of 2000.

         The following pro forma presentation of selected unaudited balance sheet information gives effect to the Offering as if it had occurred on June 24, 2000.

                                             Pro forma as of
                                              June 24, 2000
                                             ---------------
Total assets............................        $  409,377
Total liabilities.......................           283,504
Shareholders' equity....................           111,402

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

17. Subsequent Events (unaudited) (continued)

         The Company will record an extraordinary loss, net of tax, of approximately $29 million in the third quarter of 2000. This extraordinary loss will be attributable to premiums relating to the early repayment of a portion of the senior subordinated notes and the senior discount debentures, and the write-off of deferred financing costs and discounts associated with the debt repayment.

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
            FOR THE SIX-MONTHS ENDED JUNE 26, 1999 AND JUNE 24, 2000
                (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                                                             Six Months Ended
                                                                                    ---------------------------------
                                                                                    June 26, 1999       June 24, 2000
                                                                                    -------------       -------------
Net sales related to products..................................................    $        93,153      $      106,970
Net sales related to services..................................................             15,013              36,429
                                                                                   ---------------      --------------
Total net sales................................................................    $       108,166      $      143,399
Costs and Expenses
 Cost of products sold.........................................................             55,113              59,511
 Cost of services provided.....................................................              9,209              24,401
 Selling, general and administrative...........................................             19,911              24,240
 Amortization of goodwill and intangibles......................................                764               1,802
                                                                                   ---------------      --------------
Operating income...............................................................             23,169              33,445
Other income (expense)
 Interest income...............................................................                359                 291
 Interest expense..............................................................               (171)            (25,821)
 Loss from foreign currency, net...............................................               (153)               (160)
 Other income (expense)........................................................                  -                 390
                                                                                   ---------------      --------------
Income before income taxes, minority interests and earnings from equity
 investments...................................................................             23,204               8,145
Provision for income taxes.....................................................             10,011                (396)
                                                                                   ---------------      --------------
Income before minority interests and earnings from equity investments..........             13,193               8,541
Minority interests.............................................................                 (2)               (679)
Earnings from equity investments...............................................              1,117                 748
                                                                                   ---------------      --------------
Net Income.....................................................................    $        14,308      $        8,610
                                                                                   ===============      ==============
Earnings per common share
 Basic.........................................................................    $          0.72      $         0.43
 Diluted.......................................................................    $          0.72      $         0.37
Weighted average number of common shares outstanding
 Basic.........................................................................         19,820,369          19,820,369
 Diluted.......................................................................         19,820,369          23,571,555


            See Notes to Condensed Consolidated Financial Statements

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                                            December 25,     June 24,
                                                                                1999           2000
                                                                            ------------     --------
                                                                                    (Unaudited)
Assets
Current assets
 Cash and cash equivalents ................................................   $  15,010    $  18,993
 Trade receivables, less allowances of $978 and $976, respectively ........      36,293       50,930
 Inventories ..............................................................      30,534       32,192
 Deferred income taxes ....................................................         632          632
 Due from affiliates ......................................................       1,233           99
 Other current assets .....................................................       5,293        5,492
                                                                              ---------    ---------
   Total current assets ...................................................      88,995      108,338
Property, plant and equipment, net ........................................      85,413      117,741
Goodwill and other intangibles, less accumulated amortization of $7,220 and
 $8,971, respectively .....................................................      36,958       41,658
Investments in affiliates .................................................      21,722        2,166
Deferred tax asset ........................................................     101,560      101,783
Deferred financing costs ..................................................      14,015       13,747
Other assets ..............................................................      14,393       13,467
                                                                              ---------    ---------
 Total assets .............................................................   $ 363,056    $ 398,900
                                                                              =========    =========
Liabilities and Shareholder's Equity
Current liabilities
 Current portion of long-term debt ........................................   $   3,290    $   6,442
 Current portion of capital lease obligation ..............................         253          211
 Accounts payable .........................................................       9,291        8,693
 Accrued compensation .....................................................      10,792       13,540
 Deferred income ..........................................................       7,643        5,808
 Accrued interest .........................................................       8,935        8,363
 Accrued liabilities ......................................................      18,479       20,444
 Accrued income taxes .....................................................       2,738        3,577
                                                                              ---------    ---------
   Total current liabilities ..............................................      61,421       67,078
Long-term debt ............................................................     381,706      392,742
Deferred tax liability ....................................................       4,990        6,964
Capital lease obligations .................................................         795          621
Accrued ESLIRP ............................................................       8,315        8,638
Other long-term liabilities ...............................................       2,469        3,851
                                                                              ---------    ---------
   Total liabilities ......................................................     459,696      479,894
                                                                              ---------    ---------
Commitments and contingencies (Note 5)
Minority interests ........................................................         304       14,471
Redeemable common stock ...................................................      13,198       13,198
Shareholder's equity
 Common stock .............................................................         198          198
 Capital in excess of par value ...........................................     206,940      202,403
 Retained earnings ........................................................    (307,351)    (298,741)
 Loans to officers ........................................................        (920)        (920)
 Accumulated other comprehensive income ...................................      (9,009)     (11,603)
   Total shareholder's equity .............................................    (110,142)    (108,663)
                                                                              ---------    ---------
   Total liabilities and shareholder's equity .............................   $ 363,056    $ 398,900
                                                                              =========    =========


            See Notes to Condensed Consolidated Financial Statements

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (dollars in thousands)


                                                                                         Six Months Ended
                                                                                     ---------------------
                                                                                      June 26,    June 24,
                                                                                       1999        2000
                                                                                      --------    --------
Cash Flows Relating to Operating Activities
 Net income ......................................................................   $ 14,308    $  8,610
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization .................................................      5,816       8,012
   Amortization of debt issuance costs and discounts .............................       --         1,366
   Accretion of debenture and discount note ......................................       --         6,256
   Provision for doubtful accounts ...............................................        (13)         35
   Earnings from equity investments ..............................................     (1,117)       (748)
   Minority interests ............................................................          2         679
   Deferred income taxes .........................................................        309      (5,147)
   Stock compensation expense ....................................................         91        --
   Property, plant, and equipment write-downs and disposals ......................       --           528
   Other non-cash items ..........................................................       --            11
Changes in assets and liabilities
   Trade receivables .............................................................     (4,707)     (4,832)
   Inventories ...................................................................        589         (61)
   Due from affiliates ...........................................................       (779)        156
   Deferred financing cost .......................................................       --          (588)
   Other current assets ..........................................................       (694)       (122)
   Other assets ..................................................................       (481)     (1,740)
   Accounts payable ..............................................................     (1,210)     (3,532)
   Accrued compensation ..........................................................        368       3,050
   Accrued ESLIRP ................................................................        801         323
   Deferred income ...............................................................      2,607      (1,835)
   Accrued interest ..............................................................       --          (601)
   Accrued liabilities ...........................................................     (2,499)     (2,339)
   Accrued income taxes ..........................................................     (4,569)       (449)
   Other long-term liabilities ...................................................       (125)         10
                                                                                     --------    --------
     Net cash provided by operating activities ...................................   $  8,697    $  7,042
                                                                                     --------    --------
Cash Flows Relating to Investing Activities
 Capital expenditures ............................................................     (4,637)     (6,107)
 Contingent payments for prior year acquisitions .................................       (251)       --
 Acquisition of business, net of cash acquired of $3,163 .........................       --        (6,011)
 Proceeds from sale of animal colony .............................................       --         7,000
                                                                                     --------    --------
   Net cash used in investing activities .........................................   $ (4,888)   $ (5,118)
                                                                                     --------    --------
Cash Flows Relating to Financing Activities
 Proceeds from long-term debt ....................................................       --         3,000
 Payments on long-term debt ......................................................        (35)       (600)
 Payments on capital lease obligations ...........................................       (124)       (216)
 Net activity with Bausch & Lomb .................................................     (6,147)       --
                                                                                     --------    --------
   Net cash provided by/used in financing activities .............................   $ (6,306)   $  2,184
                                                                                     --------    --------
Effect of exchange rate changes on cash and cash equivalents .....................       (745)       (125)
                                                                                     --------    --------
Net change in cash and cash equivalents ..........................................     (3,242)      3,983
Cash and cash equivalents, beginning of period ...................................     24,811      15,010
                                                                                     --------    --------
Cash and Cash Equivalents, End of Period .........................................   $ 21,569    $ 18,993
                                                                                     ========    ========
Supplemental Cash Flow Information
 Cash paid for interest ..........................................................   $    171    $ 18,773
 Cash paid for taxes .............................................................      2,978       4,539

               See Notes to Condensed Consolidated Financial Statements

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
    NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                            (dollars in thousands)

1. Basis of Presentation

         The condensed consolidated interim financial statements are unaudited, and certain information and footnote disclosure related thereto normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States, have been omitted in accordance with Rule 10-01 of Regulation S-X. In the opinion of management, the accompanying unaudited condensed consolidated financial statements were prepared following the same policies and procedures used in the preparation of the audited financial statements and reflect all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the financial position of Charles River Laboratories International, Inc. ("the Company"). The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year. These condensed consolidated financial statements should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 25, 1999.

         On June 5, 2000, a 1.927 for 1 exchange of stock was approved by the Board of Directors of the Company. This exchange of stock was effective June 21, 2000. All earnings per common share amounts, references to common stock and shareholders' equity amounts have been restated as if the exchange of stock had occurred as of the earliest period presented.

2.  Initial Public Offering

         The Company consummated an initial public offering ("the Offering") of 16,100,000 shares of its common stock at a price of $16 subsequent to June 24, 2000. The Company plans to use the net proceeds from the Offering of $236,068 to redeem a portion of its outstanding senior subordinated notes, and to repay its senior discount debentures, subordinated discount note and a portion of its bank debt. The Offering was declared effective and trading opened on the New York Stock Exchange on June 23, 2000, however the closing did not occur until the third quarter of 2000. For this reason, the net proceeds of the Offering, and the previously described use of these proceeds, has not been recorded in the accompanying unaudited condensed consolidated financial statements. See Note 4 for a discussion of the impact of the Offering on the provision for income taxes.

         The following proforma presentation of selected unaudited balance sheet information gives effect to the Offering as if it had occurred on June 24, 2000.

                                             Pro forma as of
                                              June 24, 2000
                                              -------------
Total assets............................        $409,377
Total liabilities.......................         283,504
Shareholders' equity....................         111,402

         The Company will record an extraordinary loss, net of tax, of approximately $29 million in the third quarter of 2000. This extraordinary loss will be attributable to premiums relating to the early repayment of a portion of the senior subordinated notes and the senior discount debentures, and the write-off of deferred financing costs and discounts associated with the debt repayment.

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
    NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                            (dollars in thousands)

3.  Supplemental Balance Sheet Information

         The composition of inventories is as follows:

                                                  December 25,   June 24,
                                                      1999         2000
                                                  ------------   --------
Raw materials and supplies                        $   4,196      $  3,793
Work in process ..............................        1,608         1,374
Finished products ............................       24,730        27,025
                                                  ---------      --------
Inventories ..................................    $  30,534      $ 32,192
                                                  =========      ========


         The composition of property, plant and equipment is as follows:

                                                   December 25,  June 24,
                                                       1999        2000
                                                   ------------  --------
Land .........................................     $   7,022     $  9,411
Buildings ....................................        90,730      143,809
Machinery and equipment ......................        82,131       93,340
Leasehold improvements .......................         4,668        5,145
Furniture and fixtures .......................         1,826        1,931
Vehicles .....................................         2,689        2,585
Construction in progress .....................         4,679        4,569
                                                   ---------     --------
                                                     193,745      260,790
Less accumulated depreciation ................      (108,332)    (143,049)
                                                   ---------     --------
Net property, plant and equipment ............     $  85,413     $117,741
                                                   =========     ========

4. Income Taxes

         Effect of the Offering

         As further described in Note 2, the Company closed its initial public offering in the third quarter of 2000. Although the net sources and uses of the proceeds are not reflected in the accompanying condensed consolidated financial statements, the Company has given effect to the impact of the Offering on its estimated annual effective tax rate and reduced such rate to 53.6%. The 53.6% effective tax rate has been reflected in the accompanying condensed consolidated statements of income for the three and six month periods ended June 24, 2000.

         In addition, the Company has reassessed the need for a valuation allowance associated with the deferred tax asset balance discussed below. As a result of the Offering, the Company expects to be significantly more profitable in the future, due to reduced interest costs. The valuation allowance associated with the deferred tax asset described below has been reduced by $4,762, to $750. The reduction of the valuation allowance has been recorded as a tax benefit in the second quarter of 2000. The net deferred tax asset balance of $102,415 as of June 24, 2000 has been recorded at its estimated realizable value as determined by management after considering all available evidence, including historical operating results, projections of taxable income and tax planning strategies.

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
    NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                            (dollars in thousands)

4.  Income Taxes (continued)

         Finalization of Tax Purchase Price Allocation

         In connection with the leveraged recapitalization transaction which occurred effective September 29, 1999, CRL Acquisition LLC and Bausch & Lomb, the Company's shareholders, made a joint election under Internal Revenue Code 338(h)(10) to treat the transaction as an asset purchase resulting in a step-up in the tax basis of the underlying net assets. The election resulted in the recording of a deferred tax asset, net of valuation allowance, of $99,506 and a corresponding increase to capital in excess of par value. The Company was, however, still in the process of finalizing the tax purchase price allocation at December 25, 1999.

         During the second quarter of 2000, the tax purchase price allocation related to the election described above was finalized. An adjustment of $4,537 has been recorded to reduce the net deferred tax asset balance and capital in excess of par value in accordance with the final tax purchase price allocation.

5.  Commitments and Contingencies

         Insurance

         The Company maintains insurance for workers' compensation, auto liability, employee medical and general liability. The per claim loss limits are $250, with annual aggregate loss limits of $1,500. Related accruals were $2,813 and $2,861 on December 25, 1999 and June 24, 2000, respectively. Separately, the Company has provided a letter of credit in favor of the insurance carriers in the amount of $350.

         Supply Agreement

         The Company is currently engaged in distributing certain products under a supply agreement. In the event certain minimum sales of $500 in 2000 and $1,000 in 2001 are not achieved, the Company at its option can pay the difference in cash or terminate the agreement. In the event of such termination the Company will not be required to make any payments.

         Litigation

         Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's condensed consolidated financial statements.

         The Company is currently under a court order issued in June 1997 to remove its large animal operations from two islands located in the Florida Keys and to refoliate the islands. The Company removed its large animal operations from the island in the first quarter of 2000. The Company continues to hold discussions with the state of Florida and federal authorities regarding the extent of refoliation required on the islands and believes the reserves recorded in the accompanying condensed consolidated financial statements are sufficient to provide for the estimated exposure in connection with the refoliation. The Company has provided a letter of credit in regards to the completion of the refoliation on the island for $350.

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
    NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                            (dollars in thousands)

6. Earnings Per Share

         As described in the notes to the Company's consolidated financial statements as of, and for the fiscal year ended, December 25, 1999, pursuant to a recapitalization agreement effective September 29, 1999, all of the assets, liabilities, operations and cash flows relating to Charles River Laboratories, Inc., were contributed to an existing dormant subsidiary which was subsequently renamed Charles River Laboratories, Inc. Under the terms of the recapitalization, Charles River Laboratories, Inc., became a wholly owned subsidiary of Charles River Laboratories, International, Inc. The capital structure in place for periods prior to September 29, 1999 was significantly different than the capital structure of the Company after the recapitalization. The condensed consolidated income statements for the three month and six month periods ended June 26, 1999 also include operations of certain Bausch and Lomb (the Company's 100% shareholder prior to the recapitalization) entities which were not historically supported by the combined capital structure of Charles River Laboratories International, Inc. and Charles River Laboratories, Inc. As a result, the presentation of historical earnings per share data determined using the combined historical capital structure for the six month period ended June 26, 1999, would not be meaningful and has not been included in these condensed consolidated interim financial statements. Rather, earnings per share for the six months ended June 26, 1999 has been computed assuming that the shares outstanding after the recapitalization had been outstanding for these periods.

         As a result of the recapitalization DLJ Merchant Banking Partners II, L.P. and affiliated funds, management and other investors indirectly owned 87.5% of the capital stock of the Company, and subsidiaries of Bausch and Lomb owned the remaining 12.5% as of June 24, 2000. Based upon the amounts invested, shares outstanding of common stock in Charles River Laboratories, International, Inc. at the date of the recapitalization totaled 19,820,369. Basic earnings per share for the six month period ended June 26, 1999 was computed by dividing earnings available to common shareholders for these periods, by the weighted average number of common shares outstanding in the period subsequent to the recapitalization. Basic earnings per share for the six month period ended June 24, 2000 was computed by dividing earnings available to common shareholders for these periods by the weighted average number of common shares outstanding in the respective periods.

         For purposes of calculating diluted earnings per share for the six month period ended June 26, 1999, the weighted average number of common shares used in the basic earnings per share computation described above has not been adjusted to include common stock equivalents, as these common stock equivalents were issued in connection with the recapitalization financing and are not assumed to be outstanding for purposes of computing earnings per share in these periods. The weighted average number of common shares outstanding in the six month period ended June 24, 2000 has been adjusted to include common stock equivalents for the purpose of calculating diluted earnings per shares for these periods.

         The following table illustrates the reconciliation of the numerator and denominator of the basic and diluted earnings per share computations:

                                                                     Six Month Period Ended
                                                                  ----------------------------
                                                                  June 26, 1999  June 24, 2000
                                                                  -------------  -------------
Numerator - basic and diluted earnings per share
Income available to common stockholders ........................   $    14,308   $     8,610
Denominator:
Basic earnings per share - weighted average shares outstanding .    19,820,369    19,820,369
Effect of dilutive securities - stock options and warrants .....            --     3,751,186
                                                                   -----------   -----------
Diluted earnings per share - weighted average shares outstanding    19,820,369    23,571,555
                                                                   ===========   ===========
Basic earnings per share .......................................   $      0.72   $      0.43
Diluted earnings per share .....................................   $      0.72   $      0.37

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
    NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                            (dollars in thousands)

7. Acquisitions and Disposals

         On February 28, 2000, the Company acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 billion yen, or $12,844. One billion yen, or $9,174, was paid at closing, and the balance of 400 million yen, or $3,670, was deferred pursuant to a three-year balloon promissory note secured by a pledge of the 16% shares. The note bears interest at the long-term prime rate in Japan, 2.15% at June 24, 2000. Effective with the acquisition of this additional interest, the Company has control of, and is consolidating the operations of, Charles River Japan. The estimated fair value of the incremental net assets acquired is $6,207. Goodwill of $6,637 has been recorded in the accompanying condensed consolidated interim financial statements and is being amortized over its estimated useful life of 15 years.

         On March 10, 2000, the Company announced the closure of its Shamrock primate import and conditioning business in Small Dole, England. This closure was completed during the second quarter of 2000. The Company does not expect that the animal sales previously made by Shamrock will be significantly affected by the closure. A charge of $751 related to the closure was recorded in selling, general and administrative expenses in the first quarter of 2000. This reserve was fully utilized in the second quarter of 2000.

         During January 2000, the Company sold a product line within its research model business segment. The selling price of $7,000 approximated the net book value of the underlying assets at the time of the sales. In addition the Company had approximately $900 of deferred revenue which related to cash payments received in advance of shipping the research models. Under the term of the sales agreement, the Company is no longer obligated to ship research models and, accordingly, recorded this amount as income in the first quarter of 2000. Fiscal 1999 sales associated with this product line approximated $2,800.

8. Business Segment Information

         The following table presents sales and other financial information by product line segment for the six month period ended June 26, 1999 and June 24, 2000. Sales to unaffiliated customers represent net sales originating in entities primarily engaged in either animal services or biomedical products and services.

                                                       Six Month Period Ended
                                                   -----------------------------
                                                   June 26, 1999   June 24, 2000
                                                   -------------   -------------
Research Models
      Net sales ..................................    $73,782        $87,176
      Operating income ...........................     20,306         25,150
      Depreciation and amortization ..............      3,991          4,596
      Capital expenditures .......................      2,512          3,281
Biomedical Products and Services
      Net sales ..................................     34,384         56,223
      Operating income ...........................      7,417         11,056
      Depreciation and amortization ..............      1,825          3,416
      Capital expenditures .......................      2,125          2,826

         Total assets attributable to the research models segment as of December 25, 1999 and June 24, 2000 were $268,381 and $305,489 respectively. Total assets attributable to the biomedical products and services segment as of December 25, 1999 and June 24, 2000 were $94,022 and $92,758 respectively.

         A reconciliation of segment operating income to consolidated operating income is as follows:

                CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
    NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                            (dollars in thousands)


                                                 Six Month Period Ended
                                           ---------------------------------
                                           June 26, 1999       June 24, 2000
                                           -------------       -------------
Total segment operating income.....          $  27,723           $  36,206
Unallocated corporate overhead.....             (4,554)             (2,761)
                                             ---------           ---------
Consolidated operating income......             23,169              33,445
                                             =========           =========

9. Comprehensive Income

         The components of comprehensive income for the six-month periods ended June 26, 1999 and June 24, 2000 are set forth below:

                                                Six Month Period Ended
                                          ---------------------------------
                                          June 26, 1999       June 24, 2000
                                          -------------       -------------
Net income.......................          $  14,308            $  8,610
Foreign currency translation.....             (4,768)             (2,594)
                                           ---------            --------
Comprehensive income.............              9,540               6,016
                                           =========            ========

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered.


Legal fees and expenses......................      $ 25,000
Accounting fees and expenses.................        17,500
Miscellaneous................................         7,500
                                                   --------
Total........................................      $ 50,000
                                                   ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

         As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

         As a result of this provision, the ability of the Registrant, or a stockholder thereof, to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

         In addition, the Registrant's certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer of the Registrant who (because of the fact that he or she is a director or officer) is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable corporate law.

         The indemnification provisions in the Registrant's certificate of incorporation, by-laws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

         Charles River Laboratories, Inc. provides insurance from commercial carriers against some liabilities incurred by the directors and officers of the Registrant.

         Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Document                                                    Exhibit Number
--------                                                    --------------
Amended and Restated Certificate of Incorporation......          3.1
By-laws................................................          3.2
Form of Indemnification Agreement......................         10.16


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         The shares of capital stock and other securities issued in the following transactions were offered and sold in reliance upon the following exemptions: (i) in the case of the transactions described in (a) below, Section 4(2) of a the Securities Act or Registration D promulgated thereunder relative to sales by an issuer not involving a public offering; and (ii) in the case of the transactions (b) below, Section 3(b) of the Securities Act and Rule 701 promulgated thereunder relative to sales pursuant to certain compensatory benefits plans.

         (a) On September 29, 1999, Charles River Laboratories, Inc. sold 150,000 units consisting of 13-1/2% notes due 2009 and warrants to purchase 1,140,000 shares of common stock of Charles River Laboratories International, Inc. for an aggregate principal amount of $150,000,000 to Donaldson, Lufkin & Jenrette Securities Corporation in a private placement in reliance on Section 4(2) under the Securities Act, at an offering price of $1,000 per unit. On the same day, the Registrant sold senior discount debentures with other warrants to DLJ Merchant Banking Partners II, L.P. and other investors for $37.6 million and a subordinated discount note to subsidiaries of Bausch & Lomb Incorporated for $43 million, each in a private placement in reliance on Section 4(2) under the Securities Act.

         (b) Grants of Stock Options: (i) As of July 15, 2000, options to purchase 1,726,328 shares of common stock were outstanding under the Registrant's 1999 Management Incentive Plan, none of which were exercisable within 60 days of such date. None of the outstanding options had been exercised. All such options were granted on December 9, 1999 to employees of the Registrant; (ii) as of July 15, 2000, options to purchase 60,000 shares of common stock were outstanding under the Registrant's 2000 Director Stock Plan, none of which were exercisable within 60 days of such date. None of the outstanding options had been exercised. All such options were granted on December 9, 1999 to employees of the Registrant; (iii) as of July 15, 2000, options to purchase 447,400 shares of common stock were outstanding under the Registrant's 2000 Incentive Plan, none of which were exercisable within 60 days of such date. None of the outstanding options had been exercised. All such options were granted on June 23, 2000 to employees of the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following exhibits are filed as part of this registration statement:

 Number                      Description
--------     -------------------------------------------------------------------

  2.1*** Recapitalization Agreement, dated as of July 25, 1999, among Charles River Laboratories, Inc., Charles River Laboratories International, Inc. (formerly known as Endosafe, Inc.), Bausch & Lomb Incorporated, and other parties listed therein.

  2.2*** Amendment No. 1 to Recapitalization Agreement, dated as of September 29, 1999 by Bausch & Lomb Incorporated and CRL Acquisition LLC.

  2.3** Agreement and Plan of Reorganization, dated as of June 6, 2000, among Charles River Laboratories International, Inc., CRL Acquisition LLC and B&L CRL, Inc.

  3.1** Amended and Restated Certificate of Incorporation of Charles River Laboratories International, Inc.

  3.2**      By-laws of Charles River Laboratories International, Inc.

  4.1* Warrant Agreement dated as of September 29, 1999, between Charles River Laboratories Holdings, Inc. and State Street Bank and Trust Company.

  4.2*** Investors' Agreement, dated as of September 29, 1999, among Charles River Laboratories International, Inc. and the shareholders named therein.

  5.1*** Opinion of Davis Polk & Wardwell with respect to the validity of the securities.

  10.1*** Credit Agreement, dated as of September 29, 1999, among Charles River Laboratories, Inc., the various financial institutions that are or may become parties as lenders thereto, DLJ Capital Funding, Inc., as lead arranger, sole book runner and syndication agent for the lenders, Union Bank of California, N.A., as administrative agent for the lenders, and National City Bank, as documentation agent for the lenders.

  10.2*** Indenture, dated as of September 29, 1999 between Charles River Laboratories, Inc. and the Trustee.

  10.3*** Purchase Agreement between Charles River Laboratories, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation as Initial Purchaser.

  10.4+ Joint Venture Agreement between Ajinomoto Co., Inc. and Charles River Breeding Laboratories, Inc. dated June 24, 1981, and ancillary agreements, amendments and addendums.

  10.5*** Supply Agreement between Merck & Co., Inc. and Charles River Laboratories, Inc. dated September 30, 1994.

  10.6*** Amended and Restated Stock Purchase Agreement among Charles River Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated September 4, 1999.

  10.7+ Ground Lease between HIC Associates (Lessor) and Charles River Laboratories, Inc. (Lessee) dated June 5, 1992; Real Estate Lease between Charles River Laboratories, Inc. (Landlord) and Charles River Partners L.P. (Tenant) dated December 22, 1993; and Assignment and Assumption Agreement between Charles River Partners, L.P. (Assignor) and Wilmington Partners L.P. (Assignees) dated December 22, 1993.

  10.8*** Amended and Restated Distribution Agreement between Charles River BRF, Inc., Charles River Laboratories, Inc., Bioculture Mauritius Ltd. and Marry Ann and Owen Griffiths, dated December 23, 1997.

  10.9*** Supply Agreement between Sierra Biomedical, Inc. and Scientific Resources International, Ltd., dated March 18, 1997.

 Number                      Description
--------     -------------------------------------------------------------------
  10.10****  Severance Agreement between Charles River Laboratories, Inc. and
             Real H. Renaud dated January 20, 1992.

  10.11****  1999 Charles River Laboratories Officer Separation Plan.

  10.12****  Form of Agreement and Release among Bausch & Lomb, Incorporated,
             Charles River Laboratories, Inc. and the named executive officers dated as of July 25, 1999.

  10.13#     1999 Management Incentive Plan.

  10.14**    2000 Incentive Plan.

  10.15**    2000 Directors Stock Plan.

  10.16**    Form of Indemnification Agreement.

  21.1****   Subsidiaries of Charles River Laboratories International, Inc.

  23.1*** Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

  23.2*      Consent of PricewaterhouseCoopers LLP.

  24.1*** Power of Attorney pursuant to which amendments to this registration statement may be filed.

--------------------
*    Filed herewith.

** Previously filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 333-35524) filed June 23, 2000.

*** Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-92383) filed December 8, 1999.

**** Previously filed as an exhibit to Amendment No. 1 to the Company's
     Registration Statement on Form S-1 (File No. 333-35524) filed June 6, 2000.

+ Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-92383) filed January 28, 2000.

# Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 333-92383) filed May 9, 2000.

               (b) Financial Statement Schedules. The following financial statement schedules are included as part of this registration statement.


                         Financial Statement Schedules
                                  Schedule I
                Charles River Laboratories International, Inc.
                 Condensed Parent Company Statement of Income
                            (Dollars in Thousands)


                                                              Three Months Ended
                                                              December 25, 1999
                                                              ------------------
Operating income .............................................     $      --
Interest expense .............................................         2,846
Loss before income taxes and loss from investment in
  subsidiary .................................................         2,846
Income tax benefit ...........................................           653
Loss before loss from investment in subsidiary ...............         2,193
Loss from equity investment in subsidiary ....................           635
                                                                   ---------
Net loss .....................................................     $   2,828
                                                                   =========


                     Condensed Parent Company Balance Sheet
                             (Dollars in Thousands)

                                                              Three Months Ended
                                                              December 25, 1999
                                                              ------------------
Non-Current Assets
 Deferred tax asset ..........................................     $     653
                                                                   ---------
 Total Assets ................................................     $     653
                                                                   ---------
Liabilities and shareholders' equity
 Non-current liabilities
   Excess of liabilities over assets in
    equity accounted subsidiary ..............................     $  22,616
   Long-term debt ............................................        74,981
                                                                   ---------
     Total liabilities .......................................        97,597
                                                                   ---------
 Redeemable common stock .....................................        13,198
 Shareholders' equity
   Common stock ..............................................           198
   Capital in excess of par ..................................       206,940
   Retained earnings .........................................      (307,351)
   Loans to officers .........................................          (920)
   Accumulated other comprehensive income ....................        (9,009)
                                                                   ---------
   Total shareholders' equity ................................      (110,142)
                                                                   ---------
     Total liabilities and shareholders' equity ..............     $     653
                                                                   =========

                Condensed Parent Company Statement of Cash Flows
                             (Dollars in Thousands)


                                                    Three Months Ended
                                                     December 25, 1999
                                                     -----------------
Cash flows relating to operating activities
 Net loss .......................................       $(2,828)
 Adjustment to reconcile net loss to net cash
   provided by operating activities:
   Accretion of debenture and discount note .....         2,644
   Amortization of discounts ....................           202
   Deferred income taxes ........................          (653)
   Loss from equity investment ..................           635
                                                        -------
   Net cash provided by operating activities ....       $    --
                                                        -------
   Net cash provided by investing activities ....       $    --
                                                        -------
   Net cash provided by financing activities ....       $    --
                                                        -------
   Net change in cash and cash equivalents ......       $    --
                                                        -------
   Cash and cash equivalents, beginning of period       $    --
                                                        -------
   Cash and cash equivalents, end of period .....       $    --
                                                        -------


                          Financial Statement Schedules
                 Charles River Laboratories International, Inc.
                        Notes to Condensed Parent Company
                              Financial Statements

1. Basis of Presentation

         These condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule 1 of Regulation S-X, as the restricted net assets of Charles River Laboratories Inc. exceed 25% percent of the consolidated net assets of Charles River Laboratories International, Inc. (the "Parent Company"). As disclosed in note 2 to the accompanying consolidated financial statements, in order to repay its obligations, the Parent Company is dependent upon either dividends from Charles River Laboratories, Inc., which are restricted by terms contained in the indenture governing the senior subordinated notes and the senior secured credit facility, or through a refinancing or equity transaction.

         The Parent Company's 100% investment in Charles River Laboratories Inc. has been recorded using the equity basis of accounting in the accompanying condensed parent company financial statements. The condensed income statement and statement of cash flows are presented for the three month period ended December 25, 1999, as the dividend restrictions and the current capital structure of the Parent Company were created as a result of the recapitalization transaction more fully described in note 2 to the accompanying consolidated financial statements. For this reason, comparative information prior to the date of the recapitalization is not considered relevant in these condensed Parent Company financial statements. There were no cash dividends paid to the Parent Company by Charles River Laboratories Inc. in the three-month period ended December 25, 1999.

         On June 5, 2000, a 1.927 for 1 exchange of stock was approved by the Board of Directors of the Parent Company. This exchange of stock was effective June 21, 2000. All references to common stock and shareholders' equity amounts have been restated in these condensed Parent Company financial statements as if the exchange of stock had occurred as of the earliest period presented.

                Schedule II--Valuation and Qualifying Accounts
                Charles River Laboratories International, Inc.
                        Income Tax Valuation Allowance


                                                       Charged
                                          Balance      to costs   Charged                                              Balance
                                        at beginning     and      to other                                            at end of
                                         of period     expenses   accounts   Description   Deductions   Description    period
                                         ---------     --------   --------   -----------   ----------   -----------    ------
                                                                        (dollars in thousands)
For the year ended December 25, 1999.
Income Tax Valuation Allowance.......      $1,766       $5,371               Provisions        $--                    $7,137
For the year ended December 25, 1998.
Income Tax Valuation Allowance.......      $1,766       $   --               Provisions        $--                    $1,766
For the year ended December 25, 1997.
Income Tax Valuation Allowance.......      $   --       $1,766               Provisions        $--                    $1,766


                         Allowance for Doubtful Accounts

                                                       Charged
                                          Balance      to costs   Charged                                               Balance
                                        at beginning     and      to other                                             at end of
                                         of period     expenses   accounts   Description   Deductions    Description    period
                                         ---------     --------   --------   -----------   ----------    -----------    ------
                                                                         (dollars in thousands)
For the year ended December 25, 1999.
Income Tax Doubtful Accounts.........                                                                    Recoveries/
                                              $898       $324               Provisions       $(244)      Write-offs        $978
For the year ended December 25, 1998.
Income Tax Doubtful Accounts.........                                                                    Recoveries/
                                              $688       $265               Provisions        $(55)      Write-offs        $898
For the year ended December 25, 1997.
Income Tax Doubtful Accounts.........                                                                    Recoveries/
                                              $568       $192               Provisions        $(72)      Write-offs        $688


         Other financial statement schedules have been omitted because they are inapplicable or are not required under applicable provisions of Regulation S-X or because the information that would otherwise be included in such schedules is contained in the Registrant's financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (x) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (y) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

               (z) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on the 31st day of August, 2000.

                               Charles River Laboratories International, Inc.

                               By  /s/Thomas F. Ackerman
                                 -----------------------------------------------
                               Thomas F. Ackerman
                               Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on August 31, 2000.

               Signature                          Title
               ---------                          -----
                   *
         ---------------------         President, Chief Executive Officer
            James C. Foster            (Principal Executive Officer) and
                                       Chairman

         /s/Thomas F. Ackerman         Chief Financial Officer (Principal
         ---------------------         Financial Officer) and Senior Vice
          Thomas F. Ackerman           President, Finance and Administration
                                       (Principal Accounting Officer)

                   *
         ---------------------         Director
            Robert Cawthorn

                   *                   Director
         ---------------------
           Stephen D. Chubb

                   *                   Director
         ---------------------
             Thompson Dean

                   *                   Director
         ---------------------
            Reid S. Perper

                   *                   Director
         ---------------------
           Douglas E. Rogers


     * The undersigned, by signing his name hereto, does sign and execute this Post-Effective Amendment No. 1 pursuant to the Power of Attorney executed by the above-named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such directors and officers.


By:   /s/Thomas F. Ackerman
  ---------------------------
      Thomas F. Ackerman
      Attorney-in Fact

                                        Exhibit Index

(a) Exhibits. The following exhibits are filed as part of this registration statement:

 Number                               Description
--------     ------------------------------------------------------------------

  2.1*** Recapitalization Agreement, dated as of July 25, 1999, among Charles River Laboratories, Inc., Charles River Laboratories International, Inc. (formerly known as Endosafe, Inc.), Bausch & Lomb Incorporated, and other parties listed therein.

  2.2*** Amendment No. 1 to Recapitalization Agreement, dated as of September 29, 1999 by Bausch & Lomb Incorporated and CRL Acquisition LLC.

  2.3** Agreement and Plan of Reorganization, dated as of June 6, 2000, among Charles River Laboratories International, Inc., CRL Acquisition LLC and B&L CRL, Inc.

  3.1** Amended and Restated Certificate of Incorporation of Charles River Laboratories International, Inc.

  3.2**      By-laws of Charles River Laboratories International, Inc.

  4.1* Warrant Agreement dated as of September 29, 1999, between Charles River Laboratories Holdings, Inc. and State Street Bank and Trust Company.

  4.2*** Investors' Agreement, dated as of September 29, 1999, among Charles River Laboratories International, Inc. and the shareholders named therein.

  5.1*** Opinion of Davis Polk & Wardwell with respect to the validity of the securities.

  10.1*** Credit Agreement, dated as of September 29, 1999, among Charles River Laboratories, Inc., the various financial institutions that are or may become parties as lenders thereto, DLJ Capital Funding, Inc., as lead arranger, sole book runner and syndication agent for the lenders, Union Bank of California, N.A., as administrative agent for the lenders, and National City Bank, as documentation agent for the lenders.

  10.2*** Indenture, dated as of September 29, 1999 between Charles River Laboratories, Inc. and the Trustee.

  10.3*** Purchase Agreement between Charles River Laboratories, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation as Initial Purchaser.

  10.4+ Joint Venture Agreement between Ajinomoto Co., Inc. and Charles River Breeding Laboratories, Inc. dated June 24, 1981, and ancillary agreements, amendments and addendums.

  10.5*** Supply Agreement between Merck & Co., Inc. and Charles River Laboratories, Inc. dated September 30, 1994.

  10.6*** Amended and Restated Stock Purchase Agreement among Charles River Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated September 4, 1999.

  10.7+ Ground Lease between HIC Associates (Lessor) and Charles River Laboratories, Inc. (Lessee) dated June 5, 1992; Real Estate Lease between Charles River Laboratories, Inc. (Landlord) and Charles River Partners L.P. (Tenant) dated December 22, 1993; and Assignment and Assumption Agreement between Charles River Partners, L.P. (Assignor) and Wilmington Partners L.P. (Assignees) dated December 22, 1993.

  10.8*** Amended and Restated Distribution Agreement between Charles River BRF, Inc., Charles River Laboratories, Inc., Bioculture Mauritius Ltd. and Marry Ann and Owen Griffiths, dated December 23, 1997.

  10.9*** Supply Agreement between Sierra Biomedical, Inc. and Scientific Resources International, Ltd., dated March 18, 1997.

 Number                               Description
--------     ------------------------------------------------------------------

  10.10****  Severance Agreement between Charles River Laboratories, Inc. and
             Real H. Renaud dated January 20, 1992.

  10.11****  1999 Charles River Laboratories Officer Separation Plan.

  10.12****  Form of Agreement and Release among Bausch & Lomb, Incorporated,
             Charles River Laboratories, Inc. and the named executive officers dated as of July 25, 1999.

  10.13#     1999 Management Incentive Plan.

  10.14**    2000 Incentive Plan.

  10.15**    2000 Directors Stock Plan.

  10.16**    Form of Indemnification Agreement.

  21.1****   Subsidiaries of Charles River Laboratories International, Inc.

  23.1*** Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

  23.2*      Consent of PricewaterhouseCoopers LLP.

  24.1*** Power of Attorney pursuant to which amendments to this registration statement may be filed.

--------------------

*    Filed herewith.

** Previously filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 333-35524) filed June 23, 2000.

*** Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-92383) filed December 8, 1999.

**** Previously filed as an exhibit to Amendment No. 1 to the Company's
     Registration Statement on Form S-1 (File No. 333-35524) filed June 6, 2000.

+ Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-92383) filed January 28, 2000.

# Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 333-92383) filed May 9, 2000.